     As filed with the Securities and Exchange Commission on May 24, 2000.

                                                      REGISTRATION NO. 333-_____

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 ---------------
                                    FORM SB-2

                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933

                                 BANCTENN CORP.
                                 --------------
                 (Name of Small Business Issuer in its charter)

           TENNESSEE                         6711                                62-1225291
----------------------------     ----------------------------------        ------------------
   (State or jurisdiction of        (Primary Standard Industrial            (I.R.S. Employer
incorporation or organization    Classification Standard Industrial)       Identification No.)

                             301 EAST CENTER STREET
                           KINGSPORT, TENNESSEE 37660
                                 (423) 378-9500
                         (Address, and telephone number
                         of principal executive offices)



WILLIAM C. ARGABRITE, ESQ.                               COPIES TO:
HUNTER, SMITH & DAVIS, LLP                        KATHRYN L. KNUDSON, ESQ.
 1212 N. EASTMAN ROAD                       POWELL GOLDSTEIN FRAZER & MURPHY LLP
KINGSPORT, TENNESSEE 37664                191 PEACHTREE STREET, N.E., 16TH FLOOR
   (423) 378-8829                                 ATLANTA, GEORGIA 30303
   (Name, address, and                                (404) 572-6952
   telephone number, of
    agent for service)


Approximate date of proposed sale to the public: AS SOON AS PRACTICABLE AFTER THE DATE OF THIS REGISTRATION STATEMENT.

If this Form is filed to register additional securities for an offering pursuant to rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                                         CALCULATION OF REGISTRATION FEE:
-----------------------------------------------------------------------------------------------------------------------------
  Title of Each                                    Proposed Maximum          Proposed Maximum                  Amount of
Class of Securities            Amount to            Offering Price              Aggregate                    Registration
 to be Registered            be Registered              per Unit              Offering Price                      Fee
-----------------------------------------------------------------------------------------------------------------------------
Common Stock, $8.00 par        428,571                  $28.00                  $12,000,000                    $3,168.00
value
=============================================================================================================================

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED


      PRELIMINARY PROSPECTUS DATED __________, 2000; SUBJECT TO COMPLETION


                                 428,571 SHARES
                                 BANCTENN CORP.
                                  COMMON STOCK
                                $28.00 PER SHARE


         This is an offering of 428,571 shares of BancTenn Corp.'s common stock. All of these shares are being sold by BancTenn Corp. We are offering this stock first to our current shareholders who have preemptive rights to purchase new shares issued by BancTenn Corp. If there are shares remaining after the expiration of our shareholders' preemptive rights, we will sell the remaining shares to persons whose subscriptions are accepted according to the terms of this offering. Subject to the preemptive rights of our current shareholders, we reserve the right to begin accepting subscriptions conditionally from the general public. Except for shares acquired through the exercise of preemptive rights, we reserve the right to accept or reject subscriptions in our discretion.

         Our officers and directors will offer and sell the common stock on a best-efforts basis without compensation. Prior to this offering, there has been no public trading market for the common stock.

         INVESTING IN THE COMMON STOCK INVOLVES RISKS, WHICH ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 7 OF THIS PROSPECTUS.

         THE SHARES OF COMMON STOCK OFFERED ARE NOT DEPOSITS, SAVINGS ACCOUNTS, OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                              Per Share         Total
                                              ---------         -----

Public price                                  $28.00         $12,000,000
Proceeds to us, before expenses               $28.00         $12,000,000



         We will deposit the subscription proceeds in a noninterest-bearing deposit account with Bank of Tennessee until the close of the offering. We plan to close the offering on October 15, 2000, but reserve the right to extend the offering through _______________, 2001. Additionally, we may choose to end the offering sooner.

         You must subscribe for at least 200 shares of common stock. Unless we agree, you may not revoke or change your subscription after you have submitted your signed subscription agreement. We may choose to reject your subscription entirely or accept it for only a portion of the shares for which you subscribe. See "The Offering" beginning on page 13 of this prospectus.

                The date of this prospectus is _________, 2000.

                              [INSIDE FRONT COVER]

            [A map depicting BancTenn Corp.'s market area and banking
                            locations appears here.]

                                     SUMMARY

         This summary does not contain all the information you should consider before investing in the common stock. You should read carefully the entire prospectus.

         Share information included in this prospectus has been restated to reflect a six-for-five stock split which became effective on May 9, 1997 and a five-for-four stock split which became effective on May 13, 1999. In addition, unless otherwise indicated, all references to "we", "us", "our", and "BancTenn Corp." in this prospectus refer to BancTenn Corp. and its subsidiary, Bank of Tennessee, on a consolidated basis.

BANCTENN CORP.

         BancTenn Corp. is a one-bank holding company headquartered in Kingsport, Tennessee. As of March 31, 2000, we had total consolidated assets of approximately $335.90 million, total deposits of $283.35 million, and shareholders' equity of approximately $22.63 million. We are conducting this offering to raise additional capital to support our subsidiary, Bank of Tennessee, to retire debt, to pursue additional strategic opportunities, and for other general corporate purposes.

         Through our wholly owned subsidiary, Bank of Tennessee, we offer a broad line of banking and financial products and services using a strategy of combining large-bank products and services with small-bank service and responsiveness. Based on June 30, 1999 call report data, we rank 27th in asset size out of 202 FDIC-insured banks operating in Tennessee. Our growth over the past several years has been generated through expansion of our market area and our affiliate relationships with other financial institutions in the Southeastern United States.

OFFICE LOCATIONS

         We operate nine full-service banking locations and eight automated teller machines that are located in six contiguous counties in northeast Tennessee.

         The address and phone number of our principal executive offices are:

                             301 East Center Street
                           Kingsport, Tennessee 37660
                                 (423) 378-9500

         We also have branch offices in the following locations:



                  CITY                   COUNTY               NUMBER OF BRANCHES
                  ----                   ------               ------------------
              Kingsport                 Sullivan                       3
              Bristol                   Sullivan                       1
              Blountville               Sullivan                       1
              Johnson City              Washington                     2
              Jonesborough              Washington                     1
              Erwin                     Unicoi                         1

         As of December 31, 1999, our deposit market share was 8.79% in Sullivan County, 5.01% in Washington County, and 24.04% in Unicoi County.

BUSINESS STRATEGY

         Our commitment to excellence is defined by our mission:

         - To enhance the quality of life of our customers and our communities by providing superior financial services.

         - To achieve excellence in the financial services field through proper human resource development, utilization and reward.

         - To maximize return on invested capital through appropriate pricing, marketing and expense control.

         - To expect and require our employees to maintain the highest ethical conduct both in their business and personal endeavors.

LINES OF BUSINESS

         We provide traditional banking products and services through high-quality and personalized delivery systems. We offer a wide variety of checking, savings, and certificates of deposit. We offer a broad range of commercial, retail and personal loan products and credit arrangements. Additionally, we offer credit and debit cards and limited forms of electronic banking. We recognize the need to adapt as our customers and the financial industry become more technologically driven. As a result, we expect to begin offering Internet banking to our customers. To complement our traditional banking products and services, we also offer investment and brokerage services. In addition, we offer data processing and back-room support services to other financial institutions and businesses.

MANAGEMENT

         Our management team consists of:

           BancTenn Corp.
           --------------

        -  William B. Greene, Jr.                    -   Tony L. Howell
           Chairman                                      Senior Vice President

        -  Colon A. Terrell, Jr.                     -   Darla M. Scott
           President and Chief Executive                 Vice President and
           Officer                                       Chief Financial Officer

        -  Roy L. Harmon, Jr.                        -   Mary Mac Wilson
           Executive Vice President                      Vice President

              Bank of Tennessee
              -----------------

        -  Colon A. Terrell, Jr.                -  Darla M. Scott
           Chairman                                Senior Vice President and
                                                   Chief Financial Officer

        -  Roy L. Harmon, Jr.                   -  Paul Holt
           Chief Executive Officer                 Executive Vice President

        -  Kenneth H. Maloy                     -  Mark Anderson
           President                               Senior Vice President

        -  Mary Mac Wilson                      -  Craig S. Denison
           Executive Vice President                Senior Vice President

        -  Tony L. Howell                       -  Joe Carr
           Executive Vice President                Senior Vice President



THE OFFERING

Common stock offered by BancTenn Corp.............................     428,571 shares

Common stock to be outstanding after the offering.................     1,897,172 shares

Use of proceeds...................................................     We intend to use the net proceeds as
                                                                       capital to support the asset growth of
                                                                       Bank of Tennessee, to retire debt, to
                                                                       pursue strategic opportunities, and for
                                                                       other general corporate purposes.  See
                                                                       "The Offering" on page 13 and "Use of
                                                                       Proceeds" on page 16.

                       SUMMARY CONSOLIDATED FINANCIAL DATA

         The following summary consolidated unaudited financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and related notes included elsewhere in this prospectus. This information has been derived from audited financial statements for 1997 through 1999 and from unaudited financial statements for the three months ended March 31, 2000 and 1999. You should not rely on the three-month information as being indicative of results expected for the entire year.


                                                    AT AND FOR THE THREE                         AT AND FOR THE
                                                        MONTHS ENDED                               YEARS ENDED
                                                         MARCH 31,                                 DECEMBER 31,
                                                  --------------------------    ------------------------------------------
                                                    2000           1999          1999                1998           1997
                                                  --------       --------       --------           --------      ---------
                                                                           (DOLLARS IN THOUSANDS)
SELECTED BALANCE SHEET DATA:
Total assets                                      $335,901       $264,746       $299,627           $254,691      $ 212,044
Loans, net                                         267,774        210,839        238,149            203,995        153,997
Total deposits                                     283,351        226,474        263,573            220,895        185,823
Investment securities available for sale            37,086         29,921         32,582             26,398         25,904
Investment securities held to maturity               2,377          3,241          3,019              3,361          5,229
Shareholders' equity                                22,626         20,501         22,193             19,976         17,786
AVERAGE BALANCES:
Assets                                            $308,228       $255,071       $269,552           $231,367       $198,824
Earning assets                                     286,762        235,395        248,660            212,544        181,403
Loans, net of unearned income                      251,277        209,324        220,987            178,935        142,679
Shareholders' equity                                20,395         18,279         19,115             17,825         15,572
SELECTED INCOME STATEMENT DATA:
Interest income                                   $  5,798       $  4,606       $ 19,717           $ 17,268       $ 14,643
Interest expense                                     3,173          2,190          9,743              8,470          7,131
Net interest income                                  2,625          2,416          9,974              8,798          7,512
Provision for loan losses                              215            150            665                611            345
Noninterest income                                     924            619          2,724              2,572          2,239
Noninterest expense                                  2,472          1,946          8,580              7,704          6,387
Income tax expense                                     294            335          1,218              1,112          1,103
Net income                                             567            604          2,235              1,943          1,916
PER SHARE DATA: (1)
Net income per share basic                        $   0.39       $   0.42       $   1.56           $   1.37       $   1.37
Net income per share diluted                          0.37           0.40           1.49               1.31           1.30
Dividends paid per share                                --             --           0.04               0.04           0.03
Book value                                           15.40          14.37          15.11              14.00          12.59
Average common shares outstanding                    1,469          1,427          1,435              1,417          1,400
Ending common shares outstanding                     1,469          1,427          1,469              1,427          1,413
ASSET QUALITY RATIOS:
Net charge-offs to average loans outstanding          0.05%          0.11%          0.07%              0.15%          0.03%
Allowance to period end loans                         0.96%          0.94%          1.00%              0.92%          1.00%
Allowance to non-performing assets                  727.32%        912.84%        505.26%           1406.67%       2124.66%
SELECTED FINANCIAL RATIOS:
Interest rate spread                                  3.18%          3.41%          3.53%              3.51%          3.39%
Net interest margin                                   3.72%          4.01%          4.08%              4.20%          4.14%
Net income to average total assets                    0.74%          0.95%          0.83%              0.84%          0.96%
Net income to average shareholders' equity           11.12%         13.22%         11.69%             10.90%         12.30%
Efficiency ratio (2)                                 69.65%         64.12%         67.57%             67.76%         65.50%
Average shareholders' equity to average
total assets                                          6.62%          7.17%          7.09%              7.70%          7.83%




(1) All per share amounts have been adjusted for common stock splits, effected in the form of dividends, to shareholders of record on May 13, 1999 and May 9, 1997.

(2) Calculated by dividing total noninterest expense, excluding securities gains and losses, by net interest income plus noninterest income.

                                  RISK FACTORS

         An investment in the common stock involves a significant degree of risk. You should carefully consider the following risk factors and other information in this prospectus before deciding to invest in the common stock.

         The following paragraphs describe the risks that we believe are material to your decision to invest in our common stock. You should also read carefully the cautionary statement following these Risk Factors regarding the use of forward-looking statements.

UNPREDICTABLE ECONOMIC CONDITIONS MAY HAVE AN ADVERSE EFFECT ON THE QUALITY OF OUR LOAN PORTFOLIO AND OUR FINANCIAL PERFORMANCE.

         Economic recession over a prolonged period or other economic problems in our market areas could have a material adverse impact on the quality of our loan portfolio and the demand for our products and services. For example, a downturn in the local economy could make it more difficult for borrowers to repay their loans, which could lead to loan losses for Bank of Tennessee. This could in turn adversely affect our financial condition, results of operations and cash flows. Our success depends to a significant extent upon economic conditions in Tennessee and particularly in the counties in which we have branches. The banking industry in Tennessee is affected by general economic conditions such as inflation, recession, unemployment and other factors beyond our control. See "Business of BancTenn Corp." on page 20.

WE COULD SUFFER LOAN LOSSES FROM A DECLINE IN CREDIT QUALITY.

         We could sustain losses if borrowers, guarantors and related parties fail to perform in accordance with the terms of their loans. Because we derive a significant portion of our net income from our loan portfolio, our financial condition, results of operations and cash flows could be materially adversely affected if our borrowers are unable to repay their loans as scheduled. See "Business of BancTenn Corp." on page 20.

CHANGES IN INTEREST RATES MAY DECREASE OUR NET INTEREST INCOME.

         If we are unsuccessful in managing interest rate fluctuations, our net interest income could decrease materially. Our operations depend substantially on our net interest income, which is the difference between the interest income earned on our interest-earning assets and the interest expense paid on our interest-bearing liabilities. Like most depository institutions, our earnings and net interest income are affected by changes in market interest rates and other economic factors beyond our control. While we take measures to guard against interest rate risk, these measures may not be effective in minimizing our exposure to interest rate risk. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Interest Rate Sensitivity and Liquidity" on page 44.

INDUSTRY COMPETITION MAY ADVERSELY AFFECT OUR PROFITABILITY.

         The banking business is highly competitive, and our profitability depends upon our ability to compete in our market areas. We compete with other commercial banks, savings banks, savings and loan associations, credit unions, mortgage companies, finance companies, mutual funds, insurance companies, brokerage and investment banking firms, asset-based non-bank lenders, retail stores and other non-financial entities that maintain their own credit programs, and governmental organizations. These competitors may attract customers by offering more favorable interest rate or financing terms than we do. Many of these competitors have greater financial and other resources than we have and compete aggressively with us for market share. Moreover, some of these competitors are not subject to the same degree of regulation as we are and may have greater resources than are likely to be available to us. Competition from non-traditional financial institutions may also affect our success due to the Gramm-Leach-Bliley Act of 1999. In the future, the United States Congress or the Tennessee legislature may enact other legislation that may further increase competitive pressures on us. See "Business of BancTenn Corp.--Competition" on page 24 and "Supervision and Regulation--Permitted Activities" on page 68.

DEPARTURES OF OUR KEY PERSONNEL MAY IMPAIR OUR OPERATIONS.

         Each member of our management team is important to our success and the unexpected loss of any of these persons could impair our day-to-day operations as well as our strategic direction. Our management team includes William B. Greene, Jr., chairman of BancTenn Corp.; Colon A. Terrell, Jr., president and chief executive officer of BancTenn Corp.; Roy L. Harmon, Jr., executive vice president of BancTenn Corp. and chief executive officer of Bank of Tennessee; Tony L. Howell, executive vice president; Kenneth H. Maloy, president of Bank of Tennessee; and Mary Mac Wilson, executive vice president of Bank of Tennessee. Although we have change of control agreements with Mr. Terrell and Mr. Harmon and key man life insurance on Mr. Terrell, Mr. Harmon, Mr. Howell, Mr. Maloy, and Mrs. Wilson, we have not entered into employment agreements with any employees. See "Directors and Executive Officers" on page 50.

IF PARAGON COMMERCIAL BANK EXPERIENCES FINANCIAL DIFFICULTIES, OUR PROFITABILITY MAY BE ADVERSELY AFFECTED.

         We own 19.11 % of the outstanding stock of Paragon Commercial Bank, a North Carolina state-chartered bank with its principal place of business in Raleigh, North Carolina. Together with our affiliates, we own 29.62% of Paragon's outstanding stock. In addition, two of our directors are members of Paragon's twelve person board of directors. Under applicable federal banking law, these facts and circumstances cause the Federal Reserve to consider us a "source of strength" for Paragon. This means that if Paragon experiences financial difficulties and is required to raise additional capital, the Federal Reserve may require us to provide the additional capital necessary to support Paragon. If this were to occur, it might adversely affect our profitability by interfering with our ability to support Bank of Tennessee and to otherwise pursue our strategic plan.

OUR ABILITY TO PAY DIVIDENDS IS RESTRICTED BY FEDERAL AND STATE POLICIES AND REGULATIONS.

         Federal Reserve policy and Tennessee Department of Financial Institutions regulations restrict our ability to pay dividends, and we cannot assure that we will pay dividends on our common stock in the future. Federal Reserve policy states that bank holding companies should pay cash dividends on common stock only out of net income available over the past year and only if prospective earnings retention is consistent with the organization's expected future needs and financial condition. The policy provides that a bank holding company should not maintain a level of cash dividends that undermines its ability to serve as a source of strength to its banking subsidiaries. Our ability to declare and pay dividends on the common stock depends upon our earnings and financial condition, our liquidity and capital requirements, the general economic and regulatory climate and other factors our board of directors deems relevant.

         Our principal source of funds to pay dividends is cash dividends that we receive from our subsidiary, Bank of Tennessee. Tennessee law prohibits the payment of dividends except from a bank's surplus profits. Additionally, FDIC policies and regulations restrict Bank of Tennessee's ability to pay dividends. See "Supervision and Regulation--Payment of Dividends" on page 70.

OUR EXECUTIVE OFFICERS AND DIRECTORS OWN A MAJORITY OF OUR OUTSTANDING COMMON STOCK AND WILL BE ABLE TO CONTROL THE OUTCOME OF CORPORATE ACTIONS THAT REQUIRE SHAREHOLDER APPROVAL.

         After the completion of the offering, our executive officers and directors, collectively, will have the power to block business combinations and to control the outcome of all matters required to be submitted to our shareholders for approval. These matters include decisions relating to the election of directors, the determination of day-to-day corporate and management policies and other significant corporate transactions. The executive officers and directors of BancTenn Corp. collectively will beneficially own approximately 1,068,544 or 53.7%, of the outstanding shares of common stock after completion of the offering. Several of our charter provisions can be amended only with two-thirds approval of our directors or two-thirds approval of our shareholders. See "Principal Shareholders and Stock Ownership of Management" on page 48 and "Description of Our Capital Stock" on page 61.

THE ARBITRARILY DETERMINED PUBLIC OFFERING PRICE MAY BE HIGHER OR LOWER THAN THE MARKET PRICE OF OUR COMMON STOCK AFTER THE OFFERING.

         The public offering price may not indicate the market price for the common stock after the offering. Because an active trading market does not exist for the common stock, we were unable to set an offering price that would reflect the effect of an efficient market for the stock. Instead, we determined the public offering price based on a variety of factors, including the prices at which the common stock has most recently been sold, the history of, and prospects for, the banking industry in our market areas, the price to earnings and price to book value multiples represented by the offering price and by the prices of publicity traded common stock of comparable companies, our historical and prospective cash flow and earnings and that of comparable companies in recent periods. See "The Offering--Determination of Offering Price" on page 15.

THERE HAS NOT BEEN A PUBLIC MARKET FOR OUR COMMON STOCK AND ONE IS NOT LIKELY TO DEVELOP AFTER THE OFFERING, WHICH MAY LIMIT YOUR ABILITY TO SELL YOUR SHARES OF COMMON STOCK.

         Prior to the offering, there has not been a public market for our common stock, and one is not likely to develop after the offering. If an active trading market does not develop or continue after the offering, you may not be able to sell your shares at or above the public offering price. We presently do not intend to cause our common stock to be listed on any stock exchange or quoted through any recognized quotation system. Additionally, following this offering, we will have a relatively small shareholder base and small number of shares outstanding. You should consider carefully the limited liquidity of your investment before purchasing any shares of common stock.

THE MARKET PRICE OF OUR COMMON STOCK WILL FLUCTUATE AND COULD FLUCTUATE SIGNIFICANTLY.

         If a market develops for our common stock after the offering, we may experience significant fluctuations in the market price of our common stock. Factors that may affect the price of our common stock include the depth and liquidity of the market for the common stock, investor perception of our financial strength, conditions in the banking industry such as credit quality and monetary policies, and general economic and market conditions. Our quarterly operating results, changes in analysts' earnings estimates, changes in general conditions in the economy or financial markets or other developments affecting us could cause the market price of the common stock to fluctuate substantially. In addition, from time to time the stock market experiences extreme price and volume fluctuations. This volatility may significantly affect the market price of our common stock for reasons unrelated to our operating performance.

GOVERNMENT REGULATION MAY HAVE AN ADVERSE EFFECT ON OUR PROFITABILITY AND
GROWTH.

         Bank holding companies and banks are subject to extensive state and federal government supervision and regulation. Changes in state and federal banking laws and regulations or in federal monetary policies could adversely affect our ability to maintain profitability and continue to grow. For example, new legislation or regulation could limit the manner in which we may conduct our business, including our ability to obtain financing, attract deposits, make loans and achieve satisfactory interest spreads. Many of these regulations are intended to protect depositors, the public and the FDIC, not shareholders. In addition, the burden imposed by federal and state regulations may place us at a competitive disadvantage compared to competitors who are less regulated. The laws, regulations, interpretations and enforcement policies that apply to us have been subject to significant, and sometimes retroactively applied, changes in recent years, and may change significantly in the future. Future legislation or government policy may also adversely affect the banking industry or our operations. See "Supervision and Regulation" on page 67.

THE MARKET PRICE OF OUR COMMON STOCK COULD DROP SIGNIFICANTLY IF LARGE BLOCKS OF OUR COMMON STOCK ARE SOLD IN THE PUBLIC MARKET.

         The market price of our common stock could drop significantly if the holders of our common stock sell or are perceived by the market as intending to sell large blocks of shares. After this offering, we will have up to 1,897,172 outstanding shares of common stock. We estimate that our directors, executive officers and principal shareholders will purchase approximately 44,965 shares in this offering. Of the 1,897,172 shares, approximately 876,836 will be immediately available for resale in the public market without restriction. The remaining 1,020,336 outstanding shares will represent shares held by our affiliates that are restricted under the federal securities laws. These shares will become available for resale in the public market beginning 90 days after the close of this offering, subject to the volume and other limitations under federal securities laws. See "Shares Eligible for Future Sale" on page 66, for a discussion of the resale limitations under federal securities laws.

WE MAY NOT ALLOCATE ALL OF THE NET PROCEEDS OF THIS OFFERING IN THE MOST PROFITABLE MANNER.

         Our management will have complete discretion in determining the use and allocation of the net proceeds of the offering, which are estimated to be $11,905,000. We intend to use the net proceeds as capital to support asset growth at Bank of Tennessee, to retire debt, to pursue strategic opportunities, and for other general corporate purposes. Our management will have discretion as to the timing and specific application of the net proceeds, and investors will not have the opportunity to evaluate the economic, financial and other relevant information that we will use in applying the proceeds. Although we intend to use the net proceeds to serve BancTenn Corp.'s best interest, our allocation may not ultimately reflect the most profitable application of these proceeds. See "Use of Proceeds" on page 16.

IF OUR CHARTER DETERS A CHANGE IN CONTROL, YOU MAY BE DEPRIVED OF AN OPPORTUNITY TO SELL YOUR SHARES AT A PREMIUM OVER MARKET PRICES.

         Our charter contains provisions relating to the removal of directors from our board that may make it more difficult and time consuming for a potential acquiror to obtain control of BancTenn Corp. by replacing the board of directors or management. Our charter also contains requirements and standards that our board of directors must follow in evaluating any transaction proposing a merger, sale or change of control of our organization. Our charter also contains requirements and standards that our board of directors must follow when evaluating any merger, sale or change of control involving BancTenn Corp. If these provisions deter an attempt to change or gain control of BancTenn Corp., you may be deprived of opportunities to sell some or all of your shares at prices that represent a premium over market prices. See "Important Provisions of Our Charter and Bylaws" on page 62.

                   A WARNING ABOUT FORWARD-LOOKING STATEMENTS

         This prospectus contains "forward-looking statements" which include information about possible or assumed future results of our operations or our financial performance. Forward-looking statements may also include information regarding our future plans and objectives. Forward-looking statements are based on the belief of our management, as well as assumptions they have made and information currently available to them. Words such as "expect," "estimate," "anticipate," "believe" and other similar expressions are intended to identify forward-looking statements.

         The cautionary statements in the "Risk Factors" section and elsewhere in this prospectus identify important factors and possible events, which involve risks and uncertainties, that could cause actual results to differ materially from those contained in the forward-looking statements. If you are interested in purchasing shares of the common stock, you should carefully consider these risk factors, as well as factors discussed elsewhere in this prospectus, before making a decision to invest in the common stock.

                                  THE OFFERING

GENERAL

         BancTenn Corp. is offering 428,571 shares of common stock at a price of $28.00 per share. Except for subscriptions tendered pursuant to the exercise of preemptive rights, the minimum purchase for any one investor is 200 shares, and the maximum purchase for any one investor is 20,000 shares unless BancTenn Corp., in its sole discretion, accepts a subscription for a lesser or greater number of shares. The shares are being offered through the best efforts of our officers and directors until October 15, 2000 unless we decide to end the offering sooner or extend the offering as described under "Expiration Date" on page 14. Our officers and directors will not receive any commissions or other compensation for soliciting sales of the common stock, but they will be reimbursed for reasonable expenses they incur in the offering. THE OFFERING IS NOT UNDERWRITTEN.

         We are conducting this offering to raise additional capital necessary to support the capital needs of Bank of Tennessee, to retire debt, to pursue strategic opportunities, and for other general corporate purposes.

PREEMPTIVE RIGHTS

         Under our charter our shareholders have preemptive rights. This means that each of our shareholders is entitled to purchase a number of shares in this offering that will enable him or her to maintain his or her current ownership percentage. For example, if a shareholder currently owns 1% of our outstanding stock, that shareholder would be entitled to purchase 4,285 shares of the 428,571 shares in this offering. It would be possible for this shareholder to purchase more than 4,285 shares but any shares purchased in excess of 4,285 would be based upon the general subscription process rather than upon his or her preemptive rights. There is no minimum number of shares that a current shareholder must purchase when exercising his or her preemptive rights. We will not issue any fractional shares, and when calculating preemptive right entitlements, we will round down to the nearest whole share.

         The preemptive rights offering will begin on _______________, 2000 and will remain in effect until _______________, 2000 at which time all preemptive rights to purchase shares in this offering will expire. Any shares not purchased by our current shareholders by _______________, 2000 will be available for purchase by the general public including our current shareholders who desire to purchase more than their preemptive rights entitlement. Subject the expiration of the preemptive rights offering, we reserve the right to begin receiving subscriptions from the general public on _______________, 2000. As indicated in "Discretion to Accept Subscriptions" on page 14, we reserve the right to accept or reject any non-preemptive right subscription.

HOW TO PURCHASE SHARES

         You may purchase shares of our common stock by delivering to BancTenn Corp., 301 East Center Street, Kingsport, Tennessee 37660, Attn: Peggy Cole, the following items:

         - Your completed and signed subscription agreement for at least 200 shares of common stock; however, there is no minimum number of shares required for the exercise of preemptive rights; and

         - A check or a money order payable to BancTenn Corp. in the amount of the total purchase price for the shares you wish to purchase, calculated based on a price of $28.00 per share.

         A blank subscription agreement accompanies this prospectus. Additional forms are available upon request from Peggy Cole at the address listed above. You may not revoke or change your subscription after you have submitted your signed subscription agreement unless you receive our express permission to do so. You must subscribe for at least 200 shares of common stock. Additionally, we may reject any subscription or limit the number of shares sold to any subscriber.

EXPIRATION DATE

         This offering will expire at 5:00 p.m., Eastern Daylight Savings Time, on October 15, 2000, unless we choose to end the offering sooner or extend the offering period. Our decision to end or extend the offering will be based on demand for the shares and the availability of attractive strategic investment opportunities as described below. We will not extend the offering beyond December 15, 2000. We will promptly publish a notice in various local newspapers including The Kingsport Times-News or otherwise notify you if we change the expiration date of the offering.

         This offering contemplates that we will raise approximately $3,000,000 in new capital for investment in strategic opportunities including the possibility that we will enhance our current investment in Paragon Commercial Bank. Our analysis of these opportunities is ongoing. In the event that we determine that some portion of this additional capital is not currently needed for strategic investments, we reserve the right to conclude this offering before completing the sale of all 428,571 shares.

ALLOCATION OF SUBSCRIPTIONS IF THE OFFERING IS UNDERSUBSCRIBED

         Even if we receive subscriptions for less than 428,571 shares of common stock, we intend to complete the sale of all shares for which subscriptions are received, subject to our right to accept or reject any particular subscription, other than preemptive right subscriptions. We will not accept subscriptions for more than 428,571 shares of common stock. See "Discretion to Accept Subscriptions" below.

DISCRETION TO ACCEPT SUBSCRIPTIONS

         Except for shares purchased upon the exercise of preemptive rights, we have the right, in our sole discretion, to accept or reject any subscription in whole or in part. As a result, you may not receive any or all of the shares for which you subscribe.

         We will notify subscribers promptly after the expiration date as to whether and to what extent their subscriptions have been accepted. If we do not accept all or a portion of a subscription, we will return the unaccepted portion of the subscription funds, without interest, to the subscriber.

ISSUANCE OF STOCK CERTIFICATES

         Promptly after the expiration date described above, BancTenn Corp., acting as its own transfer agent, will issue stock certificates representing the shares purchased by investors in this offering. We will follow the instructions contained in the accepted subscription agreements when we issue stock certificates.

SUBSCRIPTION PROCEEDS

         We will deposit all subscription proceeds as we receive them in a noninterest-bearing deposit account with Bank of Tennessee. Promptly following the expiration date of the offering, we will refund any amounts due to subscribers whose subscriptions we did not accept as described under "Discretion to Accept Subscriptions" on page 14. The remaining subscription proceeds due to us will become immediately available for our use.

DETERMINATION OF OFFERING PRICE

         Our board of directors established the offering price of $28.00 per share. This price is equal to 1.85 times our consolidated book value per share of $15.11 at December 31, 1999, and 17.95 times our net income per share of $1.56 for the year ended December 31, 1999. The price of $28.00 per share is also equal to 1.82 times our book value of $15.40 per share at March 31, 2000 and 18.06 times our annualized net income of $1.55 per share based upon our actual net income of $567,804 for the quarter ended March 31, 2000. The Board considered a number of factors in setting the price, including:

         - the prices at which our common stock has most recently been sold;

         -        the history of, and prospects for, the banking industry;

         - the price-to-earnings and price-to-book value multiples represented by the offering price and by the prices of publicly traded common stock of comparable companies; and

         - our historical and prospective cash flow and earnings and that of comparable companies in recent periods.

See "Summary Consolidated Financial Information" on page 6 and "Market Price of and Dividends on Common Stock" on page 17.

                                 USE OF PROCEEDS

         We have lines of credit available from two commercial banks, AmSouth and SunTrust. The AmSouth line of credit is in the amount of $5,000,000. Interest is payable quarterly at the 90 day-LIBOR rate plus 1%. Principal is due and payable in full at maturity on September 1, 2001. The SunTrust line of credit is in the amount of $5,000,000. Interest is payable quarterly at the 30-day LIBOR rate plus 0.9%. Principal is due and payable in full at maturity on July 31, 2000.

         In 1999, we borrowed $3,000,000 under the AmSouth line to fund our investment in Paragon Commercial Bank. This debt is still outstanding. In March 2000, we borrowed $2,500,000 under the SunTrust line to provide additional capital to Bank of Tennessee. Prior to completion of this offering, we anticipate borrowing an additional $2,500,000 under the Sun Trust line to provide more capital to Bank of Tennessee.

         Assuming we sell 428,571 shares of common stock in this offering, we intend to use the net proceeds of this offering to retire these borrowings, to pursue additional strategic investments, and for general working capital. We estimate the expenses of this offering to be approximately $95,000 and the net proceeds from this offering to be approximately $11,905,000. We intend to use the net proceeds as follows:

           $ 3,000,000 - retire debt under the AmSouth line for Paragon investment
             5,000,000 - retire debt under the SunTrust line for Bank of
                         Tennessee capital
             3,000,000 - new strategic investments
               905,000 - working capital
            ----------
           $11,905,000
           ===========

         If we do not sell all 428,571 shares of this offering, our first priority will be to use the net proceeds to retire our existing debt. We intend to use any net proceeds remaining after retirement of our existing debt to pursue new strategic investments or for internal working capital as our directors may approve from time to time.

                  MARKET PRICE OF AND DIVIDENDS ON COMMON STOCK

         We had 360 shareholders of record on March 31, 2000. Prior to this offering, our common stock has not been traded on an established public trading market, and quotations for the common stock have not been reported on any market. As a result, there has been no regular market for the common stock, and the sales prices known to us do not necessarily reflect the prices that would be paid for the common stock in an active market. Adjusted for stock splits, our common stock traded at prices between $20.83 and $25.00 per share during 1997, between $25.00 and $26.40 per share during 1998 and between $20.80 and $29.00 per share during 1999. As of March 31, 2000, the most recent trade we are aware of was at $30.00 per share.

         The following table sets forth the amount of annual dividends we have paid on our common stock during the years indicated. We have adjusted all per share dividend amounts to reflect the six-for-five stock split effective on May 9, 1997 and the five-for-four stock split effective on May 13, 1999.



                                                          CASH DIVIDEND
         FISCAL YEAR            DATE PAID                   PER SHARE
         -----------            ---------                 -------------
         1997                   February 28, 1997            .033

         1998                   March 12, 1998               .040

         1999                   June 1, 1999                 .040

         We currently pay cash dividends on an annual basis and have paid dividends every year since 1991. BancTenn Corp. is a legal entity separate and distinct from Bank of Tennessee, and BancTenn Corp.'s revenues depend primarily on the dividends it receives from Bank of Tennessee. Because we intend to maximize the capital available to support the continued growth of Bank of Tennessee and to pursue other strategic opportunities from time to time, we do not anticipate paying substantial dividends to the holders of our common stock in the foreseeable future. In addition, banking regulations limit the amount of dividends that Bank of Tennessee can pay and require that Bank of Tennessee maintain specified minimum levels of capital which, in turn, further limits the amount of dividends that Bank of Tennessee can pay. See "Supervision and Regulation--Payment of Dividends" on page 70 and "Supervision and Regulation--Capital Adequacy" on page 71.

                                    DILUTION

         As of March 31, 2000, our net tangible book value was $15.41 per share. "Net tangible book value per share" is tangible net worth, or total tangible assets less total liabilities, divided by the number of shares of common stock outstanding. After giving effect to the sale of the shares of common stock offered by this prospectus and after deducting estimated offering expenses, the pro forma net tangible book value at March 31, 2000 would have been $18.20 per share. This represents an immediate increase in the net tangible book value of $2.79 per share to existing shareholders and an immediate dilution of $9.80 per share to new investors purchasing shares in this offering. The following table illustrates this per share dilution to new investors:


Assumed initial public offering price per share..................................................         $28.00

       Net tangible book value per share at March 31, 2000.......................................   $15.41
       Increase in net tangible book value per share attributable to new investors...............     2.79
                                                                                                    ------
Pro forma net tangible book value per share after offering.......................................          18.20
                                                                                                          ------
Dilution in net tangible book value per share to new investors...................................         $ 9.80
                                                                                                          ======

                                 CAPITALIZATION

         The following table shows our capitalization as of March 31, 2000, and as adjusted to give effect to the receipt of the net proceeds from the sale of 428,571 shares of common stock in the offering. The as adjusted capitalization assumes that we will sell 428,571 shares of common stock at $28.00 per share and that the net proceeds from the offering, after deducting the estimated offering expenses payable by us, will be approximately $11,905,000.







                                                                             MARCH 31, 2000
                                                                  ----------------------------------
                                                                     ACTUAL              AS ADJUSTED
                                                                  -------------          -----------
Shareholders' Equity:
  Preferred stock; $1.00 par value; 250,000 shares
  authorized; no shares issued                                    $         --           $         --

Common stock; $8.00 par value; 6,000,000 shares
authorized; 1,468,601 actual shares issued and
outstanding and 1,897,172 shares issued and
outstanding, as adjusted                                            11,748,808             15,177,376

Additional paid-in capital                                           2,422,320             10,898,752

Retained earnings                                                    8,857,390              8,857,390

Accumulated other comprehensive income (loss)                         (402,044)              (402,044)
                                                                  ------------           ------------
Total Shareholders' Equity                                        $ 22,626,474           $ 34,531,474
                                                                  ============           ============

                           BUSINESS OF BANCTENN CORP.

BACKGROUND

          The principal business activity of BancTenn Corp. is its ownership of 100% of the outstanding stock of Bank of Tennessee, which is a Tennessee state-chartered bank. Bank of Tennessee was founded in 1974 and has operated continuously under that name since opening for business. In 1984, Bank of Tennessee purchased two branches of the former First Security Bank in Erwin, Tennessee from the Federal Deposit Insurance Corporation. In 1985, Bank of Tennessee effected a reorganization to establish BancTenn Corp. as a one-bank holding company owning 100% of the outstanding stock of Bank of Tennessee. Bank of Tennessee continues to operate as a traditional community bank in the communities it serves. As of March 31, 2000, we operate nine banking offices in three counties with $331.35 million in total assets.

         In addition to our ownership of Bank of Tennessee, we also invest in de novo banks in Tennessee and North Carolina. In 1999, we were instrumental in founding Paragon Commercial Bank, a North Carolina state-chartered bank with its principal office in Raleigh, North Carolina. We own 19.11% of Paragon's outstanding stock, and our affiliates own an additional 11.46%. We are considered a "source of strength" for Paragon under federal banking law. See "Risk Factors" on page 7. We also have minor investment positions in three other banks in North Carolina and two other banks in Tennessee. We own approximately 7.76% of the outstanding stock of Independence Bank, Kernersville, North Carolina, and 5.00% of Mountain National Bank, Gatlinburg, Tennessee. We own less than 1% of Cornerstone Bancshares, Inc., Chattanooga, Tennessee, and less than 2% of Cornerstone Bank, Wilson, North Carolina. We have subscribed to purchase approximately 1% of New Century Bank (Proposed), Dunn, North Carolina.

         We are also affiliated with Carter County Bancorp, Inc., a one-bank holding company, which owns 100% of the outstanding stock of Carter County Bank, a Tennessee state-chartered bank. Carter County Bank's principal offices are in Elizabethton, Tennessee, about 35 miles from our principal offices in Kingsport, Tennessee. Our chairman, William B. Greene, Jr., is also the chairman and chief executive officer of Carter County Bancorp, Inc. as well as its largest shareholder. Mr. Greene beneficially owns approximately 50% of our outstanding stock and he beneficially owns approximately 87% of the outstanding stock of Carter County Bancorp, Inc. By virtue of this commonality of ownership, we and Carter County Bancorp, Inc. are considered affiliates for regulatory purposes. Within applicable regulatory constraints, Bank of Tennessee and Carter County Bank sell each other loan participations from time to time. Additionally, Carter County Bancorp., Inc. and Carter County Bank purchase data processing and other back-room support services from our corporate services area known as Tennessee General. Another of our directors, John E. Seward, Jr., is also a director of Carter County Bancorp, Inc. and Carter County Bank. Mr. Seward is also a director of the Federal Reserve Bank of Atlanta, in Atlanta, Georgia.

LINES OF BUSINESS

         Through Bank of Tennessee, we provide a full range of banking services to our customers including accepting deposits and making loans. Brick and mortar facilities with people-to-people banking has been our mainstay since 1974. As the financial industry becomes more technology-driven, we have developed new products and business lines to meet the changing needs and desires of our customers. Bank of Tennessee offers a wide variety of checking, savings, certificates of deposit and loan accounts. We also offer credit and debit cards, mortgage loans, lines of credit, and limited degrees of electronic banking. Bank of Tennessee expects to begin offering Internet banking in late 2000. Through our business unit known as BT Financial Services we offer brokerage services in conjunction with UVEST Investment Services, Inc., a third-party provider of transaction services. We also offer accounts receivable financing through our business line known as Business Manager. We offer data processing and back-room support services through our corporate services area known as Tennessee General. The following paragraphs describe our services in more detail:

- REAL ESTATE LENDING. Our real estate loans consist of commercial and residential construction loans, residential first and second mortgage loans, home equity lines of credit, and term loans secured by first and second mortgages on the residences of borrowers for home improvements, education and other personal expenditures. We make residential mortgage loans with a variety of terms, including fixed and floating rates. Generally, we retain floating rate loans and sell fixed rate mortgage loans into the secondary market. Almost all of our loans for acquisition, development and construction purposes are secured by commercial real estate, single-family residences or residential development property.

         Risks associated with real estate lending include fluctuations in the value of real estate, new job creation trends, and the borrower's financial stability. Real estate loans are made consistent with our real estate lending policies which prescribe underwriting guidelines. Real estate lending represents 62.74% of our total loans. Approximately 47.80% of our real estate loans are fixed rate loans and 52.20% are variable rate loans. We have purchased approximately 6.52% of our real estate loans from our affiliate, Paragon Commercial Bank, Raleigh, North Carolina. See "Background" on page 21.

- CONSUMER LENDING. We offer consumer installment loans primarily to individuals for personal, family, and household purposes. We also offer credit cards and home equity lines of credit to consumers. Consumer lending presents unique risks. Consumer loan repayments depend upon a borrower's financial stability and are more likely to be adversely affected by job loss, divorce, illness and other personal hardships. In addition, collateral such as automobiles and other personal property securing consumer loans depreciates rapidly and sometimes is an inadequate repayment source if a borrower defaults. In evaluating these loans, we require our lending officers to review the borrower's level and stability of income, past credit history, and the impact of these factors on the borrower's ability to repay the loan in a timely manner. The Bank of Tennessee board of directors has approved lending policies that prescribe the standards and procedures to be followed in making consumer loans. Consumer loans represent 14.38% of our total loans. Approximately 85.51% of our consumer loans are fixed rate loans and 14.49% are variable rate loans.

- COMMERCIAL LENDING. Our commerciaL loan portfolio is dispersed among various business lines. These loans include a wide variety of small businesses, commercial real estate (both owner-occupied and investment property), and acquisition and development and construction lending. These loans are primarily for the financing of property and plants used in the course of business by these business operators and, to a lesser degree, for the financing of equipment, inventory and accounts receivable. The remainder is made up of loans on properties that may be deemed investment property.

         Commercial lending entails greater risks than traditional, single-family residential lending. Commercial loans typically involve larger loan balances concentrated among fewer borrowers. The analysis of commercial loans, which requires expertise in evaluating a commercial enterprise and its collateral, is generally more complex than the analysis required for single family residential lending. Like real estate and consumer loans, commercial loans are subject to adverse conditions in the economy, as well as the market for the specific goods and services sold by the commercial borrower. Loans secured by commercial real estate can also be affected by trends in the local real estate market. In making all these loans, we manage our credit risk by actively monitoring measures such as cash flow, collateral value and other appropriate credit factors. Commercial loans represent 22.88% of our total loans. Approximately 59.02% of our commercial loans are fixed rate loans and 40.98% are variable loans.

- DEPOSITS AND OTHER BORROWINGS. Deposits are the key component of our banking business, serving as the primary source of funding for lending as well as for increasing customer account relationships. We offer competitively priced deposit products, including checking, savings and time deposit accounts, as we seek to increase core deposits and market share in the counties where we operate. Borrowings, principally from Federal Funds lines of credit with other banks, provide sources of additional liquidity and funding.

- BROKERAGE SERVICES/INVESTMENTS. We provide brokerage services through BT Financial Services which offers our customers a wide variety of investment options, including stocks and bonds, mutual funds, annuities, 401(k) plans, life insurance, Individual Retirement Accounts and Simplified Employee Pension Accounts, estate planning and financial needs analysis. We contract with UVEST Investment Services, Inc. for the transaction support necessary to provides these services.

- ACCOUNTS RECEIVABLE. We provide accounts receivable financing through the Business Manager program. Business Manager is a process through which we finance existing receivables on a discounted basis and take over the responsibility for billing our customer's clients and collecting their payments. This service provides business owners with needed liquidity. We hold reserves from our customers against their accounts receivable, and we charge delinquent accounts receivable against these reserves.

- CORPORATE SERVICES. Through our corporate services area known as Tennessee General, we provide data processing and support services to other businesses. Support services include accounting, human resources, loan administration and loan review. As of March 31, 2000, we provided these services to eleven other financial institutions including our affiliates, Paragon Commercial Bank and Carter County Bank, as well as four nonbanking businesses. See "Business of BancTenn Corp. - Lines of Business" on page 21.

         We have developed brokerage and accounts receivable services as a strategy to retain existing customers, to attract additional customers from our market areas, and to enhance our franchise by offering a broader scope of financial services. We developed the data processing and related back-room support services to take advantage of excess capacity in our data processing capabilities and to offer fee-based services to other businesses.

         Our operating revenues are derived primarily from interest earned from our loan and investment securities portfolios and fee income from loan and deposit products and corporate services. We do not depend upon a single customer, or a few customers, the loss of any one or more of which would have a material adverse effect on our financial condition or our results of operations.

         Additionally, under the provisions of the Gramm-Leach-Bliley Act, which became effective on March 11, 2000, a bank holding company may engage in activities which are financial in nature or incidental or complementary to a financial activity. While, at the present time, we have determined not to pursue any expanded financial services, we will continue to evaluate how these opportunities might fit our strategic plan. See "Supervision and Regulation - Permitted Activities" on page 68.

MARKET AREAS

         Based on call report data as of June 30, 1999, Bank of Tennessee ranked 27th in asset size out of 202 state and national FDIC-insured banks operating in Tennessee. We operate principally in northeast Tennessee, and our branches are located in Sullivan, Washington and Unicoi counties. We have a total of 9 branch banking offices. Our primary market area is the three-county region in which we have branches, and our secondary market includes counties contiguous to that region. Bank of Tennessee also purchases loan participations from Paragon Commercial Bank and other banks in North Carolina and Tennessee with which Bank of Tennessee has an affiliate or service relationship. Our board of directors has approved a policy whereby up to 20% of Bank of Tennessee's total loans can in the form of loan participations from these banks.

         The following chart describes the communities in which we operate. Market share data is based on deposit information available from the FDIC as of June 30, 1999. Population household and income figures are available from the First Tennessee Development District as of 1998 [Demographics USA-County Edition, Market Statistics, 1999 edition], and unemployment rates are January 31, 2000 estimates by the Tennessee Department of Labor.



                                                                   MEDIAN
                                                                  HOUSEHOLD
                                                              EFFECTIVE BUYING       UNEMPLOYMENT        DEPOSIT MARKET
COUNTY                 POPULATION          HOUSEHOLDS             INCOME                RATE                 SHARE
------                 ----------          ----------             ------                ----                 -----
Sullivan                150,617              60,667               $32,591               3.3%                  8.79%
Washington              102,211              40,547                30,673               4.0%                  5.01%
Unicoi                   17,216               7,007                24,314               8.0%                 24.04%

COMPETITION

         We compete with several local, regional and national commercial banks, thrifts, credit unions and mortgage companies for deposits, loans, and other banking-related financial services. There is intense competition in our market areas from other financial institutions as well as other "non-bank" companies that engage in similar activities. Some of our competitors are not subject to the degree of regulatory review and restrictions that apply to us. In addition, we must compete with much larger financial institutions that have greater financial resources than we do and that compete aggressively for market share. These competitors attempt to gain market share through their financial product mix, pricing strategies and banking center locations. Legislative developments related to financial holding companies which have expanded powers, interstate branching and banking in general are creating more competitive pressure on smaller financial institutions by providing large banking institutions easier access to a broader marketplace. We also compete with insurance companies, savings banks, consumer finance companies, investment banking firms, brokerage houses, mutual fund managers, investment advisors, and credit unions. Retail establishments compete for loans by offering credit cards and retail installment contracts for the purchase of goods and merchandise.

         We anticipate that competition from both bank and non-bank entities will continue to grow. We have been able to compete effectively with other financial institutions by:

         -        emphasizing customer service and local office decision-making;

         - establishing long-term customer relationships and building customer loyalty; and

         - providing products and services designed to address the specific needs of our customers.

EMPLOYEE RELATIONS

         As of March 31, 2000, we had 149 employees, of whom 118 were full-time and 31 were part-time. In addition to a bonus program, we currently maintain an employee benefit program providing, among other benefits, a medical insurance plan, a 401(k) retirement plan, and life and disability insurance. From time to time we also grant options to some of our senior management officers to purchase shares of stock in BancTenn Corp. under our Employee Stock Incentive Plan. We have also adopted an Employee Stock Purchase Plan generally available to all of our employees under which options are made available on an annual basis. We consider these employee benefits, as a whole, to be generally competitive with employee benefits provided by other employers in our market area. We believe our future success depends, in part, on our ability to continue to attract and retain skilled retail, technical, and managerial personnel in order to maintain our quality delivery of financial and banking services. None of our employees is subject to a collective bargaining agreement, and we have never experienced a work stoppage.

FACILITIES

         Our executive and main banking offices are located at 301 East Center Street, Kingsport, Tennessee 37660. Our principal support and operational functions are located at 320 Hanover Drive, Johnson City, Tennessee. All of our offices are located in Tennessee.

         The following chart shows the location of each office and indicates whether each office is owned or leased.


                                                              OWNED (O)
         BANKING OFFICES                                     LEASED (L)
         ---------------                                     ----------
         KINGSPORT

         Main Office                                              O
         301 East Center Street
         Kingsport, TN 37660-4801

         Eastman Road Office                                      O
         1708 North Eastman Road
         Kingsport, TN  37664

         Colonial Heights Office                                  O
         4214 Fort Henry Drive
         Kingsport, TN  37663-2224

         JOHNSON CITY

         112 Mountcastle Drive                                    O
         Johnson City, TN 37601-2522

         1328 W. State of Franklin Road                           O
         Johnson City, TN 37601

         JONESBOROUGH

         501 E. Jackson Blvd.                                     O
         Jonesborough, TN 37659

         BRISTOL

         308-B Eighth Street                                      L
         Bristol, TN 37620

                                                              OWNED (O)
                  BANKING OFFICES                            LEASED (L)
                  ---------------                            ----------

         ERWIN

         1230 N. Main Street                                      O
         Erwin, TN  37650-1236

         BLOUNTVILLE

         3261 West Main Street                                    O
         Blountville, TN 37617


         NONBANKING OFFICES

         Corporate Offices                                        O
         301 East Center Street
         Kingsport, TN 37660-4801

         BT Financial Services                                    O
         112 Mountcastle Drive
         Johnson City, TN 37601

         Tennessee General                                        O
         3200 Hanover Road
         Johnson City, TN 37604


LEGAL PROCEEDINGS

         In the ordinary course of operations, we are a party to various legal proceedings. In the opinion of our management, there is no proceeding pending or, to our knowledge, threatened in which an adverse decision would have a material adverse effect on our financial condition or results of operations.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                             OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

         Management's Discussion and Analysis of Financial Condition and Results of Operations analyzes the major elements of our Consolidated Statements of Financial Condition and Consolidated Statements of Income. This section should be read in conjunction with our financial statements and accompanying notes and other detailed information appearing elsewhere in this prospectus.

FOR THE THREE MONTHS ENDED MARCH 31, 2000 AND 1999

OVERVIEW

         The three-month period ended March 31, 2000 was marked by continued strong loan demand. Total loans increased $56.93 million or 27.0 %, compared to March 31, 1999, as a result of the internal growth of our real estate construction and mortgage loan portfolios.

         Net income for the three months ended March 31, 2000 was $567,804, which was $36,210 or 5.99% less than net income for the three months ended March 31, 1999. Basic and diluted earnings per common share were $.39 and $.37, respectively, for the three months ended March 31, 2000 and $.42 and $.40, respectively, for the three months ended March 31, 1999. Annualized return on average assets and return on average common equity were .74% and 11.14%, respectively, for the three months ended March 31, 2000 compared to .95% and 13.22%, respectively, for the same period in 1999. Our annualized efficiency ratio, calculated by dividing total noninterest expense (excluding securities gains and losses) by net interest income plus noninterest income, was 69.64% for the three months ended March 31, 2000 and 64.12% for the three months ended March 31, 1999. The adverse change in the efficiency ratio was primarily due to increased compensation expense and the recognition of our share of Paragon Commercial Bank's loss from operations. Paragon Commercial Bank began operations in May, 1999 and, thus, had no impact on the first quarter 1999 results.
         Total assets at March 31, 2000 increased to $335.90 million from $264.75 million at March 31, 1999 and $299.63 million at December 31, 1999, an increase of 26.88% and 12.10%, respectively. Deposits rose to $283.35 million at March 31, 2000 from $226.47 million at March 31, 1999 and $263.57 million at December 31, 1999, an increase of 25.11% and 7.51%, respectively. Total shareholders' equity was $22.63 million at March 31, 2000, representing an increase of 10.37% over total shareholders' equity at March 31, 1999 and 1.98% over total shareholders' equity at December 31, 1999.

RESULTS OF OPERATIONS

         NET INTEREST INCOME. Net interest income represents the amount by which interest income on interest-earning assets, including securities and loans, exceeds interest expense incurred on interest-bearing liabilities, including deposits and other borrowed funds. Net interest income is the principal source of our earnings. Interest rate fluctuations, as well as changes in the amount and type of earning assets and liabilities, combine to affect net interest income.

         Net interest income for the three months ended March 31, 2000 was $2.62 million compared to $2.42 million for the three months ended March 31, 1999, an increase of $.20 million or 8.62%. Net interest income increased as a result of significant loan growth. Loans, net of unearned income, increased to $267.77 million at March 31, 2000 from $210.84 million at March 31, 1999, an increase of $56.93 million or 27.00%. The yield on average interest-earning assets increased to 8.07% for the three months ended March 31, 2000 from 7.73% for the three months ended March 31, 1999. The cost of interest-bearing liabilities increased to 4.89% for the three months ended March 31, 2000 from 4.32% for the three months ended March 31, 1999. Our net interest margin on a tax-equivalent basis was 3.72% and 4.01% and our interest rate spread was 3.18% and 3.41% for the periods ended March 31, 2000 and March 31, 1999, respectively. We were unable to offset completely the increase in the cost of interest bearing liabilities through rate increases on earning assets.

         PROVISION FOR LOAN LOSSES. Provisions for loan losses are charged to income to bring our allowance for loan losses to a level deemed appropriate by management based on the factors discussed under "--Financial Condition--Allowance for Loan Losses." The provision for loan losses was $215,000 for the three months ended March 31, 2000 and $150,000 for the same time period in 1999, an increase of $65,000 or 43.33%. This increase is attributable to our loan growth.

         NONINTEREST INCOME. Noninterest income is an important source of revenue for financial institutions. Service charges on deposit accounts are the largest component of noninterest income and a significant source of revenue for us. Noninterest income for the three months ended March 31, 2000 was $924,664, an increase of $305,700 or 49.0% from $618,964 for the same period in 1999. This increase is primarily attributable to service charges on deposits and fee income from services provided to other financial institutions.

         NONINTEREST EXPENSE. In the three-month period ended March 31, 2000, noninterest expense increased $525,996 or 27.03% to $2.47 million from $1.95 million for the period ended March 31, 1999. The increase reflected a 23.78% increase in salaries and employee benefits due to several new positions added for the new business lines.

         INCOME TAXES. Income tax expense includes both federal income tax and Tennessee state income tax. The amount of federal income tax expense is influenced by the amount of taxable income, the amount of tax-exempt income, the amount of non-deductible interest expense and the amount of other non-deductible expenses. During the three months ended March 31, 2000, income tax expense was $294,397 compared to $335,269 for the three months ended March 31, 1999. The effective tax rate for the three months ended March 31, 2000 was 34.14% compared to 35.69% for the same period of 1999.

         IMPACT OF INFLATION. The effects of inflation on the local economy and on our operating results have been relatively modest for the past several years. Since substantially all of our assets and liabilities are monetary in nature, such as cash, securities, loans and deposits, their values are less sensitive to the effects of inflation than to changing interest rates, which do not necessarily change in accordance with inflation rates. We try to control the impact of interest rate fluctuations by managing the relationship between our interest rate sensitive assets and liabilities. See "Financial Condition--Interest Rate Sensitivity and Liquidity" on page 44.

FINANCIAL CONDITION

         LOAN PORTFOLIO. Loans, net of unearned income, were $267.77 million at March 31, 2000, an increase of $56.93 million or 27.00% from $210.84 million at March 31, 1999. Real estate construction loans increased to $8.64 million at March 31, 2000 from $6.67 million at March 31, 1999, a $1.97 million or 29.47% increase. Real estate mortgage loans increased to $159.35 million at March 31, 2000 from $123.08 million from March 31, 1999, a $36.27 million or 29.47%
increase. These loan portfolio increases have resulted from management's implementation of a strategy to increase the loan portfolio by hiring additional personnel.

         NONPERFORMING ASSETS. We have several procedures in place to assist in maintaining the overall quality of our loan portfolio. We have established written guidelines contained in our lending policy for the collection of past due loan accounts. These written guidelines explain in detail our policy on the collection of loans over 30, 60, and 90 days delinquent. Generally, loans over 90 days delinquent are placed in a nonaccrual status. However, if the loan is deemed to be in process of collection, it may be maintained on an accrual basis. Management makes loan officers aware of our lending policy and the collection policy contained in the lending policy on a continuous basis. Management has also staffed our collection department with properly trained staff to assist lenders with collection efforts and to maintain records and develop reports on delinquent borrowers.

         We have historically had strong asset quality. There were $.355 million or 0.13% of total loans and other real estate in nonperforming assets at March 31, 2000 compared to $.218 million or 0.10% of total loans and other real estate at March 31, 1999. Despite the increase during the period, nonperforming assets remain less than 1% of total loans and other real estate. For the periods ended March 31, 2000 and 1999, approximately $6,673 and $1,698 of interest income would have been recorded on nonperforming loans, if all such loans had been accruing interest at the original contract rate. We record real estate acquired through foreclosure at the lesser of the outstanding loan balance or the fair value at the time of foreclosure, less estimated cost to sell. We usually dispose of real estate acquired through foreclosure within one year; however, if we are unable to dispose of the foreclosed property, the property's value is assessed annually and written down to its fair value less cost to sell.

         The following table presents information regarding nonperforming assets at March 31, 2000 and March 31, 1999:

                                                                                    MARCH 31,
                                                                                2000          1999
                                                                              (DOLLARS IN THOUSANDS)
                                                                              ----------------------
Nonperforming assets -
  Nonaccrual loans                                                            $     --       $     --
  Restructured loans                                                                --             --
  Other real estate and repossessions                                              355            218
                                                                              --------       --------
       Total nonperforming assets                                             $    355       $    218
                                                                              ========       ========

Loans past due 90 days or more and still
accruing                                                                      $    241       $    107
                                                                              ========       ========

Ratio of past due loans to loans, net of unearned income (1)                      0.34%          0.28%

Ratio of nonperforming assets to loans, net of unearned income and other
  real estate                                                                     0.13%          0.10%


(1) Excludes mortgage loans held for sale


         ALLOWANCE FOR LOAN LOSSES. The allowance for loan losses is a reserve established through charges to earnings in the form of a provision for loan losses. Management has established an allowance for loan losses which it believes is adequate for inherent losses in our loan portfolio. Based on a continuous credit evaluation of the loan portfolio, management presents a monthly review of the allowance for loan losses to the board of directors. The review that management has developed primarily focuses on risk by evaluating the level of loans in certain risk categories. These categories have also been established by management and take the form of loan grades. These loan grades closely mirror regulatory classification guidelines and include pass categories 1 through 4 and special mention, substandard, doubtful, and loss categories of 5 through 8, respectively. By grading the loan portfolio in this manner, management is able to effectively segregate the portfolio by risk, which management believes is the most effective way to analyze the loan portfolio and the adequacy of the reserve for loan losses. Also, management reviews activity in the allowance for loan losses, such as charge-offs and recoveries, during a quarter to identify trends.

         We follow a loan review program to evaluate the credit risk in the loan portfolio. Through the loan review process, we maintain an internally classified loan list which, along with the delinquency list of loans, helps management assess the overall quality of the loan portfolio and the adequacy of the allowance for loan losses. Loans classified as "substandard" are those loans with clear and defined weaknesses such as a highly-leveraged position, unfavorable financial ratios, uncertain financial ratios, uncertain repayment sources, or poor financial condition which may jeopardize recoverability of the debt. Loans classified as "doubtful" are those loans that have characteristics similar to substandard loans but have an increased risk of loss, or at least a portion of the loan may require to be charged-off if liquidated. Loans classified as "loss" are those loans that are in the process of being charged-off.

         For the three months ended March 31, 2000, net charge-offs totaled $33,000 or 0.05% (annualized) of average loans outstanding for the period compared to $59,000 in net charge-offs or 0.11% (annualized) of average loans outstanding at March 31, 1999. For the three months ended March 31, 2000, we recorded a provision for loan losses of $215,000 compared to $150,000 for the period ended March 31, 1999. At March 31, 2000 the allowance totaled $2.582 million and represented .96% of gross loans.

         The following table presents an analysis of the allowance for loan losses and other related data:

                                                                                  FOR THE THREE
                                                                              MONTHS ENDED MARCH 31,
                                                                                2000          1999
                                                                              ----------------------
                                                                              (DOLLARS IN THOUSANDS)
Average loans outstanding                                                     $251,277       $209,324
                                                                              ========       ========

Total loans, net of unearned income, at end of period                         $270,356       $212,829
                                                                              ========       ========

Allowance for loan losses at beginning of period                              $  2,400       $  1,899
Provision for loans losses                                                         215            150
Charge-offs:
     Commercial and industrial                                                      --            (34)
     Real estate                                                                   (30)            --
     Consumer                                                                      (14)           (45)
Recoveries:
     Commercial and industrial                                                      --              4
     Real estate                                                                    --              8
     Consumer                                                                       11              8
                                                                              --------       --------

Net charge-offs                                                               $    (33)      $    (59)
                                                                              --------       --------

Allowance for loan losses at end of period                                    $  2,582       $  1,990
                                                                              ========       ========

Ratio of allowance to end of period loans                                         0.96%          0.94%
Ratio of net charge-offs to average loans                                         0.01%          0.03%
Ratio of allowance to end of period nonperforming loans                         543.58%       1474.07%

         The following table describes the allocation of the allowance for loan losses among various categories of loans and other information for the dates indicated. The allocation is made for analytical purposes and is not necessarily indicative of the categories in which losses may occur. The total allowance is available to absorb losses from any segment of loans.

                                                            MARCH 31, 2000         MARCH 31, 1999
                                                         ---------------------    --------------------
                                                                    PERCENT OF              PERCENT OF
                                                                     LOANS TO                LOANS TO
                                                          AMOUNT   TOTAL LOANS    AMOUNT   TOTAL LOANS
                                                         ---------------------    --------------------
                                                                    (DOLLARS IN THOUSANDS)
Balance of allowance for loan losses applicable to:
    Commercial and industrial                            $1,332       22.66%      $  882       13.90%
    Real estate                                             420       61.76%         199       60.97%
    Consumer and other                                      450       15.58%         502       25.13%
    Unallocated                                             380          --          407          --
                                                         ---------------------    ------------------

       Total allowance for loan losses                   $2,582      100.00%      $1,990      100.00%
                                                         =====================    ==================




         We believe that the allocation of our allowance for loan losses is reasonable. When management is able to identify specific loans or categories of loans where specific amounts of reserve are required, allocations are assigned to those categories. Federal and state bank regulators also require that a bank maintain a reserve that is sufficient to absorb an estimated amount of unidentified potential losses based on management's perception of economic conditions, loan portfolio growth, historical charge-off experience and exposure concentrations.

         We believe that the allowance for loan losses at March 31, 2000 is adequate to cover losses inherent in the portfolio as of such date. There can be no assurance that we will not sustain losses in future periods, which could be substantial in relation to the size of the allowance at March 31, 2000.

         INVESTMENT SECURITIES. We use our securities portfolio both as a source of income and as a source of liquidity. At March 31, 2000, investment securities totaled $39.46 million, an increase of $6.30 million from $33.16 million at March 31, 1999. At March 31, 2000, investment securities represented 11.75% of total assets, compared to 12.53% of total assets at March 31, 1999. The average yield on a fully taxable equivalent basis on the investment portfolio for the three months ended March 31, 2000 was 5.89% compared to a yield of 5.54% for the three months ended March 31, 1999.

         Mortgage-backed securities are securities that have been developed by pooling real estate mortgages and are principally issued by federal agencies such as Fannie Mae and the Federal Home Loan Mortgage Corporation. These securities are deemed to have high credit ratings, and minimum regular monthly cash flows of principal and interest are guaranteed by the issuing agencies.

         At March 31, 2000, 8.45% of the mortgage-backed securities we held had contractual final maturities of more than ten years. However, unlike U.S. Treasury and U.S. government agency securities, which have a lump sum payment at maturity, mortgage-backed securities provide cash flows from regular principal and interest payments and principal prepayments throughout the lives of the securities. Mortgage-backed securities which are purchased at a premium will generally suffer decreasing net yields as interest rates drop because home owners tend to refinance their mortgages. Thus, the premium paid must be amortized over a shorter period. Therefore, these securities purchased at a discount will obtain higher net yields in a decreasing interest rate environment. As interest rates rise, the opposite will generally be true. During a period of increasing interest rates, fixed rate mortgage-backed securities do not tend to experience heavy prepayments of principal and consequently, the average life of this security will not be unduly shortened. If interest rates begin to fall, prepayments will increase.

         We have adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("Statement 115"). At the date of purchase, we are required to classify debt and equity securities into one of three categories: held-to-maturity, trading or available-for-sale. At each reporting date, the appropriateness of the classification is reassessed. Investments in debt securities are classified as held-to-maturity and measured at amortized cost in the financial statements only if management has the positive intent and ability to hold those securities to maturity. Securities that are bought and held principally for the purpose of selling them in the near term are classified as trading and measured at fair value in the financial statements with unrealized gains and losses included in earnings. We do not have any securities classified as trading securities. Investments not classified as either held-to-maturity or trading are classified as available-for-sale and measured at fair value in the financial statements with unrealized gains and losses reported, net of tax, in accumulated other comprehensive income, a separate component of shareholders' equity, until realized.

         DEPOSITS. We offer a variety of deposit accounts having a wide range of interest rates and terms. Our deposits consist of demand, savings, money market and time accounts. We rely primarily on competitive pricing policies and customer service to attract and retain these deposits. During all of 1999 and the first quarter of 2000, we established pricing policies designed to generate the significant deposit growth necessary to fund our lending and investment activities.

         Our lending and investing activities are funded principally by deposits. Approximately 87.63% of our deposits are interest bearing and 12.37% are non-interest bearing at March 31, 2000. Our total deposits at March 31, 2000 were $283.35 million, an increase of $56.88 million or 25.11% over total deposits at March 31, 1999. Interest bearing deposits were $248.30 million at March 31, 2000, an increase of $54.14 million or 27.88% from $194.16 million at March 31, 1999. Non-interest bearing deposits were $35.06 million at March 31, 1999, an increase of $2.74 million or 8.48% from $32.32 million at March 31, 1999.

         Our average total deposits at March 31, 2000 were $272.69 million, an increase of 22.00% over average total deposits of $223.52 million at March 31, 1999. Average interest-bearing deposits through March 31, 2000 were $241.78 million, an increase of $50.90 million or 26.67% compared to $190.88 million for the first three months of 1999. The average non-interest bearing deposits through March 31, 2000 were $30.92 million, a decrease of $1.72 million or -5.28% compared to $32.64 million for the first three months of 1999. Approximately 11.34% of total average deposits at March 31, 2000 were non-interest bearing. As a result, our average cost of deposits was 4.33% for the period ending March 31, 2000.

         We expect that the majority of our certificates of deposit maturing within one year will renew or be replaced. Should this not occur, management believes that there will be sufficient cash to fund payments.

         OTHER BORROWINGS. Deposits are the primary source of funds for our lending and investment activities. We also have borrowing ability from the Federal Reserve discount window, backed by a portion of our commercial loan portfolio. Our weighted average interest rate for the period ended March 31, 2000 was 5.5%. For a more detailed discussion of our borrowings, see note 16 to the Consolidated Financial Statements included in this prospectus.

         CAPITAL RESOURCES. Capital management consists of providing equity to support both current and future operations. We are subject to capital adequacy requirements imposed by the Federal Reserve, and Bank of Tennessee is subject to capital adequacy requirements imposed by the FDIC and the Tennessee State Department of Financial Institutions. Both the Federal Reserve and the FDIC have adopted risk-based capital requirements for assessing bank holding company and bank capital adequacy. These standards define capital and establish minimum capital requirements in relation to assets and off-balance sheet exposure, adjusted for credit risk. The risk-based capital standards currently in effect are designed to make regulatory capital requirements more sensitive to differences in risk profiles among bank holding companies and banks, to account for off-balance sheet exposure and to minimize disincentives for holding liquid assets. Assets and off-balance sheet items are assigned to broad risk categories, each with appropriate relative risk weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance sheet items.

         The risk-based capital standards issued by the Federal Reserve require all bank holding companies to have "Tier 1 capital" of at least 4.0% and "total risk-based" capital of at least 8.0% of total risk-adjusted assets. "Tier 1 capital" generally includes common shareholders' equity and qualifying perpetual preferred stock together with related surpluses and retained earnings, less deductions for goodwill and various other intangibles. "Tier 2 capital" may consist of a limited amount of intermediate-term preferred stock, a limited amount of term subordinated debt, specified hybrid capital instruments and other debt securities, perpetual preferred stock not qualifying as Tier 1 capital, and a limited amount of the general valuation allowance for loan losses. The sum of Tier 1 capital and Tier 2 capital is "total risk-based capital."

         The Federal Reserve has also adopted guidelines which supplement the risk-based capital guidelines with a minimum leverage ratio of Tier 1 capital to average total consolidated assets of 3.0% for institutions that are generally considered to be the strongest banking organizations, rated composite 1 under applicable federal guidelines, and that are not experiencing or anticipating significant growth. Other banking organizations are required to maintain a leverage ratio of at least 4.0% to 5.0%. These rules further provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain capital positions substantially above the minimum supervisory levels and comparable to peer group averages, without significant reliance on intangible assets. Under Federal Reserve guidelines BancTenn Corp. is classified as well capitalized.

         Bank of Tennessee is subject to capital adequacy guidelines of the FDIC that are substantially similar to the Federal Reserve's guidelines. Also, the FDIC has promulgated regulations setting the levels at which an insured institution such as Bank of Tennessee would be considered "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized" for purposes of prompt corrective action. Under the FDIC's regulations, Bank of Tennessee is classified as "well capitalized." See "Supervision and Regulation -- Prompt Corrective Action" on page 73.

         Shareholders' equity increased to $22.63 million at March 31, 2000 from $20.50 million at March 31, 1999, an increase of $2.13 million or 10.37%. This increase was primarily the result of net income of $2.88 million, less dividends paid on common stock of approximately $0.30 million, less change in unrealized loss on securities available for sale of approximately $0.45 million.

YEAR 2000 COMPLIANCE

         We have not experienced any material interruptions or operational problems associated with Y2K concerns. To date, we are not aware of any significant problems encountered by our customers or suppliers. Although January 1, 2000 was identified in the banking industry as potentially the most troublesome date, industry experts have also identified other dates as presenting possible threats. Based upon our experience to date and feedback we have received from our borrowers, customers and suppliers, we do not anticipate any material problems in the performance of our loan portfolio nor any material interruptions in the services we provide to our customers or receive from our suppliers.

FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998

OVERVIEW

         Net income was $2.23 million and $1.94 million for the years ended December 31, 1999 and 1998, respectively. Basic earnings per share were $1.56 and $1.37 for these same periods whereas diluted earnings per share were $1.49 and $1.31. Earnings growth from 1997 to 1998 and from 1998 to 1999 resulted principally from an increase in net interest income that primarily was driven by strong loan demand and an increase in noninterest income as a result of the addition and the continued growth of several fee-based lines of business. We posted returns on average assets of .83% and .84% and returns on average equity of 11.69% and 10.90% for the years ended December 31, 1999 and 1998, respectively. Our efficiency ratio was 67.57% in 1999 and 67.76% in 1998.

         Total assets at December 31, 1999 and 1998 were $299.63 million and $254.69 million, respectively. Total deposits at December 31, 1999 and 1998 were $263.57 million and $220.89 million, respectively. Loans, net of unearned income and allowance for loan losses, were $238.15 million at December 31, 1999, an increase of $34.16 million or 16.74% from $203.99 million at the end of 1998. Loan growth not considering the increase in the allowance for loan losses was 16.74%. Shareholders' equity was $22.19 million and $19.98 million at December 31, 1999 and 1998, respectively.

RESULTS OF OPERATIONS

         NET INTEREST INCOME. Net interest income for 1999 was $ 9.97 million, compared to $8.80 million for 1998, an increase of $1.17 million or 13.30%. The improvement in net interest income for 1999 was primarily due to the increase in total interest earning assets, primarily in the loan portfolio. During 1999, the yield on interest earning assets decreased 19 basis points to 8.00% in 1999 from 8.19% in 1998. The cost of funds decreased 22 basis points to 4.46% in 1999 from 4.68% in 1998. The net interest margin benefited from the declining interest rate environment in 1998 and early 1999. In the middle part of 1999 the Federal Reserve began raising interest rates that had the effect of decreasing our net interest margin.

         Our net interest income in 1998 was $8.80 million, an increase of 17.12% over the 1997 level of $7.51 million, due to loan growth and a stable net interest margin. The improvement in net interest income for 1998 was primarily due to the increase in total interest earning assets, primarily in the loan portfolio. During 1998, the yield on interest earning assets increased 12 basis points to 8.19% in 1998 from 8.07% in 1997 due to the decrease in volume of higher yielding loans. The cost of funds remained constant at 4.68% in 1998 and 1997.

         The following table presents the total dollar amount of average balances, interest income from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. We had no nonaccrual loans at December 31, 1999 and 1998, respectively.

                                                              1999                                    1998
                                           ----------------------------------------    ------------------------------------
                                                                            YIELD/                                  YIELD/
                                            BALANCE        INTEREST          RATE      BALANCE        INTEREST       RATE
                                           ----------------------------------------    ------------------------------------
                                                                      (DOLLARS IN THOUSANDS)
AVERAGE ASSETS
INTEREST-EARNING ASSETS:
   Loans, net of unearned income(1)        $218,875        $18,029           8.24%     $177,215        $15,208         8.58%
   Investment securities:
       Taxable                               21,939          1,343           6.12%       25,936          1,621         6.25%
       Non-taxable(2)                         7,184            472           6.57%        5,988            380         6.35%
       Fed funds sold                           662             34           5.13%        3,405            188         5.52%
                                           -----------------------                     -----------------------

   Total interest-earning assets            248,660         19,878           8.00%      212,544         17,397         8.19%
                                                           -------                                     -------


Holding Company Debt                            958                                           0
Cash and due from bank                       11,030                                       9,523
Premises and Equipment                        7,687                                       7,675
Other real estate owned                         129                                          87
Other                                         2,047                                       1,538
                                           --------                                    --------
Noninterest-earning assets                   21,850                                      18,823
                                           --------                                    --------

Total assets                               $270,510                                    $231,367
                                           ========                                    ========


AVERAGE LIABILITIES AND
SHAREHOLDERS' EQUITY
INTEREST-BEARING LIABILITIES:
   Demand and money market deposits        $ 59,434          1,824           3.07%     $ 51,763          1,745         3.37%
   Savings deposits                          14,330            284           1.98%       14,018            330         2.35%
   Time deposits                            129,555          6,877           5.31%      106,323          5,995         5.64%
   Federal funds and other borrowings        14,909            759           5.09%        8,949            400         4.47%
                                           -----------------------                     -----------------------

Total interest-bearing liabilities          218,228          9,744           4.47%      181,053          8,470         4.68%
                                                           -------                                     -------


Demand Deposits                              31,598                                      31,114
Other                                         1,568                                       1,376
Non-interest-bearing liabilities             33,167                                      32,489
                                           --------                                    --------

Total liabilities                           251,395                                     213,542

Shareholders' equity                         19,115                                      17,825
                                           --------                                    --------

Total liabilities and
   shareholders' equity                   $ 270,510                                    $ 231,367
                                          =========                                    =========

Net interest income                                       $ 10,134                                     $ 8,927
                                                          ========                                     =======

Interest rate spread                                                         3.53%                                     3.51%
Net interest rate margin(3)                                                  4.08%                                     4.20%





(1) Fee income related to loans of $1,351,000 and $ 950,000 for the years December 31, 1999 and 1998, respectively, is included in interest income.
(2) In order to make pre-tax income and resulting yields on tax-exempt investments comparable to those on taxable investments, a tax-equivalent adjustment has been computed using a federal income tax rate of 34%.
(3) The net interest margin is equal to net interest income divided by average interest-earning assets.

         The following schedule presents the dollar amount of changes in interest income and interest expense for the major components of interest-earning assets and interest-bearing liabilities and distinguishes between the increase related to higher outstanding balances and the change in interest rates. For purposes of this table, changes attributable to both rate and volume that cannot be segregated have been allocated to rate.


                                             YEARS ENDED DECEMBER 31,                    YEARS ENDED DECEMBER 31,
                                                1999 vs. 1998                                  1998 vs. 1997
                                           INCREASE/(DECREASE) DUE TO                  INCREASE/(DECREASE) DUE TO
                                       VOLUME         RATE         TOTAL           VOLUME            RATE          TOTAL
                                     --------------------------------------        --------------------------------------
                                                                    (DOLLARS IN THOUSANDS)
INTEREST-EARNING ASSETS:
  Loans                              $ 3,574         $(754)        $ 2,820         $ 3,121         $(202)        $ 2,919
  Investment securities:
     Taxable                            (250)          (28)           (278)           (286)           10            (276)
     Non-taxable                          76            17              93              55           137             192
  Federal funds sold                    (151)           (3)           (154)            (83)            1             (82)
                                     -------         -----         -------         -------         -----         -------
Total increase/(decrease) in
  interest income                    $ 3,249         $(768)        $ 2,481         $ 2,807         $ (54)        $ 2,753
                                     -------         -----         -------         -------         -----         -------

INTEREST-BEARING LIABILITIES:
     Demand and money market
       deposits                      $   259         $(180)        $    79         $   294         $ (37)        $   257
     Savings deposits                      7           (53)            (46)             (6)          (37)            (43)
     Time deposits                     1,310          (428)            882           1,175             5           1,180
     Federal funds purchased
       and other borrowings              266            93             359             (25)          (32)            (57)
                                     -------         -----         -------         -------         -----         -------
Total increase/(decrease) in
  interest expense                   $ 1,842         $(568)        $ 1,274         $ 1,438         $(101)        $ 1,337
                                     -------         -----         -------         -------         -----         -------

Increase/(decrease) in net
  interest income                    $ 1,407         $(200)        $ 1,207         $ 1,369         $  47         $ 1,416
                                     =======         =====         =======         =======         =====         =======


         PROVISION FOR LOAN LOSSES. The allowance for loan losses at December 31, 1999 was $2.4 million, representing 1.00% of outstanding loans. One year earlier, this ratio was 0.92% of outstanding loans. The provision for loan losses charged against earnings was $665,000 in 1999 compared to $611,000 in 1998. Net loans charged off in 1999 were $163,152 compared to $262,889 in 1998.

         NONINTEREST INCOME. For 1999, noninterest income totaled $ 2.72 million, an increase of $152,955 or 5.95% versus $2.57 million in 1998. The increase was primarily due to an increase of $213,071 in fees generated from data processing and other operating services provided to other financial institutions.

         The following table presents the major categories of noninterest income:

                                                                     YEARS ENDED DECEMBER 31,
                                                                        1999           1998
                                                                     ---------      ---------
                                                                      (DOLLARS IN THOUSANDS)
Service charges on deposit accounts                                  $   1,435      $   1,346
Service revenue from data processing and
  other operating services for third parties                             1,159            946
Brokerage fees                                                             210            154
Other                                                                      (79)           125
                                                                     ---------      ---------
          Total noninterest income                                   $   2,724      $   2,571
                                                                     =========      =========



         NONINTEREST EXPENSE. The following table presents the major categories of noninterest expense:

                                                                     YEARS ENDED DECEMBER 31,
                                                                       1999            1998
                                                                     --------       --------
                                                                      (DOLLARS IN THOUSANDS)
Salaries and employee benefits                                       $  4,916       $  4,262
Bank premises expense                                                     532            522
Equipment rentals, depreciation
    and maintenance                                                       502            472
Furniture and fixtures depreciation                                       167            203
Professional fees                                                         270            203
Regulatory assessments                                                    107             62
Other                                                                   2,086          1,980
                                                                     --------       --------
                Total noninterest expense                            $  8,580       $  7,704
                                                                     ========       ========


         For 1999, noninterest expense totaled $ 8.58 million, an increase of $876,326 or 11.38% over $7.70 million in 1998. Salaries and employee benefits for 1999 totaled $ 4.92 million, an increase of $653,872 or 15.34% over $4.26 million for 1998. This was due to several new lending and operations positions being added. In July 1999, we opened one new branch office in Bristol, Tennessee. The additional occupancy, equipment and other expenses related to this branch, together with the opening of Paragon Commercial Bank in Raleigh, North Carolina, primarily account for the increase in 1999.

         INCOME TAXES. In 1999 income tax expense was $1.22 million compared to $1.11 million in 1998. The effective tax rates in 1999 and 1998, respectively, were 35.28% and 36.40%.

FINANCIAL CONDITION

         LOAN PORTFOLIO. At December 31, 1999, loans, net of unearned income, were $238.15 million, an increase of $34.15 million or 16.74% over net loans at December 31, 1998 of $204.00 million. The growth in the loan portfolio is attributable to our strategic focus on growth and to a strong lending market. At December 31, 1999, real estate-construction loans increased $128,000 or 1.59% and real estate-mortgage loans increased $40.24 million or 36.20% from December 31, 1998. At December 31, 1999, loans, net of unearned income, were 90.35% of deposits and 79.48% of total assets.

         The following table summarizes our loan portfolio by type of loan:

                                                                            DECEMBER 31,
                                                                        1999           1998
                                                                     ---------      ---------
                                                                      (DOLLARS IN THOUSANDS)
Commercial and industrial                                            $  39,241      $  30,764
Real estate-construction                                                 8,169          8,041
Real estate-mortgage                                                   151,425        111,182
Consumer and other                                                      39,314         54,008
                                                                     ---------      ---------
                                                                     $ 238,149      $ 203,995
                                                                     =========      =========

Percent of loans by category to total loans:

Commercial and industrial                                                16.48%         15.08%
Real estate-construction                                                  3.43%          3.94%
Real estate-mortgage                                                     63.58%         54.50%
Consumer and other                                                       16.51%         26.48%
                                                                     ---------      ---------
                                                                        100.00%        100.00%
                                                                     =========      =========


         The contractual maturity ranges of the commercial and industrial and real estate-construction portfolios and the amount of such loans with predetermined interest rates and floating rates in each maturity range as of December 31, 1999 are summarized as follows:

                                                           AFTER ONE
                                                             YEAR
                                             ONE YEAR       THROUGH       AFTER FIVE
                                             OR LESS      FIVE YEARS         YEARS          TOTAL
                                           ------------------------------------------------------
                                                             (DOLLARS IN THOUSANDS)
Commercial and industrial                  $16,273        $ 21,330        $   272        $ 37,875
Real estate-construction                     4,513           2,894            761           8,168
Real estate-mortgage                        16,481          80,677          9,036         106,194
Consumer and other                          49,390          34,316          2,206          85,912
                                           -------        --------        -------        --------
     Total                                 $86,657        $139,217        $12,275        $238,149
                                           =======        ========        =======        ========

Loans with a predetermined
  interest rate                            $37,967        $ 81,229        $ 8,065        $127,261
Loans with a floating interest rate         48,690          57,988          4,210         110,888
                                           -------        --------        -------        --------
     Total                                 $86,657        $139,217        $12,275        $238,149
                                           =======        ========        =======        ========

         NONPERFORMING ASSETS. Loan quality continued to be strong in 1999. We had nonperforming assets of $475,000 and $135,000 as of December 31, 1999 and 1998, respectively. For 1999, the gross amount of interest income that would have been recorded on nonperforming loans, if all such loans had been accruing interest at the original contract rate, was approximately $14,129.

         The following table presents information regarding nonperforming assets at the dates indicated:

                                                                           DECEMBER 31,
                                                                      1999           1998
                                                                     -------        -------
                                                                      (DOLLARS IN THOUSANDS)
Nonperforming assets
  Nonaccrual loans                                                   $    87        $    --
  Other real estate and repossessions                                    388            135
                                                                     -------        -------
       Total nonperforming assets                                    $   475        $   135
                                                                     =======        =======

Loans past due 90 days or more and still
  accruing                                                           $    48        $    93
                                                                     =======        =======
Ratio of past due loans to loans, net of
  unearned income                                                       0.37%          0.51%
Ratio of nonperforming assets to loans,
  net of unearned income, and other real estate                         0.20%          0.07%



         ALLOWANCE FOR LOAN LOSSES. For the year ended 1999, net charge-offs totaled $163,152 or 0.07% of average loans outstanding for the period, compared to $262,889 or 0.14% in net charge-offs during 1998. During 1999, we recorded a provision for loan losses of $665,000 compared with $611,000 for 1998. At December 31, 1999, the allowance for loan losses totaled $2.40 million, or 1.00% of total loans, net of unearned income, compared to $1.90 million, or 0.92% of total loans, net of unearned income, at December 31, 1998.

         The following table presents an analysis of the allowance for loan losses and other related data:

                                                                        1999          1998
                                                                     ------------------------
                                                                      (DOLLARS IN THOUSANDS)
Average loans outstanding                                            $ 220,987      $ 178,935
                                                                     =========      =========

Total loans, net of unearned income, at end of period                $ 240,549      $ 205,894
                                                                     =========      =========

Allowance for loan losses at beginning of period                     $   1,899      $   1,551
Provision for loans losses                                                 665            611
Charge-offs:
     Commercial and industrial                                             (34)          (133)
     Real estate                                                           (50)           (33)
     Consumer                                                             (171)          (156)
Recoveries:
     Commercial and industrial                                              35             32
     Real estate                                                             8             --
     Consumer                                                               48             27
                                                                     ---------      ---------

Net charge-offs                                                      $    (164)     $    (263)
                                                                     ---------      ---------

Allowance for loan losses at end of period                           $   2,400      $   1,899
                                                                     =========      =========

Ratio of allowance to end of period loans                                 1.00%          0.92%
Ratio of net charge-offs to average loans                                 0.07%          0.15%
Ratio of allowance to end of period nonperforming loans                2758.62%            --





         The following tables describe the allocation of the allowance for loan losses among various categories of loans and certain other information. The allocation is made for analytical purposes and is not necessarily indicative of the categories in which future losses may occur. The total allowance is available to absorb losses from any segment of loans.

                                                                 DECEMBER 31,
                                                       1999                        1998
                                            -----------------------       ---------------------
                                                           PERCENT                     PERCENT
                                                          OF LOANS                     OF LOANS
                                                          TO TOTAL                     TO TOTAL
                                              AMOUNT        LOANS         AMOUNT        LOANS
                                            ----------------------        ---------------------
                                                            (DOLLARS IN THOUSANDS)
Balance of allowance for loan losses
applicable to:
          Commercial and industrial         $1,149         16.48%        $  791         15.08%
          Real estate                          397         67.01%           218         58.44%
          Consumer and other                   464         16.51%           523         26.48%
          Unallocated                          390                          367
                                            ------        ------         ------        ------
Total allowance for loan losses             $2,400        100.00%        $1,899        100.00%
                                            ======        ======         ======        ======

         INVESTMENT SECURITIES. The following table summarizes the contractual maturity of investment securities and their weighted average yields.

                                                                       DECEMBER 31, 1999
                               -----------------------------------------------------------------------------------------------------
                                                         AFTER ONE YEAR        AFTER FIVE YEARS
                                    WITHIN ONE           BUT WITHIN FIVE        BUT WITHIN TEN       AFTER TEN
                                       YEAR                   YEARS                 YEARS             YEARS
                               -----------------------------------------------------------------------------------------------------
                                 AMOUNT     YIELD      AMOUNT      YIELD       AMOUNT     YIELD       AMOUNT     YIELD      TOTAL
                               -----------------------------------------------------------------------------------------------------
                                                                     (DOLLARS IN THOUSANDS)
U.S. Treasury securities        $   --      0.00%      $    --      0.00%      $   --      0.00%      $   --      0.00%      $    --
U.S. government agencies            --
  and corporations               1,998      6.14%       13,157      6.50%       1,974      7.45%          --      0.00%       17,129
Mortgage-backed securities         299      5.31%        1,205      6.03%       2,375      6.20%         346      6.32%        4,225
States and political
  Subdivisions                   2,000      6.41%          865      7.01%       2,102      7.22%       4,365      4.54%        9,332
Restricted securities              801      7.08%           --      0.00%          --      0.00%          --      0.00%          801
Equity securities                4,115      0.00%           --      0.00%          --      0.00%          --      0.00%        4,115
                                ------      ----       -------      ----       ------      ----       ------      ----       -------

          Total                 $9,213      3.47%      $15,227      6.50%      $6,451      6.91%      $4,711      4.67%      $35,602
                                ======      ====       =======      ====       ======      ====       ======      ====       =======


         The following table presents the amortized costs and fair value of securities classified as available for sale and held-to-maturity at December 31, 1999 and 1998:

                                                      1999                       1998
                                            ----------------------       --------------------
                                             AMORTIZED       FAIR         AMORTIZED     FAIR
                                              COST          VALUE           COST        VALUE
                                            ---------------------        --------------------
                                                           (DOLLARS IN THOUSANDS)
HELD TO MATURITY SECURITIES
States and political subdivisions          $ 1,922       $ 1,921        $ 1,925       $ 1,943
Mortgage-backed securities                   1,097         1,076          1,436         1,436
                                                                        -------       -------
                                           $ 3,019       $ 2,997        $ 3,361       $ 3,379
                                           =======       =======        =======       =======

AVAILABLE FOR SALE SECURITIES
U.S. Treasury securities                   $    --       $    --        $ 3,994       $ 4,031
U.S. government agencies and
  corporations                              17,441        17,129         10,996        11,061
States and political subdivisions            7,581         7,410          4,719         4,787
Mortgage-backed securities                   3,168         3,127          4,753         4,797
Equity securities                            4,115         4,115          1,017         1,017
Restricted securities                          801           801            705           705
                                           -------       -------        -------       -------
                                           $33,106       $32,582        $26,184       $26,398
                                           =======       =======        =======       =======



         At December 31, 1999, investment securities were $35.60 million, an increase of $5.84 million from $29.76 million at December 31, 1998. At December 31, 1999, investment securities represented 13.51% of total deposits and 11.88% of total assets. Approximately $9.21 million or 25.88% of our investment securities reprice within one year. The average yield on a fully taxable equivalent basis on the investment portfolio was 5.55% for 1999, compared to 6.28% for 1998.

         DEPOSITS. Deposits at December 31, 1999 were $263.57 million, an increase of $42.68 million, or 19.32% from $220.89 million at December 31, 1998. Noninterest-bearing deposits were $30.05 million at December 31, 1999, a decrease of $ 4.05 million, or 11.88% from $34.10 million at December 31, 1998.

         The daily average balances and weighted average rates paid on deposits for each of the years ended December 31, 1999 and 1998 are presented below:

                                                     1999                       1998
                                            ----------------------       ---------------------
                                              AMOUNT         RATE          AMOUNT        RATE
                                            ----------------------       ---------------------
Demand and money market deposits            $ 59,434        3.07%        $ 51,763        3.37%
Savings deposits                              14,330        1.98%          14,018        2.35%
Time deposits                                129,555        5.31%         106,323        5.64%
                                            --------                     --------

     Total interest-bearing deposits        $203,319        4.42%        $172,104        4.69%
                                            ========                     ========


         The following table sets forth the amount of our certificates of deposit that are $100,000 or greater by time remaining until maturity:

                                                         DECEMBER 31, 1999
                                                      (DOLLARS IN THOUSANDS)

Three months or less                                          $11,998
Over three through twelve months                               27,722
Over twelve months                                              2,814
                                                              -------
          Total                                               $42,534
                                                              =======



         OTHER BORROWINGS. Deposits are the primary source of funds for our lending and investment activities. Occasionally, we obtain additional funds from the Federal Reserve and correspondent banks. At December 31, 1999, we had no Federal Funds purchased, compared to Federal Funds purchased of $3.78 million at December 31, 1998. At December 31, 1999, and 1998, we did not have any borrowings under advances from the Federal Reserve.

         At December 31, 1999, we also had a $5,000,000 line of credit with AmSouth with outstanding borrowings under this line of credit of $3,000,000.

         Our weighted average interest rate for the period ended December 31, 1999 was 7.00%. For a more detailed discussion of our borrowings, see notes 6 and 16 to the Consolidated Financial Statements included in this prospectus.

         INTEREST RATE SENSITIVITY AND LIQUIDITY. Our asset/liability policy provides management with the necessary guidelines for effective funds management, and we have established a measurement system for monitoring our net interest rate sensitivity position. We manage our sensitivity position within established guidelines.

         Interest rate risk is managed by our asset/liability committee which is composed of members of our senior management and members of our board of directors. The asset/liability committee formulates strategies based on appropriate levels of interest rate risk. In determining the appropriate level of interest rate risk, the asset/liability committee considers the impact on earnings and capital of the current outlook on interest rates, potential changes in interest rates, regional economies, liquidity, business strategies and other factors. The asset/liability committee meets quarterly to review, among other things, the sensitivity of assets and liabilities to interest rate changes, the book and market values of assets and liabilities, unrealized gains and losses, purchase and sale activities, commitments to originate loans and the maturities of investments and borrowings. Additionally, the asset/liability committee reviews liquidity, cash flow flexibility, maturities of deposits and consumer and commercial deposit activity.

         Management uses an analysis of relationships between interest-earning assets and interest-bearing liabilities and an interest rate shock simulation model to manage interest rate risk.

         We have traditionally managed our business to reduce our overall exposure to changes in interest rates. We do this by structuring our balance sheet in the ordinary course of business. We do not utilize interest rate swaps, financial options, or financial future contracts in order to reduce interest rate risk.

         An interest rate sensitive asset or liability is one that, within a defined time period, either matures or experiences an interest rate change in line with general market interest rates. The management of interest rate risk is performed by analyzing the maturity and repricing relationships between interest-earning assets and interest-bearing liabilities at specific points in time ("gap") and by analyzing the effects of interest rate changes on net interest income over specific periods of time by projecting the performance of the mix of assets and liabilities in varied interest rate environments. Interest rate sensitivity reflects the potential effect on net interest income of a movement in interest rates. A company is considered to be asset sensitive, or having a positive gap, when the amount of its interest-earning assets maturing or repricing within a given period exceeds the amount of its interest-bearing liabilities also maturing or repricing within that time period. Conversely, a company is considered to be liability sensitive, or having a negative gap, when the amount of its interest-bearing liabilities maturing or repricing within a given period exceeds the amount of its interest-earning assets also maturing or repricing within that time period. During a period of rising interest rates, a negative gap would tend to affect net interest income adversely, while a positive gap would tend to result in an increase in net interest income. During a period of falling interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to affect net interest income adversely. Based on our most recent gap analysis, we are liability sensitive over the short term and asset sensitive over the longer term.

         The following table sets forth an analysis of our interest rate sensitivity at December 31, 1999:

                                                                             VOLUMES SUBJECT TO REPRICING
                                                     ---------------------------------------------------------------------------
                                                                          AFTER         AFTER
                                                                         90 DAYS       ONE YEAR         AFTER
                                                        WITHIN           WITHIN         WITHIN          FIVE
                                                       90 DAYS          ONE YEAR      FIVE YEARS        YEARS            TOTAL
                                                      --------------------------------------------------------------------------
                                                                                  (DOLLARS IN THOUSANDS)
INTEREST-EARNING ASSETS:
  Investment securities                              $   2,868         $   1,639         $ 15,356        $15,739        $ 35,602
  Gross loans                                           26,408            61,732          140,678         11,747         240,565
  Federal funds sold and short term
    investments                                          2,094                --               --             --           2,094
                                                     ---------         ---------         --------        -------        --------
          Total interest-earning assets              $  31,370         $  63,371         $156,034        $27,486        $278,261
                                                     ---------         ---------         --------        -------        --------
INTEREST-BEARING LIABILITIES:
  Demand, money market and savings                          --
    deposits                                         $  78,142         $      --         $     --        $    --        $ 78,142
  Time deposits                                         38,069           101,641           15,675             --         155,385
  Borrowings                                            12,574                --               --             --          12,574
                                                     ---------         ---------         --------        -------        --------
           Total interest-bearing liabilities        $ 128,785         $ 101,641         $ 15,675        $    --        $246,101
                                                     ---------         ---------         --------        -------        --------

Net repricing period gap                             $ (97,415)        $ (38,270)        $140,359        $27,486        $ 32,160
                                                     =========         =========         ========        =======        ========

Net repricing cumulative gap                         $ (97,415)        $(135,685)        $  4,674        $32,160
                                                     =========         =========         ========        =======

Period gap as a percentage of total earning assets      -35.01%           -13.75%           50.44%          9.88%
Cumulative gap as a percentage of total earning assets  -35.01%           -48.76%            1.68%         11.56%


         Shortcomings are inherent in any gap analysis since some assets and liabilities may not move proportionally as interest rates change. In addition to gap analysis, we use an interest rate risk simulation model and shock analysis to test the interest rate sensitivity of net interest income and the balance sheet, respectively. Contractual maturities and repricing opportunities of loans are incorporated in the model as are prepayment assumptions and maturity data within the investment portfolio. Assumptions based on past experience are incorporated into the model for nonmaturity deposit accounts. Based on our most recent simulation analysis as of December 31, 1999, we estimate that a 200 basis point rise or decline in rates over the next 12 month period would have an impact of no more than 6% on our net interest income for the period. The change is relatively small, despite our asset sensitive gap position.

         As a financial institution, our primary component of market risk is interest rate volatility. Fluctuations in interest rates will ultimately impact both the level of income and expense recorded on most of our assets and liabilities, and the market value of all interest-earning assets and interest-bearing liabilities, other than those which have a short term to maturity. Based upon the nature of our operations, we are not subject to foreign exchange or commodity price risk. Most of our investment securities are classified as available for sale.

         Management reviews our exposure to market risk on a regular basis. Interest rate risk is the potential of economic losses due to future interest rate changes. These economic losses can be reflected as a loss of future net interest income and/or a loss of current fair market values. The objective is to measure the effect on net interest income and to adjust the balance sheet to minimize the inherent risk while at the same time maximizing income.

         Liquidity involves our ability to raise funds to support asset growth or reduce assets to meet deposit withdrawals and other payment obligations, to maintain reserve requirements and otherwise to operate on an ongoing basis. During the past three years, our liquidity needs have primarily been met by growth in core deposits, as previously discussed. The cash and federal funds sold position, supplemented by amortizing investment and loan portfolios, have generally created an adequate liquidity position.

         CAPITAL RESOURCES. The following table provides a comparison of BancTenn Corp.'s and Bank of Tennessee's leverage and risk-weighted capital ratios as of December 31, 1999 to the minimum and well capitalized regulatory standards:

                                           MINIMUM REQUIRED FOR      TO BE WELL CAPITALIZED
                                            CAPITAL ADEQUACY        UNDER PROMPT CORRECTIVE       ACTUAL RATIO AT
                                                PURPOSES               ACTION PROVISIONS         DECEMBER 31, 1999
                                         -----------------------------------------------------------------------------
BancTenn Corp.:
   Leverage ratio                                  3.00%(1)                   5.00%                     7.80%
   Tier 1 risk-based capital ratio                 8.00%                      6.00%                     9.60%
   Risk-based capital ratio                        4.00%                     10.00%                    10.70%

Bank of Tennessee:
   Leverage ratio                                  3.00%(2)                   5.00%                     7.14%
   Tier 1 risk-based capital ratio                 4.00%                      6.00%                     8.63%
   Risk-based capital ratio                        8.00%                     10.00%                     9.64%


(1)The Federal Reserve may require us to maintain a leverage ratio of up to 200 basis points above the required minimum.

(2)The FDIC may require Bank of Tennessee to maintain a leverage ratio of up to 200 basis points above the required minimum.

         Shareholders' equity increased to $22.19 million at December 31, 1999 from $19.98 million at December 31, 1998, an increase of $2.21 million or 11.06%. This increase was primarily the result of net income of $2.23 million, less dividends declared on our common stock of $57,098.

                           PRINCIPAL SHAREHOLDERS AND
                          STOCK OWNERSHIP OF MANAGEMENT

         The following table lists, as of April 30, 2000, the number of shares of common stock beneficially owned by:

         -        BancTenn Corp.'s current directors;

         -        BancTenn Corp.'s executive officers;

         - each person or entity known to us to be the beneficial owner of more than five percent of our outstanding common stock; and

         - all of BancTenn Corp.'s directors and executive officers as a group.

         Information relating to beneficial ownership of common stock by our principal shareholders and management is based upon information furnished by each person using "beneficial ownership" concepts under the rules of the Securities and Exchange Commission. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to dispose or direct the disposition of the security. The person is also deemed to be a beneficial owner of any security which that person has a right to acquire within 60 days. Under Securities and Exchange Commission rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may disclaim beneficial ownership.

         The percentages prior to the offering are calculated based on 1,468,601 shares issued and outstanding at April 30, 2000. Percentages after the offering are based on 1,897,172 shares to be issued and outstanding after the close of the offering. Unless otherwise indicated, each person is the record owner of and has sole voting investment power with respect to his or her shares.

                                  SHARES BENEFICIALLY
                                    OWNED PRIOR TO          SHARES BEING      SHARES BENEFICIALLY OWNED
                                     THE OFFERING             PURCHASED           AFTER THE OFFERING
                                 ----------------------                       ---------------------------
NAME OF BENEFICIAL OWNER         NUMBER         PERCENT     IN THE OFFERING   NUMBER              PERCENT
------------------------         ------         -------     ---------------   ------              -------
Directors and Executive
Officers
-----------------------

William B. Greene, Jr.           789,572 (1)      52.9%          35,715        825,287 (1)          42.9%

Colon A. Terrell, Jr.             54,579 (2)       3.6%             650         55,229 (2)           2.8%

Roy L. Harmon, Jr.                50,445 (3)       3.4%           3,000         53,445 (3)           2.8%

C. B. Duke, IV                    16,069           1.1%              --         16,069                 *

William R. Garwood                   863             *            1,000          1,863                 *

John H. Poteat                    95,956 (4)       6.5%           1,000         96,956 (4)           5.1%

John E. Seward, Jr.               19,695 (5)       1.3%              --         19,695 (5)           1.0%

                                   SHARES BENEFICIALLY
                                     OWNED PRIOR TO         SHARES BEING      SHARES BENEFICIALLY OWNED
                                      THE OFFERING            PURCHASED           AFTER THE OFFERING
NAME OF BENEFICIAL OWNER           NUMBER       PERCENT     IN THE OFFERING   NUMBER              PERCENT
------------------------         --------       -------     ---------------   ------              -------

All Directors and Executive
Officers as a Group (7 persons)  1,027,179 (6)    65.7%         41,365           1,068,544        53.7%
-------------------------------

Additional Principal
Shareholder
--------------------

Valerie G. Ketron                  117,794 (7)     8.0%          3,600             121,394 (7)     6.4%
2340 Pendragon Road
Kingsport, TN  37660

-------------------------
*    Less than 1%

(1)  Includes the following:

            Number               Manner
           of Shares             Held
           ---------             ------
           577,190               Owned directly
            24,150               Vested options under BancTenn Corp.'s Employee Stock Incentive Plan
           174,970               Held by family trusts of which Mr. Greene is trustee or co-trustee
            13,262               Voted by Mr. Greene as custodian and trustee for his daughter

         Mr. Greene shares voting power with his sister, Valerie G. Ketron, as co-trustees with respect to 75,505 shares held in the family trusts referenced above.


(2) Includes vested options to purchase 40,750 shares under our Employee Stock Incentive Plan and 1,233 shares under our Employee Stock Purchase Plan.

(3) Includes vested options to purchase 26,750 shares under our Employee Stock Incentive Plan and 1,014 shares under our Employee Stock Purchase Plan. Also includes 12,431 shares held by Mr. Harmon jointly with his wife and 1,491 shares held by Mr. Harmon as custodian for their son and 1,945 shares owned by Mr. Harmon's wife, as to which beneficial ownership is shared.

(4) Includes 91,793 shares owned by Mr. Poteat and 4,163 shares owned by his wife, as to which they share beneficial ownership.

(5) Includes 3,474 shares owned by Mr. Seward's wife as to which he exercises voting and investment powers.

(6) Percentages of ownership are calculated assuming exercise of all vested options outstanding under our Employee Stock Incentive Plan and our Employee Stock Purchase Plan.

(7) Includes 38,023 shares owned by Mrs. Ketron and 75,705 shares as to which she shares voting powers as co-trustee with her brother, William
         B. Greene, Jr. This also includes a total of 4,066 shares held by Mrs. Ketron as custodian for her daughter and grandchildren.

                        DIRECTORS AND EXECUTIVE OFFICERS

         BANCTENN CORP. The following table sets forth information as of April 30, 2000 concerning each of our directors and executive officers. Except for William R. Garwood, all of the directors of BancTenn Corp. are also directors of Bank of Tennessee.

NAME                                              AGE           POSITION AND OFFICES HELD
----                                              ---           -------------------------
William B. Greene, Jr.                            62            Chairman of the Board
Colon A. Terrell, Jr.                             52            Director, President and Chief Executive Officer
Roy L. Harmon, Jr.                                45            Director and Executive Vice President
C. B. Duke, IV                                    64            Director
William R. Garwood                                61            Director
John H. Poteat                                    87            Director
John E. Seward, Jr.                               51            Director


         BANK OF TENNESSEE. The following table sets forth information as of April 30, 2000, concerning the executive and senior officers of Bank of Tennessee.

 NAME                                           AGE           POSITION AND OFFICES HELD WITH BANK
 ----                                           ---           -----------------------------------
 Roy L. Harmon, Jr.                              45           Vice-Chairman and Chief Executive Officer
 Kenneth H. Maloy                                40           President
 Mary Mac Wilson                                 30           Executive Vice-President
 Tony L. Howell                                  42           Executive President and Chief Credit Officer
 Paul  W. Holt                                   61           Executive Vice President
 Darla M. Scott                                  34           Senior Vice President and Chief Financial Officer
 Mark Anderson                                   46           Senior Vice President
 Craig S. Denison                                41           Senior Vice President
 Joe Carr                                        42           Senior Vice President


         WILLIAM B. GREENE, JR. has been chairman of the board of BancTenn Corp. since 1985. He served as president and chief executive officer from 1990 to 1992. He is also chairman of the board, president, and chief executive officer of Carter County Bancorp., Inc., and chairman of Carter County Bank, each of which is an affiliate of BancTenn Corp. Additionally, he is a director of JDN Realty Corporation, a real estate investment trust, and a director of Lone Star Steakhouse and Saloon, Inc., a restaurant company.

         COLON A. TERRELL, JR. has served as president of BancTenn Corp. since 1992 and has served as chief executive officer since 1992. Mr. Terrell is a director of BancTenn Corp. and chairman of the board of Bank of Tennessee. He served as chief executive officer of Bank of Tennessee from 1992 through 1997.

         ROY L. HARMON, JR. is an executive vice president of BancTenn Corp. and vice chairman and chief executive officer of Bank of Tennessee. From 1998 through 1999 he served as president and chief executive officer of Bank of Tennessee. He was president and chief operating officer of Bank of Tennessee from 1995 through 1997. He has been employed by BancTenn Corp. and Bank of Tennessee since 1991.

         C. B. DUKE, IV is a director of BancTenn Corp. and Bank of Tennessee. He was first elected as a director of Bank of Tennessee in 1989 and first elected as a director of BancTenn Corp. in 1989. Mr. Duke is the chairman and chief executive officer of Holston Glass Company, a glass fabricator, supplier and installer headquartered in Kingsport, Tennessee.

         WILLIAM R. GARWOOD is a director of BancTenn Corp. and was first elected in 1997. Mr. Garwood is retired from Eastman Chemical Company where he was president of Tennessee Eastman Company from 1989 to 1996. Mr. Garwood is a director of Paragon Commercial Bank, an affiliate of BancTenn Corp. Mr. Garwood resides in Hilton Head Island, South Carolina and is engaged in private consulting to the chemical industry. Mr. Garwood served as a director of Bank of Tennessee from 1991 to 1994.

         JOHN H. POTEAT is a director of BancTenn Corp. and Bank of Tennessee. He was first elected as director of Bank of Tennessee in 1974 and first elected as director of BancTenn Corp. in 1985. He is engaged in land development and farming. He previously served as president of Poteat Oil Company, an oil distributorship.

         JOHN E. SEWARD, JR. is a director of BancTenn Corp and Bank of Tennessee. He was first elected a director of Bank of Tennessee in 1981 and first elected as a director of BancTenn Corp. in 1985. Mr. Seward is a director of Carter County Bancorp, Inc. and its subsidiary, Carter County Bank. Mr. Seward is chairman of the board and chief executive officer of PLC, Inc., a liquidator of retail and wholesale building supplies headquartered in Piney Flats, Tennessee. Mr. Seward is also president of Lynn Air, Inc. an aircraft leasing and brokerage company.

         KENNETH H. MALOY is president and a director of Bank of Tennessee. He joined Bank of Tennessee in 1998 as executive vice president. Prior to joining Bank of Tennessee, he was executive vice president at First American National Bank in Kingsport, Tennessee. He was with First American National Bank for a total of 15 years with his most recent tenure being from 1993 to 1998.

         MARY MAC WILSON is executive vice president of Bank of Tennessee. She joined Bank of Tennessee in 1992 and has held a number of management positions including senior vice president-commercial lending and senior vice president-branch administration. She was elected executive vice president in January, 2000.

         PAUL W. HOLT is executive vice president of Bank of Tennessee and has been with Bank of Tennessee since 1994. He was previously employed by Dominion Bank and First Union National Bank in Bristol, Virginia from 1974 to 1994.

         DARLA M. SCOTT is senior vice president and chief financial officer of Bank of Tennessee and also is vice president and chief financial officer of BancTenn Corp. She has been employed by Bank of Tennessee since 1988.

         MARK ANDERSON is senior vice president in charge of Bank of Tennessee's Tennessee General business division and related technology services. Mr. Anderson has been employed by Bank of Tennessee since 1995. Prior to that time, he was an owner of Tennessee General Corporation which was the predecessor to our current Tennessee General business division.

         CRAIG S. DENISON is senior vice president of Bank of Tennessee and concentrates on our commercial banking relationships with professional practice groups including physicians, attorneys, accountants and other professions. He joined Bank of Tennessee in 1998. Prior to that time he was a senior vice president with First American National Bank from 1994 to 1998.

         JOE CARR is senior vice president of Bank of Tennessee and concentrates on commercial lending in Johnson City and Washington County, Tennessee. He joined Bank of Tennessee in 1990 and has held the position of Senior Vice President since 1998.

         Except for Mr. Greene, none of our directors holds any directorships in companies with a class of securities registered under Section 12 of the Securities Exchange Act or subject to the requirements of Section 15(d) of that Act or any company registered as an investment company under the Investment Company Act of 1940. Mr. Greene is a director of JDN Realty Corporation and Lone Star Steakhouse & Saloon, Inc., each of which has securities registered under
Section 12 of the Securities Exchange Act.

BOARD COMMITTEES

         BANCTENN CORP. Our board of directors acts a committee of the whole in most matters. The board of directors has, however, established the following committees:

         AUDIT COMMITTEE. The audit committee of BancTenn Corp. is responsible for establishing and monitoring the annual external audit engagement with our independent auditors. The external audit function is required to include all material activities of Bank of Tennessee and any other financial institution with which BancTenn Corp. or Bank of Tennessee is considered to have an affiliate or material business relationship for regulatory purposes including Paragon Commercial Bank. The audit committee monitors the particular risk areas incident to BancTenn Corp.'s operations and investments. The audit committee also monitors the internal audit function of Bank of Tennessee and reviews financial reports from Bank of Tennessee. The current voting members of the audit committee are John E. Seward, Jr., chairman, C. B. Duke, IV, William R. Garwood, and John H. Poteat, each of whom is an outside director. William B. Greene, Jr., Colon A. Terrell, Jr. and Roy L. Harmon, the inside directors, serve as non-voting members of the committee.

         STOCK OPTIONS COMMITTEE. The stock options committee meets as needed to review and approve proposed stock option grants under our Employee Stock Incentive Plan and our Employee Stock Purchase Plan. Officers and employees of both BancTenn Corp. and Bank of Tennessee are participants in these plans. The current members of this committee are C. B. Duke, IV., chairman, John E. Seward, Jr., William R. Garwood, and John H. Poteat, each of whom is an outside director.

         BANK OF TENNESSEE. In addition to the audit committee and stock options committee of BancTenn Corp., the board of directors of Bank of Tennessee has also established the following standing committees: the loan and investment committee, the audit committee and the asset/liability committee.

         LOAN AND INVESTMENT COMMITTEE. Under applicable limits of authority delegated by the board of directors of Bank of Tennessee and subject to applicable banking regulations, the loan and investment committee has the power to examine and approve loans and extensions of credit and to monitor the Bank's investment portfolio. The loan and investment committee is comprised of the members of the Bank of Tennessee board of directors, and its current members are Jo Anne Paty, chairman, Thomas Burleson, C. B. Duke, IV, Samuel T. Easley, Paul Farnor, William B. Greene, Jr., Roy L. Harmon, Kenneth Maness, Richard W. Pectol, Anne B. Pope, John H. Poteat, John E. Seward, Jr., Paul E. Stanton and Colon A. Terrell, Jr.

         AUDIT COMMITTEE. The responsibilities of the audit committee are to monitor the internal operations of Bank of Tennessee as they pertain to the Bank's internal financial controls and accounting, to make an annual examination into the affairs of the Bank, and to report the results of this examination in writing to the Bank's board of directors together with any recommendations the committee deems advisable. The current members of the audit committee are John
E. Seward, Jr. chairman, Thomas Burleson, Richard W. Pectol, Anne B. Pope, John
H. Poteat, Colon A. Terrell, Jr., Roy L. Harmon, Jr., and Kenneth H. Maloy.

         ASSET/LIABILITY COMMITTEE. The asset/liability committee meets periodically to monitor the matching of Bank of Tennessee's interest rate sensitive assets and interest rate sensitive liabilities and to make adjustments where prudent to maintain appropriate compatibility between these two components. The current members of the asset/liability committee are C. B. Duke IV, chairman, Kenneth Maness, Samuel T. Easley, Paul Farnor, William B. Greene, Jr., Roy L. Harmon, Jr., Kenneth H. Maloy, Jo Anne Paty, and Colon A. Terrell, Jr.

                                  COMPENSATION

DIRECTOR COMPENSATION

         FEES. Directors of BancTenn Corp., including directors who are also officers of BancTenn Corp., receive an annual fee of $6,000, payable in quarterly installments of $1,500 each. They do not receive any additional fees for meetings attended. Directors of Bank of Tennessee who are not also employees of BancTenn Corp. or Bank of Tennessee, receive an annual retainer of $6,000, payable in quarterly installments of $1,500 each. The chairman of the audit committee receives a fee of $300 for each meeting attended, and other members of the audit committee receive a fee of $200 for each committee meeting attended. The chairman of the loan and investment committee and the chairman of the asset/liability committee each receive a fee of $150 for each committee meeting which they chair, and the other members of these committees receive a fee of $100 for each meeting attended.

         STOCK OPTIONS. Under our Directors Stock Option Plan, approved by our shareholders at the 2000 annual shareholders meeting held on April 24, 2000, directors of BancTenn Corp. and Bank of Tennessee are eligible to receive options to purchase our common stock. The maximum annual award per director is 1,000 shares. A person who is a director of both BancTenn Corp. and Bank of Tennessee is eligible to receive only one option grant per year. Option awards are available to both employee and non-employee directors. The board has reserved 50,000 shares of BancTenn Corp. common stock for issuance under options that may be granted under the plan. The number of shares reserved for issuance under the plan will be automatically adjusted for any stock split, stock dividend or other reorganization or reclassification of our common stock.

EXECUTIVE COMPENSATION

         The table below shows information concerning the compensation paid to our chief executive officer and our other most highly compensated executive officers for services to us in all capacities for the years ended 1999, 1998 and 1997.


                           SUMMARY COMPENSATION TABLE

                                                                                   LONG-TERM
                                                 ANNUAL COMPENSATION(1)         COMPENSATION(2)
                                               ----------------------------     ---------------
                                                                                  SECURITIES
                                                                                  UNDERLYING          ALL OTHER
NAME AND PRINCIPAL POSITION          YEAR         SALARY($)     BONUS($)          OPTIONS(3)        COMPENSATION(4)
---------------------------          ----         ---------     --------          ----------        ---------------
William B. Greene, Jr.               1999          180,000           --                 --                     --
Chairman of the Board                1998          180,000           --             12,500                     --
                                     1997          180,000           --                 --                     --

Colon A. Terrell, Jr.                1999          205,411       41,000                 --                 14,007
President and Chief Executive        1998          190,082       37,000              8,750                  9,704
Officer                              1997          164,798       30,000                 --                  9,496

Roy L. Harmon, Jr.                   1999          159,377       33,000                 --                 13,342
Executive Vice President             1998          136,125       28,000              6,250                 12,169
                                     1997          105,037       20,000                 --                 11,615

Kenneth H. Maloy                     1999          111,661       15,000                 --                  7,817
President and Chief Operating        1998           85,598       12,000              5,000                     --
Officer of Bank of Tennessee         1997               --           --                 --                     --

Tony L. Howell                       1999           97,000       15,000                 --                     --
Senior Vice President and Chief      1998           88,425       13,500              3,125                     --
Credit Officer                       1997           66,739       12,000                 --                     --

(1) We have omitted information on "perks" and other personal benefits because the total value of these items does not meet the minimum amount required for disclosure under Securities and Exchange Commission rules.

(2) BancTenn Corp. has not awarded restricted stock or long-term incentives other than stock options. Accordingly, we have omitted columns relating to these types of awards.

(3) Prior to this offering, there has been no public trading market for the shares of BancTenn Corp. common stock. As a result, we determined the value of the stock option awards listed above based on the per share sales price of BancTenn Corp. common stock in the transactions known to management to have occurred nearest to the grant date. All awards granted in 1998 were granted on August 31, 1998 and have been adjusted for a 5-for-4 stock split on May 13, 1999. The nearest known transaction to August 31, 1998 occurred on September 9, 1998 and the per share sales price was $25.60 (adjusted for the 5-for-4 stock split on May 13, 1999). The stock option awards vest at varying schedules measured from the grant date.

(4) Includes the following contributions to the indicated person's 401(k) plan account for the years indicated:

                                             1999                  1998                   1997
                                             ----                  ----                   ----
               Mr. Terrell                   4,422                4,016                   3,808

               Mr. Harmon                    4,387                3,214                   2,660

               Mr. Maloy                     3,347                1,938                      --

               Mr. Howell                    2,474                1,681                   1,156


         Includes the following premiums paid under split dollar life insurance plan for each of the years indicated.

                                              1999                      1998                   1997
                                              -----                    -----                   -----
                Mr. Terrell                   9,585                    5,688                   5,688
                Mr. Harmon                    8,955                    8,955                   8,955
                Mr. Maloy                     4,470                       --                      --


                        OPTION GRANTS IN LAST FISCAL YEAR
                               (Individual Grants)

         The following table sets forth information regarding grants of stock options made under our Employee Stock Purchase Plan during the year ended December 31, 1999. No options were granted under our Employee Stock Incentive Plan during the year ended December 31, 1999.

                                            NUMBER OF            PERCENT OF
                                            SECURITIES              TOTAL
                                            UNDERLYING       OPTIONS GRANTED TO       EXERCISE OR
                                             OPTIONS            EMPLOYEES IN           BASE PRICE
    NAME                                    GRANTED(#)           FISCAL YEAR             ($/SH)          EXPIRATION DATE
    ----                                    ----------       ------------------       -----------        ---------------
William B. Greene                                 --                   --                    --                 --
Colon A. Terrell, Jr.                          1,766                 7.13                 17.84              12/31/99
Roy L. Harmon, Jr.                             1,316                 5.31                 17.84              12/31/99
Kenneth H. Maloy                                  --                   --                    --                 --
Tony L. Howell                                   855                 3.45                 17.84              12/31/99

               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

         The following table shows, for each named executive officer, the value of options exercised in 1999, the number of shares of our stock covered by both exercisable and unexercisable options as of December 31, 1999 and the year-end value of exercisable and unexercisable options to purchase shares of our stock as of December 31, 1999.

                                                                                                       VALUE OF
                                                                  NUMBER OF SECURITIES               UNEXERCISED
                                SHARES                           UNDERLYING UNEXERCISED              IN-THE-MONEY
                               ACQUIRED                               OPTIONS/SARS                   OPTIONS/SARS
                                  ON            VALUE                 AT FY-END(#)                   AT FY-END($)
NAME                         EXERCISE(#)      REALIZED($)        ----------------------       -----------------------------
----                         -----------      -----------     EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
                                                              -----------    -------------    -----------    -------------

William B. Greene, Jr.          27,000          537,975          24,150          8,750          332,070         22,750
Colon A. Terrell, Jr.            1,766           19,709          40,750          7,000          779,412         35,000
Roy L. Harmon, Jr.               1,316           14,687          26,750          5,000          512,523         25,000
Kenneth H. Maloy                    --               --           2,500          2,500           15,703         12,500
Tony L. Howell                     855            9,542           6,025          2,500          118,025         12,500


CHANGE OF CONTROL AGREEMENTS

         We have entered into Change of Control Agreements with Colon A. Terrell, Jr. and Roy L. Harmon, Jr. which provide they are entitled to receive specified compensation in the event we undergo a "change of control" and either of them experiences a substantial change in his work duties or responsibilities within three years thereafter. Specifically, the arrangements provide that upon the occurrence of a change of control, and if the executive terminates his employment within three years thereafter, subject to specified exceptions, that the executive will be entitled to receive from BancTenn Corp. an amount equal to five times his average annual earnings. In addition, each executive would be entitled to continued coverage, until his normal retirement age, under the medical insurance and accident and disability insurance plans in effect as of the date of termination. Each would also receive ownership of any split-dollar life insurance policies that might then be in effect insuring his life as well as ownership of any automobile and country club membership then assigned for his use. If any automobile or club membership is not transferable or was already owned by the executive prior to his employment with us, then we will pay a cash amount reasonably equivalent to the fair market value of the automobile and country club membership. Each executive would also continue to enjoy any supplemental retirement benefits or incentive compensation benefits which might have accrued and been earned prior to his termination.

         Under the terms of these agreements, each executive agrees that, in the event any third person initiates a tender offer or an exchange offer, circulates a proxy to our shareholders, or takes other steps to effect a change of control, he will not voluntarily leave his employment upon less than three months prior written notice and will continue to perform all of his customary duties until the third party has abandoned its efforts to effect a change of control or until a change of control has occurred.

         The benefits of the agreements are not triggered by the executive's death, permanent disability, or attainment of normal retirement age. In addition, the benefits would not be available in the event their employment is terminated for cause which is defined as a felony conviction.

         As used in the agreements the term "change of control" means, with respect to BancTenn Corp. or Bank of Tennessee, the occurrence of any of the following:

         -        The death of William B. Greene, Jr.;

         -        The permanent mental disability of William B. Greene, Jr.
                  which means that we have obtained a competent independent medical opinion that he is incapable of managing his business affairs and exercising the judgment and discretion reasonably required to do so;

         -        If any person or entity, including a group as defined in
                  Section 11(d)(3) of the Securities Exchange Act of 1934, other than (1) BancTenn Corp. or any of its wholly-owned subsidiaries, or (2) any employee benefit plan of BancTenn Corp. or any of its subsidiaries or (3) William B. Greene, Jr. and his related interests, becomes the beneficial owner of securities of BancTenn Corp. or Bank of Tennessee having more than 50% of the combined voting power of the then outstanding securities of BancTenn Corp. or Bank of Tennessee that may be cast for the election of directors of BancTenn Corp. or Bank of Tennessee other than as a result of issuing securities in the ordinary course of business;

         - If, as the result of or in connection with any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions, less than a majority of the combined voting power of the then outstanding securities of BancTenn Corp. or Bank of Tennessee, are held in the aggregate by the holders of the securities entitled to vote generally in the election of directors of BancTenn Corp. or Bank of Tennessee immediately prior to such transaction; or

         - If, during any period of two consecutive years, individuals who at the beginning of the two-year period constituted the board of directors of BancTenn Corp. or Bank of Tennessee cease for any reason to constitute at least a majority of that board, unless the election of each director when first elected during the two-year period was approved by a vote of at least two-thirds of the directors of BancTenn Corp. or Bank of Tennessee, as the case may be, then in office.

         As used in these agreements, the term "William B. Greene, Jr. and his related interests" means William B. Greene, Jr., Greene Investment Corporation, any trust of which Mr. Greene is a trustee, co-trustee, or beneficiary, and any partnership, corporation or limited liability company of which Mr. Greene is an officer, director, shareholder, member or equity owner.


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


EMPLOYEE STOCK INCENTIVE PLAN

         The BancTenn Corp. Employee Stock Incentive Plan, adopted in May 1992, provides for the grant of stock options and other stock-based awards as an incentive to key employees. We have reserved a total of 279,600 shares to be issued under the Employee Stock Incentive Plan. Under this plan, the board of directors may grant options, restricted stock, or other stock-based compensation to employees equal to the fair market value of the stock on the date of the grant. As of April 30, 2000 and taking into account stock splits, there were outstanding options to purchase 152,601 shares under the plan, and options for 30,662 shares had been exercised.

EMPLOYEE STOCK PURCHASE PLAN

         We have reserved 125,000 shares of common stock for issuance under our Employee Stock Purchase Plan. We adopted the plan in April 1996 under Section 423(b) of the Internal Revenue Code. Under the plan, employees are granted options each year to purchase a pro-rata portion of a pool of shares which are set aside under the plan on an annual basis. The options are awarded to eligible employees in proportion to their relative levels of annual base compensation. The option price is equal to 85% of the fair market value of our stock at the date of each annual grant. The plan provides that for purposes of this formula fair market value cannot be less than 150% of the book value of our stock as of the end of the preceding calendar year. Any employee who owns more than 5% of our stock is not eligible to participate in the plan. As of March 31, 2000 and taking into account stock splits, employees had purchased a total of 64,539 shares under the plan. Additionally, we have awarded options for the year 2000 totaling 19,941 shares.

401(k) PLAN

         We have a qualified 401(k) employee retirement plan under which our employees are eligible, subject to statutory limitations, to have up to 15% of their gross wages withheld on a tax-deferred basis and contributed to the plan. The plan covers all of our employees and includes a vesting schedule for matching contributions made by BancTenn Corp. The employer match is equal to $.50 for each $1.00 contributed by an employee, up to the first 6% of the employee's wages. The employer contributions are subject to a vesting schedule under which 25% becomes vested after an employee completes 3 years of service, 50% after 4 years of service, and 100% after 5 years of service.

CASH BONUSES

         Although we have not established a formal cash bonus plan, in the past we have paid cash bonuses to our employees. The payment of these bonuses, and the amount and frequency of these bonuses, is subject to the discretion of the board of directors and there is no assurance that bonuses will be paid in any given year.

COMPENSATION COMMITTEE

         Matters related to executive compensation, including the award of stock options, cash bonuses and other executive compensation benefits, are handled by the disinterested members of BancTenn Corp.'s board of directors.


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


                           RELATED PARTY TRANSACTIONS

         Our directors and the business organizations and individuals associated with them are customers of and have banking transactions with Bank of Tennessee and our banking affiliates in the ordinary course of business. These transactions include loans, commitments, lines of credit and letters of credit. All of these transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and do not involve more than a normal risk of collectibility or present any other unfavorable features. We also expect to have additional transactions with these persons and businesses in the future.

         Through our Tennessee General division, we provide data processing and support services to our affiliates, Carter County Bank and Paragon Commercial Bank. We also provide financial and consulting services to Paragon Commercial Bank. These services are provided at rates which are comparable to the rates customarily charged in the general marketplace for these types of services.

         From time to time, we contract for the use an airplane owned by Carter County Bank. We use this airplane in the ordinary course of our business, particularly as it relates to monitoring our investment in Paragon Commercial Bank located in Raleigh, North Carolina. We pay for the use of this airplane and its pilots at a predetermined hourly charge which is consistent with the fair market value of similar charter services.

         Our chairman and largest shareholder, William B. Greene, Jr., is also the chairman of the board and the largest shareholder of Carter County Bancorp., Inc. He controls approximately 87% of the outstanding stock of Carter County Bancorp., Inc.


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


                        DESCRIPTION OF OUR CAPITAL STOCK

         Our charter authorizes us to issue up to 6,000,000 shares of common stock, par value $8.00 per share, of which up to 428,571 shares will be issued in to this offering. As of April 30, 2000, there were 1,468,601 shares of our common stock issued and outstanding.

         COMMON STOCK. All shares of our common stock are entitled to share equally in dividends from legally available funds, when, as and if declared by our board of directors. Upon liquidation or dissolution of BancTenn Corp, whether voluntary or involuntary, all shares of our common stock are entitled to share equally in all assets available for distribution to the shareholders. Except for cumulative voting in the election of directors, each holder of our common stock is entitled to one vote for each share on all matters submitted to the shareholders. See "Important Provisions of Our Charter and Bylaws Cumulative Voting" on page 62. There is no redemption right, sinking fund provision or right of conversion in existence with respect to our common stock. All shares of the common stock issued in this offering will be fully paid and non-assessable. Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of our outstanding common stock are entitled to receive dividends out of legally available assets at times and in amounts as our board of directors may determine from time to time. Upon liquidation, dissolution or winding up of BancTenn Corp., the assets legally available for distribution to shareholders are distributable ratably among the holders of our common stock after payment of liquidation preferences, if any, on any outstanding preferred stock and payment of other claims of creditors.

         PREFERRED STOCK. Our charter authorizes us to issue up 250,000 shares of preferred stock upon terms and conditions as our board of directors may determine from time to time. No consent or approval of the holders of our common stock is required in order for our board of directors to authorize the issuance of a series of preferred stock. Our board of directors is authorized to issue one or more series of preferred stock and to establish the dividend rate, redemption terms, conversion rights and other similar rights, if any, of any series of preferred stock. In the event of the liquidation of BancTenn Corp., the holders of preferred stock would have legal priority over the holders of our common stock to the extent of the liquidation preferences of our preferred stock as established by our board of directors. The issuance of preferred stock, while providing flexibility in connection with the raising of additional capital or possible acquisitions, could also have the effect of delaying, deferring or preventing a change of control of BancTenn Corp. We do not have any shares of preferred stock outstanding, and we have no current plans to issue any shares of preferred stock.


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

                 IMPORTANT PROVISIONS OF OUR CHARTER AND BYLAWS

GENERAL

         The Tennessee Business Corporation Act and our charter and bylaws govern shareholders' rights and related matters. Our charter provides for cumulative voting in the election of directors. Our charter also contains certain provisions relating to the removal of our directors which could have the effect of impeding an attempt to change or remove management or gain control of BancTenn Corp. in a transaction not supported by our board of directors. In addition, our charter also contains a provision which eliminates the potential personal liability of directors for monetary damages, and our bylaws contain provisions which provide indemnification for our directors. The provisions relating to cumulative voting, removal of directors, elimination of liability, and indemnification of directors are discussed more fully below.

         PREEMPTIVE RIGHTS. Our charter reserves to each holder of our common stock preemptive rights to acquire additional shares of our common stock when we offer new shares for purchase. The purpose of preemptive rights is to allow each shareholder to avoid having his or her ownership position diluted when we issue new shares of common stock. Preemptive rights provide each shareholder the right to purchase from us a number of shares that will enable the shareholder to maintain his or her ownership percentage as of the time new shares are offered for sale. A shareholder is not required to exercise all or any portion of his or her preemptive rights and is not prohibited from acquiring additional shares in excess of his or her preemptive rights entitlement. Under Tennessee law and our charter, preemptive rights are not applicable with respect to:

         - shares issued as compensation to our directors, officers, agents or employees, or to those of our subsidiaries and affiliates;

         - shares issued to satisfy conversion or option rights created to provide compensation to our directors, officers, agents or employees and to those of our subsidiaries and affiliates; and

         -        shares sold other than for money.

Shares which are subject to preemptive rights but which are not acquired by our shareholders within the time specified may be issued by us for a period of one year after being to offered to our shareholders at a price not less than the preemptive rights offering price.

         CUMULATIVE VOTING. Under the terms of our charter, shareholders have the right to exercise cumulative voting in the election of directors. This means that each shareholder has the right to cast a total number of votes equal to the product of the total number of shares which he or she is entitled to vote, multiplied by the total number of directors to be elected. A shareholder may cast all of his or her cumulative votes for any one director nominee or may distribute his or her votes among various nominees as he or she deems appropriate. A shareholder who wishes to exercise his or her right of cumulative voting must comply with statutory notice requirements.

         REMOVAL OF DIRECTORS. Under Tennessee law, one or more directors of a corporation may be removed with or without cause by the affirmative vote of a majority of the shares present at a meeting at which a quorum is represented and entitled to vote, unless the charter or a bylaw adopted by the shareholders provides otherwise. Our charter provides, however, that our directors may be removed during their terms only for cause, which is defined as final conviction of a felony, declaration of unsound mind by court order, adjudication of bankruptcy, nonacceptance of office, or conduct prejudicial to our interests, or without cause only by the affirmative vote of the holders of two-thirds of the issued and outstanding shares of common stock entitled to vote in an election of directors.

         This provision may make it more difficult and time consuming for a potential acquiror to obtain control of BancTenn Corp. by replacing the board of directors and management. Furthermore, this provision may also make it more difficult for our shareholders to replace the board of directors or management, even if a majority of the shareholders believes that replacing them would be in our best interests. As a result, this provision may tend to perpetuate the incumbent board of directors and management.

         Although our management believes this provision is beneficial to our shareholders, it also may tend to discourage some takeover bids that are not supported by our board. As a result, our shareholders may be deprived of opportunities to sell some or all of their shares at prices that represent a premium over prevailing market prices. On the other hand, defeating undesirable acquisition offers can be a very expensive and time-consuming process. To the extent that this provision discourages undesirable proposals, we may be able to avoid those expenditures of time and money.

INDEMNIFICATION

         Our bylaws contain indemnification provisions which provide that directors, officers, employees or agents of BancTenn Corp., the insiders, will be indemnified against expenses actually and reasonably incurred by them if they are successful on the merits of a claim or proceeding.

         When a case or dispute is not ultimately determined on its merits, for example, if it is settled, the indemnification provisions provide that we will indemnify insiders when they meet the applicable standard of conduct. The applicable standard of conduct is met if the insider acted in a manner he or she in good faith believed to be in or not opposed to the best interests of BancTenn Corp., and with respect to any criminal action or proceeding, if the insider had no reasonable cause to believe his or her conduct was unlawful. Whether the applicable standard of conduct has been met is determined by the board of directors, the shareholders or independent legal counsel in each specific case.

         Our bylaws also provide that the indemnification rights set forth in the bylaws are not exclusive of other indemnification rights to which an insider may be entitled under any bylaw, resolution or agreement, either specifically or in general terms approved by the affirmative vote of the holders of a majority of the shares entitled to vote. We can also provide for greater indemnification than that set forth in the bylaws if we choose to do so, subject to approval by our shareholders. We may not, however, indemnify an insider for liability arising out of circumstances that constitute exceptions to limitation of an insider's liability for monetary damages. See "--Limitation of Liability" on page 64.

         The indemnification provisions of our bylaws specifically provide that we may purchase and maintain insurance on behalf of any insider against any liability asserted against the insider and incurred by him or her in any such capacity, whether or not we would have had the power to indemnify against the liability.

         We are not aware of any pending or threatened action, suit or proceeding involving any insiders for which indemnification from us may be sought. We have acquired directors and officers liability insurance intended to cover any indemnification liability we may have to our directors and officers.

         To the extent indemnification for liabilities arising under the Securities Act of 1933 is permitted to our insiders under the above provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities, other than the payment by us of expenses incurred or paid by an insider in the successful defense of any action, suit or proceeding, is asserted by an insider in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether the indemnification by us is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of the issue.

LIMITATION OF LIABILITY

         Our charter, subject to the exceptions listed below, also eliminates the potential personal liability of a director for monetary damages to us and to our shareholders for breach of a fiduciary duty as a director. However, there is no elimination of liability for:

         -        a breach of the duty of loyalty to us or to our shareholders;

         - an act or omission not in good faith or involving intentional misconduct or a knowing violation of law; or

         -        liability for unlawful distributions of corporate property.

Our charter does not eliminate or limit our right or that of our shareholders to seek injunctive or other equitable relief not involving monetary damages.

         The Tennessee Business Corporation Act allows Tennessee corporations, with the approval of their shareholders, to include in their charter a provision eliminating or limiting the liability of directors, except in the circumstances described above. We included the limitation of liability provision in our charter to encourage qualified individuals to serve and remain as our directors. While we have not experienced any problems in locating directors to date, we could experience difficulty in the future as our business activities expand and diversify. We also included the limitation of liability provision to enhance our ability to secure liability insurance for our directors at a reasonable cost. We believe that this provision has enabled us to secure this insurance on terms more favorable than if this provision were not included in our charter.

MERGER TRANSACTIONS

         Under our charter, any merger or sale, lease, exchange or other disposition of all or substantially all of our assets in a transaction with a person or entity who owns 5% or more of our outstanding shares requires the affirmative vote of two-thirds of our outstanding shares entitled to vote. This two-thirds shareholder approval requirement does not apply if:

         - prior to or at the time the person or entity acquired 5% or more of our stock, our board of directors approved a memorandum of understanding substantially consistent with the transaction by which the person or entity acquired the ownership position; or

         - the transaction is approved by at least two-thirds of our entire board of directors at any time prior to the transaction being completed.

This charter provision may be amended only by two-thirds approval of our entire board of directors or by two-thirds approval of all outstanding shares entitled to vote on the amendment.

         With respect to any merger or consolidation offer made by a third party, and with respect to any tender offer or exchange offer to acquire any equity security of BancTenn Corp. or any offer to acquire all or substantially all of our assets, our charter requires that our board of directors, in determining the best interests of BancTenn Corp. and our shareholders, give due consideration to all relevant factors including, but not limited to:

         - the short-term and long-term social and economic effects on our employees, customers and other constituents and the communities that we serve; and

         - the consideration being offered by the other party in relation to the then current value of our assets and our business in a freely negotiated transaction and in relation to our board's estimate of our future value as an independent entity.

This charter provision may be amended only by a two-thirds vote of our entire board of directors by a two-thirds vote of our outstanding shares entitled to vote on the amendment.

BYLAW AMENDMENTS

         Our charter provides that our board of directors has the right to amend our bylaws by the affirmative vote of a majority of our directors present at a meeting at which a quorum is present, except that an amendment to change the number of directors requires the affirmative vote of at least two-thirds of the entire board of directors. This charter provision may be amended only by two-thirds approval of our entire board of directors or by two-thirds approval of our outstanding shares entitled to vote on the amendment.

                         SHARES ELIGIBLE FOR FUTURE SALE

         After the close of this offering, we will have up to 1,897,172 shares of common stock outstanding. This includes approximately 876,836 shares that may be immediately resold after the offering in the public market without restriction. The remaining 1,020,336 shares of our outstanding common stock will become available for resale in the public market at future dates after the close of this offering subject to the resale limitations under the federal securities laws and subject to other limitations in the case of shares issued under our Employee Stock Incentive Plan and our Employee Stock Purchase Plan.

         Rule 144 under the Securities Act of 1933 places volume and other limitations on the resale of restricted shares and the resale of shares held by our affiliates. Restricted shares, for Rule 144 purposes, are shares that have been acquired within the last two years under an exemption from registration under federal securities law. An affiliate is a person who directly or indirectly controls, is controlled by, or is under common control with, the BancTenn Corp. Affiliates of a company generally include its directors, executive officers and principal shareholders.

         Rule 144 provides that (1) holders of restricted shares who have held their shares for at least one year, and (2) affiliates, will be entitled to sell within any three-month period a number of shares that does not exceed the greater of one of the following amounts:

         -        1% of the outstanding shares of common stock; or

         - the average weekly trading volume during the four calendar weeks preceding his or her sale.

         Sales under Rule 144 are also subject to provisions regarding manner of sale, notice requirements and the availability of current public information about BancTenn Corp. Nonaffiliates who have held restricted shares for two years are not subject to the volume and other limitations under Rule 144. Affiliates will not be subject to the volume restrictions and other limitations under Rule 144 beginning 90 days after their status as an affiliate terminates, unless they hold restricted shares. In that event, they must also have held their restricted shares for two years.


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

                           SUPERVISION AND REGULATION

         The following discussion describes the material elements of the regulatory framework that applies to banks and bank holding companies and provides specific information related to us.

 GENERAL

         BancTenn Corp. is a bank holding company registered with the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956. As a result, we and any future non-bank subsidiaries we establish are and will be subject to the supervision, examination, and reporting requirements of the Bank Holding Company Act and the regulations of the Federal Reserve.

ACQUISITIONS

         The Bank Holding Company Act requires every bank holding company to obtain the Federal Reserve's prior approval before:

         - it may acquire direct or indirect ownership or control of any voting shares of any bank if, after the acquisition, the bank holding company will directly or indirectly own or control more than 5% of the bank's voting shares;

         - it or any of its non-bank subsidiaries may acquire all or substantially all of the assets of any bank; or

         - it may merge or consolidate with any other bank holding company.

         The Bank Holding Company Act also provides that the Federal Reserve may not approve any transaction that would result in or tend to create a monopoly, substantially lessen competition or otherwise function as a restraint of trade, unless the anti-competitive effects of the proposed transaction are clearly outweighed by the public interest in meeting the convenience and needs of the community to be served. The Federal Reserve is also required to consider the financial and managerial resources and future prospects of the bank holding companies and banks concerned and the convenience and needs of the communities to be served. The Federal Reserve's consideration of financial resources generally focuses on capital adequacy, which is discussed below.

         Under the Riegle-Neal Interstate and Branching Efficiency Act, we, and any other bank holding company located in Tennessee, may acquire a bank located in any other state, and any bank holding company located outside of Tennessee may acquire any Tennessee-based bank, regardless of state law to the contrary. In either case, deposit-percentage, aging requirements, and other restrictions apply. The legislation provides that unless an individual state has elected to prohibit out-of-state banks from operating interstate branches within its territory, adequately capitalized and managed bank holding companies will be able to consolidate their multi-state banking operations into a single bank subsidiary and to branch interstate through acquisitions. De novo branching by an out-of-state bank is permitted only if it is expressly permitted by the laws of the host state.

         Under Tennessee law, any Tennessee bank or national bank domiciled in Tennessee may establish branch offices at any location in any county in Tennessee. An out-of-state bank that does not already maintain a branch in Tennessee may acquire an existing Tennessee bank branch if the laws of the home state of the out-of-state bank permit Tennessee banks to establish and maintain branches in that state through the acquisition of branches under substantially the same terms and conditions as Tennessee requires for similar transactions into Tennessee.

         The Bank Holding Company Act generally prohibits us from engaging in activities other than banking or managing or controlling banks or other permissible subsidiaries. The Bank Holding Company Act also prohibits us from acquiring or keeping direct or indirect control of any company engaged in any activities other than those activities that the Federal Reserve determines to be closely related to banking or managing or controlling banks. The Gramm-Leach-Bliley Act has added additional financial-related activities that may be conducted by a bank holding company that qualifies as a financial holding company.

PERMITTED ACTIVITIES

         On November 12, 1999 President Clinton signed the Gramm-Leach-Bliley Act, which amends the Bank Holding Company Act and greatly expands the activities in which bank holding companies and affiliates of banks are permitted to engage. The Act eliminates many federal and state law barriers to affiliations among banks and securities firms, insurance companies, and other financial service providers. The provisions of the Act relating to permitted activities of bank holding companies and affiliates of banks became effective on March 11, 2000. The following discussion describes the activities in which BancTenn Corp. will be permitted to engage under the Bank Holding Company Act, as amended by the Gramm-Leach-Bliley Act.

         Generally, if BancTenn Corp. qualifies and elects to become a financial holding company, which is described below, it may engage in activities that are:

         -        financial in nature;

         -        incidental to a financial activity; or

         - complementary to a financial activity and do not pose a substantial risk to the safety or soundness of depository institutions or the financial system generally.

         In determining whether a particular activity is financial in nature or incidental or complementary to a financial activity, the Federal Reserve must consider (1) the purpose of the Bank Holding Company and Gramm-Leach-Bliley Acts, (2) changes or reasonably expected changes in the marketplace in which financial holding companies compete and in the technology for delivering financial services, and (3) whether the activity is necessary or appropriate to allow financial holding companies to effectively compete with other financial service providers and to efficiently deliver information and services. The Act expressly lists the following activities as financial in nature:

         -        lending, trust and other banking activities;

         - insuring, guaranteeing, or indemnifying against loss or harm, or providing and issuing annuities, and acting as principal, agent, or broker for these purposes, in any state;


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


         -        providing financial, investment, or advisory services;

         - issuing or selling instruments representing interests in pools of assets permissible for a bank to hold directly;

         -        underwriting, dealing in or making a market in securities;

         - other activities that the Federal Reserve may determine to be so closely related to banking or managing or controlling banks as to be a proper incident to managing or controlling banks;

         - foreign activities permitted outside of the United States if the Federal Reserve has determined them to be usual in connection with banking operations abroad;

         -        merchant banking through securities or insurance affiliates;
                  and

         -        insurance company portfolio investments.

         To qualify to become a financial holding company, our depository institution subsidiaries must be well capitalized and well managed and must have a Community Reinvestment Act rating of at least "satisfactory." Additionally, we must file an election with the Federal Reserve to become a financial holding company and provide the Federal Reserve with 30 days written notice prior to engaging in a permitted financial activity. Although we do not have any immediate plans to file an election with the Federal Reserve to become a financial holding company, one of the primary reasons we selected the holding company structure was to have increased flexibility. Accordingly, if deemed appropriate in the future, we may elect to become a financial holding company.

         Under the Bank Holding Company Act, a bank holding company, which has not qualified or elected to become a financial holding company, is generally prohibited from engaging in or acquiring direct or indirect control of more than 5% of the voting shares of any company engaged in nonbanking activities unless, prior to the enactment of the Gramm-Leach-Bliley Act, the Federal Reserve found those activities to be so closely related to banking as to be a proper incident to the business of banking. Activities that the Federal Reserve has found to be so closely related to banking as to be a proper incident to the business of banking include:

         -        factoring accounts receivable;

         -        acquiring or servicing loans;

         -        leasing personal property;

         -        conducting discount securities brokerage activities;

         -        performing selected data processing services;

         - acting as agent or broker in selling credit life insurance and other types of insurance in connection with credit transactions; and

         -        performing selected insurance underwriting activities.

         Despite prior approval, the Federal Reserve may order a bank holding company or its subsidiaries to terminate any of these activities or to terminate its ownership or control of any subsidiary when it has reasonable cause to believe that the bank holding company's continued ownership, activity or control constitutes a serious risk to the financial safety, soundness, or stability of any of its bank subsidiaries.

BANK OF TENNESSEE

         Bank of Tennessee's deposits are insured by the FDIC to the maximum extent provided by law. Bank of Tennessee is also subject to numerous state and federal statutes and regulations that affect its business, activities and operations, and it is supervised and examined by the FDIC and the Tennessee Department of Financial Institutions. The FDIC and the Tennessee Department of Financial Institutions regularly examine the operations of Bank of Tennessee and have the authority to approve or disapprove mergers, the establishment of branches, and similar corporate actions. Both regulatory agencies also have the power to prevent the continuance or development of unsafe or unsound banking practices or other violations of law.

PAYMENT OF DIVIDENDS

         BancTenn Corp. is a legal entity separate and distinct from Bank of Tennessee. The principal source of BancTenn Corp.'s cash flow, including cash flow to pay dividends to its shareholders, is dividends that it receives from Bank of Tennessee. Statutory and regulatory limitations apply to Bank of Tennessee's payment of dividends to BancTenn Corp. as well as to BancTenn Corp.'s payment of dividends to its shareholders.

         If, in the opinion of the FDIC, Bank of Tennessee were engaged in or about to engage in an unsafe or unsound practice, the FDIC could require, after notice and a hearing, that it cease and desist from its practice. The federal banking agencies have indicated that paying dividends that deplete a depository institution's capital base to an inadequate level would be an unsafe and unsound banking practice. Under the Federal Deposit Insurance Corporation Improvement Act of 1991, a depository institution may not pay any dividend if payment would cause it to become undercapitalized or if it already is undercapitalized. Moreover, the federal agencies have issued policy statements that provide that bank holding companies and insured banks should generally only pay dividends out of current operating earnings. See "--Prompt Corrective Action" on page 73.

         Tennessee law prohibits state banks such as Bank of Tennessee from paying dividends other than from undivided profits. Under Tennessee law, the directors of Bank of Tennessee, after making proper deduction for all expenditures, expenses, taxes, losses, bad debts, and any write-offs or other deductions required by the Tennessee Department of Financial Institutions, may credit net profits to the bank's undivided profits account, and may declare a dividend quarterly, semi-annually or annually in such amount as they deem appropriate. In determining the amount available for declaration of a dividend, the directors must deduct the amount of any net loss and they must transfer to the bank's surplus account (1) the amount, if any, required to raise the surplus to 50% of the bank's capital stock, and (2) the amount, if any, required to make the paid-in-surplus account equal the capital stock account. In any event, the declaration of a dividend cannot adversely impair the bank's required reserves against deposits.

         A Tennessee bank, with the approval of the Tennessee Department of Financial Institutions, may transfer funds from its undivided profits (retained earnings) account or any part of its paid-in-capital account. The payment of dividends by any bank depends upon its earnings and financial condition and, in addition to the limitations described above, is subject to the statutory power of state and federal regulatory agencies to act to prevent what they deem unsafe or unsound banking practices.

         In addition to the limitations under Tennessee law, federal banking regulations require that Bank of Tennessee maintain specified levels of capital in relation to Bank of Tennessee's total assets. These regulations have the effect of further limiting the amount of dividends that Bank of Tennessee can pay. See "Capital Adequacy" see below.

 CAPITAL ADEQUACY

         We are required to comply with the capital adequacy standards established by the Federal Reserve in the case of BancTenn Corp. and the FDIC in the case of Bank of Tennessee. The Federal Reserve has established two basic measures of capital adequacy for bank holding companies -- a risk-based measure and a leverage measure. A bank holding company must satisfy all applicable capital standards to be considered in compliance.

         The risk-based capital standards are designed to make regulatory capital requirements more sensitive to differences in risk profiles among banks and bank holding companies, to account for off-balance-sheet exposure, and to minimize disincentives for holding liquid assets. Assets and off-balance-sheet items are assigned to broad risk categories, each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance-sheet items.

         The minimum guideline for the ratio of total capital to risk-weighted assets is 8%. At least one-half of total capital must comprise common stock, minority interests in the equity accounts of consolidated subsidiaries, noncumulative perpetual preferred stock, and a limited amount of cumulative perpetual preferred stock, less goodwill and specified other intangible assets. This portion of total capital is referred to as Tier 1 capital. The remainder may consist of subordinated debt, other preferred stock, and a limited amount of loan loss reserves and is referred to as Tier 2 capital. At March 31, 2000, our consolidated ratio of total capital to risk-weighted assets was 9.80% and our consolidated ratio of Tier 1 capital to risk-weighted assets was 8.80%.

         In addition, the Federal Reserve has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum ratio of Tier 1 capital to average assets, less goodwill and other specified intangible assets, of 3% for bank holding companies that meet specified criteria including having the highest regulatory rating. All other bank holding companies generally are required to maintain a leverage ratio of at least 3%, plus an additional cushion of 100 to 200 basis points. Our leverage ratio at March 31, 2000 was 7.90%. The guidelines also provide that bank holding companies experiencing internal growth, or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the Federal Reserve has indicated that it will consider a bank holding company's Tier 1 capital leverage ratio, after deducting all intangibles, and other indicators of capital strength in evaluating proposals for expansion or new activities.

         Bank of Tennessee is subject to risk-based and leverage capital requirements adopted by the FDIC, which are substantially similar to those adopted by the Federal Reserve for bank holding companies.

         Failure to meet capital guidelines could subject a bank to a variety of enforcement remedies, including the issuance of a capital directive, the termination of deposit insurance by the FDIC, a prohibition on accepting brokered deposits, and other restrictions on its business. The FDIC can impose substantial additional restrictions on FDIC-insured depository institutions that fail to meet applicable capital requirements. See "Prompt Corrective Action" see below.

SUPPORT OF  SUBSIDIARY INSTITUTIONS

         Under Federal Reserve policy, we are expected to act as a source of financial strength for, and to commit resources to support, Bank of Tennessee as well as Paragon Commercial Bank, located in Raleigh, North Carolina. We and our affiliates own a total of 29.62% of Paragon Commercial Bank's outstanding common stock. This support may be required at times when, without this Federal Reserve policy, we might not be inclined to provide it. In addition, any capital loans by a bank holding company to its subsidiary bank will be repaid only after the bank's deposits and specified other indebtedness are repaid in full. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a banking subsidiary will be assumed by the bankruptcy trustee and entitled to a priority of payment.

PROMPT CORRECTIVE ACTION

         The Federal Deposit Insurance Corporation Improvement Act of 1991 established a system of prompt corrective action to resolve the problems of undercapitalized institutions. Under this system, the federal banking regulators have established five capital categories: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. The banking regulators are required to take mandatory supervisory actions, and are authorized to take other discretionary actions, relating to institutions in the three undercapitalized categories. The severity of the action depends upon the capital category in which the institution is placed. Generally, subject to a narrow exception, the banking regulators must appoint a receiver or conservator for an institution that is critically undercapitalized. The federal banking agencies have specified by regulation the relevant capital level for each category.

         An institution that is categorized as undercapitalized, significantly undercapitalized, or critically undercapitalized is required to submit an acceptable capital restoration plan to its appropriate federal banking agency. A bank holding company must guarantee that a subsidiary depository institution meets its capital restoration plan, subject to limitations. The controlling holding company's obligation to fund a capital restoration plan is limited to the lesser of 5% of an undercapitalized subsidiary's assets or the amount required to meet regulatory capital requirements. An undercapitalized institution is also generally prohibited from increasing its average total assets, making acquisitions, establishing any branches, or engaging in any new line of business, except under an accepted capital restoration plan or with FDIC approval. In addition, the appropriate federal banking agency may treat an undercapitalized institution in the same manner as it treats a significantly undercapitalized institution, if it determines that those actions are necessary.

         At March 31, 2000, Bank of Tennessee's and Paragon Commercial Bank's capital levels placed them in the well-capitalized category.

FDIC INSURANCE ASSESSMENTS

         The FDIC has adopted a risk-based assessment system for insured depository institutions that takes into account the risks attributable to different categories and concentrations of assets and liabilities. The system assigns an institution to one of three capital categories: well capitalized, adequately capitalized and undercapitalized. These three categories are substantially similar to the prompt corrective action categories described above, with the "undercapitalized" category including institutions that are undercapitalized, significantly undercapitalized, and critically undercapitalized for prompt corrective action purposes. The FDIC also assigns an institution to one of three supervisory subgroups within each capital group. The supervisory subgroup to which an institution is assigned is based on a supervisory evaluation that the institution's primary federal regulator provides to the FDIC and information that the FDIC determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance funds. The FDIC determines an institution's insurance assessment rate based on the institution's capital category and supervisory category. Under the risk-based assessment system, there are nine combinations of capital groups and supervisory subgroups to which different assessment rates are applied. Assessments range from 0 to 27 cents per $100 of deposits, depending on the institution's capital group and supervisory subgroup.

         Effective January 1, 1997, the FDIC imposed assessments to help repay the $780 million in annual interest payments on the $8 billion of Financing Corporation bonds issued in the late 1980s as part of the government rescue of the thrift industry. The FDIC adjusts these assessments quarterly. For the second quarter of 2000, the assessment is 2.08 cents per $100 of deposits.

         The FDIC may terminate an institution's deposit insurance if it finds that the institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC.

PROPOSED LEGISLATION AND REGULATORY ACTION

         New statutes and regulations are regularly proposed that contain wide-ranging proposals for altering the structures, regulations and competitive relationships of the nation's financial institutions. We cannot predict whether or in what form any proposed statute or regulation will be adopted or the extent to which our business may be affected by any new statute or regulation.

                                  LEGAL MATTERS

         Hunter, Smith & Davis, LLP, counsel for BancTenn Corp., will pass upon the validity of the shares of common stock offered by this prospectus. Powell, Goldstein, Frazer & Murphy LLP, Atlanta, Georgia, has acted as special counsel to BancTenn Corp. in connection with this offering.


                                     EXPERTS

         Hazlett, Lewis & Bieter, PLLC, independent auditors, Chattanooga, Tennessee, have audited BancTenn Corp.'s consolidated financial statements for the years ended December 31, 1999 and 1998 included in this prospectus. BancTenn Corp.'s financial statements are included in this prospectus in reliance on Hazlett, Lewis & Bieter, PLLC's report, given on their authority as experts in accounting and auditing.


                             REPORTS TO SHAREHOLDERS

         Upon the effective date of the Registration Statement on Form SB-2 that registers the shares of common stock offered by this prospectus with the Securities and Exchange Commission, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, which include requirements to file annual reports on Form 10-KSB and quarterly reports on Form 10-QSB with the Securities and Exchange Commission. This reporting obligation will exist for at least one year and will continue for fiscal years thereafter, except that these reporting obligations may be suspended for any subsequent fiscal year if at the beginning of the year the common stock of BancTenn Corp. is held of record by less than 300 persons.

         At any time that we are not a reporting company, we will furnish our shareholders with annual reports containing audited financial information for each fiscal year on or before the date of the annual meeting of shareholders as required by the FDIC. Our fiscal year ends on December 31. Additionally, we will also furnish such other reports as we may determine to be appropriate or as otherwise may be required by law.


                             ADDITIONAL INFORMATION

         We have filed with the Securities and Exchange Commission the Registration Statement under the Securities Act with respect to the shares of common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the Registration Statement. For further information and our common stock, reference is made to the Registration Statement and its exhibits about us. The Registration Statement may be examined and copied at the public reference facilities maintained by the Securities and Exchange Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the regional offices of the Securities and Exchange Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and Seven World Trade Center, 13th Floor, New York, New York 10048. You may read and copy our registration statement, and any other materials filed by us with the Securities and Exchange Commission, at the Securities and Exchange Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain information on the operation of the Public Reference Room by calling 1-800-SEC-0330. The Securities and Exchange

Commission also maintains a Web site (http://www.sec.gov) that contains registration statements, reports, proxy and information statements and other information regarding registrants, such as BancTenn Corp., that file electronically with the Securities and Exchange Commission.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                                 BANCTENN CORP.


Report of Independent Certified Public Accountants                                                            F-2

Consolidated Statements of Financial Condition as of March 31, 2000
(unaudited) and December 31, 1999 and 1998                                                                    F-3

Consolidated Statements of Income for the three months ended March 31, 2000 and March 31, 1999 (unaudited) and for the years ended December 31, 1999
and 1998                                                                                                      F-4

Consolidated Statements of Changes in Shareholders' Equity for the years ended
December 31, 1999 and 1998 and for the three months ended March 31,
2000 (unaudited)                                                                                              F-5

Consolidated Statements of Cash Flows for the three months ended March 31,
2000 and 1999 (unaudited) and for the years ended December 31, 1999 and
1998                                                                                                          F-6

Notes to Consolidated Financial Statements                                                                    F-7


[HAZLETT, LEWIS & BIETER, PLLC LOGO]


               Report of Independent Certified Public Accountants

To the Stockholders and
   Board of Directors
BancTenn Corp.
Kingsport, Tennessee

         We have audited the accompanying consolidated balance sheets of BancTenn Corp. and subsidiary as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of BancTenn Corp. and subsidiary as of December 31, 1999 and 1998, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.


                                             /s/ Hazlett, Lewis & Bieter, PLLC



Chattanooga, Tennessee
February 4, 2000

                  Market Court, Suite 300 - 537 Market Street -
          Chattanooga, Tennessee 37402-1239 - Telephone (423) 756-6133
     FAX (423) 756-2727 - E-mail:hlb@hlbcpa.com - Web: http://www.hlbcpa.com

                          BANCTENN CORP. AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEETS



                                                                     Year Ended December 31                 March 31,
                                                            ------------------------------------          -------------
                                                                1999                    1998                   2000
                                                            -------------           ------------          -------------
                                                                                                            (UNAUDITED)

        ASSETS

Cash and due from banks                                     $  12,860,890           $ 10,557,215          $  17,334,320
Federal funds sold                                              2,094,000                     --                     --
Securities available for sale                                  32,582,480             26,397,949             37,086,093
Securities held to maturity                                     3,019,171              3,361,349              2,376,995
Loans, net of unearned interest and
    allowance for loan losses                                 238,149,056            203,994,630            267,774,024
Accrued interest receivable                                     1,477,665              1,474,708              1,636,946
Premises and equipment                                          7,650,789              7,774,077              7,576,453
Other assets                                                    1,793,125              1,130,957              2,115,988
                                                            -------------           ------------          -------------

        Total assets                                        $ 299,627,176           $254,690,885          $ 335,900,819
                                                            =============           ============          =============

        LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits:
    Noninterest-bearing demand deposits                     $  30,045,692           $ 34,100,270          $  35,055,996
    NOW accounts                                               47,452,421             44,381,119             45,278,732
    Money market accounts                                      17,204,559             17,241,515             15,354,027
    Savings accounts                                           13,484,771             14,412,730             20,798,039
    Time deposits                                             155,385,267            110,758,973            166,863,886
                                                            -------------           ------------          -------------

        Total deposits                                        263,572,710            220,894,607            283,350,680

Securities sold under agreements to repurchase                  9,574,336              9,087,829             12,871,999
Federal funds purchased                                                --              3,775,000              9,580,000
Note payable                                                    3,000,000                     --              5,500,000
Accrued interest payable                                        1,089,324                807,331              1,322,564
Other liabilities                                                 198,131                150,542                649,102
                                                            -------------           ------------          -------------

        Total liabilities                                     277,434,501            234,715,309            313,274,345
                                                            -------------           ------------          -------------

Stockholders' equity:
    Preferred stock, $1.00 par value; 250,000
      shares authorized; no shares issued                              --                     --                     --
    Common stock, $8.00 par value; 6,000,000
      shares authorized; 1,468,601 shares
      outstanding at March 31, 2000 and
      December 31, 1999; 1,141,861 shares
      outstanding at December 31, 1998                         11,748,808              9,134,888             11,748,808
    Additional paid-in capital                                  2,422,320              2,251,598              2,422,320
    Retained earnings                                           8,348,330              8,456,482              8,857,390
    Accumulated other comprehensive income                       (326,783)               132,608               (402,044)
                                                            -------------           ------------          -------------

        Total stockholders' equity                             22,192,675             19,975,576             22,626,474
                                                            -------------           ------------          -------------

        Total liabilities and stockholders' equity          $ 299,627,176           $254,690,885          $ 335,900,819
                                                            =============           ============          =============


The Notes to Consolidated Financial Statements are an integral part of these statements.

                          BANCTENN CORP. AND SUBSIDIARY

                        CONSOLIDATED STATEMENTS OF INCOME



                                                          Year Ended December 31                  Three Months Ended March 31
                                                    ----------------------------------          -------------------------------
                                                        1999                   1998                2000                 1999
                                                    ------------           -----------          ----------          -----------
                                                                                                          (UNAUDITED)

INTEREST INCOME
    Loans                                           $ 18,028,657           $15,208,071          $5,216,334          $ 4,217,264
    Securities                                         1,654,635             1,871,742             543,433              384,977
    Federal funds sold                                    33,980               187,985              37,868                3,912
                                                    ------------           -----------          ----------          -----------

                                                      19,717,272            17,267,798           5,797,635            4,606,153

INTEREST EXPENSE                                       9,743,315             8,470,206           3,172,986            2,189,718
                                                    ------------           -----------          ----------          -----------

      Net interest income                              9,973,957             8,797,592           2,624,649            2,416,435

Provision for loan losses                                665,000               611,000             215,000              150,000
                                                    ------------           -----------          ----------          -----------

      Net interest income after provision
        for loan losses                                9,308,957             8,186,592           2,409,649            2,266,435
                                                    ------------           -----------          ----------          -----------

NONINTEREST INCOME
    Service charges, fees, and commissions             1,679,554             1,556,400             449,134              381,378
    Service revenue                                    1,158,703               945,632             385,352              249,849
    Other                                               (113,823)               69,447              90,178              (12,263)
                                                    ------------           -----------          ----------          -----------

                                                       2,724,434             2,571,479             924,664              618,964
                                                    ------------           -----------          ----------          -----------

NONINTEREST EXPENSES
    Salaries and employee benefits                     4,916,106             4,262,234           1,408,225            1,137,726
    Occupancy expenses                                   531,784               522,096             148,756              122,164
    Other operating expenses                           3,132,347             2,919,581             915,131              686,226
                                                    ------------           -----------          ----------          -----------

                                                       8,580,237             7,703,911           2,472,112            1,946,116
                                                    ------------           -----------          ----------          -----------

      Income before income taxes                       3,453,154             3,054,160             862,201              939,283

Income taxes                                           1,218,360             1,111,613             294,397              335,269
                                                    ------------           -----------          ----------          -----------

      Net income                                    $  2,234,794           $ 1,942,547          $  567,804          $   604,014
                                                    ============           ===========          ==========          ===========

EARNINGS PER SHARE
    Basic                                           $       1.56           $      1.37          $     0.39          $      0.42
    Diluted                                                 1.48                  1.31                0.37                 0.40
                                                    ============           ===========          ==========          ===========


The Notes to Consolidated Financial Statements are an integral part of these statements.

                          BANCTENN CORP. AND SUBSIDIARY

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY




                                                                                                Total
                                                                           Comprehensive    Stockholders'       Common
                                                                               Income          Equity            Stock
                                                                           -------------    -------------     -----------

BALANCE, December 31, 1997                                                                  $ 17,785,618      $ 9,042,088

   Comprehensive income:
     Net income                                                             $ 1,942,547        1,942,547               --
     Other comprehensive income, net of tax:
      Unrealized holding gains (losses) on securities available
        for sale, net of reclassification adjustment                             72,041           72,041               --
                                                                            -----------

     Total comprehensive income                                             $ 2,014,588
                                                                            ===========

   Cash dividend                                                                                 (56,514)              --

   Issuance of 11,600 common shares pursuant to employee stock purchase
     and stock option plan                                                                       231,884           92,800
                                                                                            ------------      -----------

BALANCE, December 31, 1998                                                                    19,975,576        9,134,888

   Comprehensive income:
     Net income                                                             $ 2,234,794        2,234,794               --
     Other comprehensive income, net of tax:
      Unrealized holding gains (losses) on securities available
        for sale, net of reclassification adjustment                           (459,391)        (459,391)              --
                                                                            -----------

     Total comprehensive income                                             $ 1,775,403
                                                                            ===========

   Cash dividend                                                                                 (57,098)              --

   Issuance of 285,387 common shares pursuant to a 5 for 4 stock split                            (2,752)       2,283,096

   Issuance of 41,353 common shares pursuant to employee stock purchase
     and stock option plan                                                                       501,546          330,824
                                                                                            ------------      -----------

BALANCE, December 31, 1999                                                                    22,192,675       11,748,808

   Comprehensive income:
     Net income                                                             $   567,804          567,804               --
     Other comprehensive income, net of tax:
      Unrealized holding gains (losses) on securities available
        for sale, net of reclassification adjustment                            (75,261)         (75,261)              --
                                                                            -----------

     Total comprehensive income                                             $   492,543
                                                                            ===========

   Cash dividend                                                                                 (58,744)              --
                                                                                            ------------      -----------

BALANCE, March 31, 2000 (UNAUDITED)                                                         $ 22,626,474      $11,748,808
                                                                                            ============      ===========




                                                                                                               Accumulated
                                                                               Additional                         Other
                                                                                Paid-in        Retained       Comprehensive
                                                                                Capital        Earnings          Income
                                                                               ----------     -----------     -------------

BALANCE, December 31, 1997                                                     $2,112,514     $ 6,570,449      $    60,567

   Comprehensive income:
     Net income                                                                        --       1,942,547               --
     Other comprehensive income, net of tax:
      Unrealized holding gains (losses) on securities available
        for sale, net of reclassification adjustment                                   --              --           72,041


     Total comprehensive income


   Cash dividend                                                                       --         (56,514)              --

   Issuance of 11,600 common shares pursuant to employee stock purchase
     and stock option plan                                                        139,084              --               --
                                                                               ----------     -----------      -----------

BALANCE, December 31, 1998                                                      2,251,598       8,456,482          132,608

   Comprehensive income:
     Net income                                                                        --       2,234,794               --
     Other comprehensive income, net of tax:
      Unrealized holding gains (losses) on securities available
        for sale, net of reclassification adjustment                                   --              --         (459,391)


     Total comprehensive income


   Cash dividend                                                                       --         (57,098)              --

   Issuance of 285,387 common shares pursuant to a 5 for 4 stock split                 --      (2,285,848)              --

   Issuance of 41,353 common shares pursuant to employee stock purchase
     and stock option plan                                                        170,722              --               --
                                                                               ----------     -----------      -----------

BALANCE, December 31, 1999                                                      2,422,320       8,348,330         (326,783)

   Comprehensive income:
     Net income                                                                        --         567,804               --
     Other comprehensive income, net of tax:
      Unrealized holding gains (losses) on securities available
        for sale, net of reclassification adjustment                                   --              --          (75,261)


     Total comprehensive income


   Cash dividend                                                                       --         (58,744)              --
                                                                               ----------     -----------      -----------

BALANCE, March 31, 2000 (UNAUDITED)                                            $2,422,320     $ 8,857,390      $  (402,044)
                                                                               ==========     ===========      ===========





The Notes to Consolidated Financial Statements are an integral part of these statements.

                          BANCTENN CORP. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                                     Year Ended December 31         Three Months Ended March 31
                                                                 -----------------------------     -----------------------------
                                                                     1999             1998             2000             1999
                                                                 ------------     ------------     ------------     ------------
                                                                                                            (UNAUDITED)

CASH FLOWS FROM OPERATING ACTIVITIES
   Net income                                                    $  2,234,794     $  1,942,547     $    567,804     $    604,014
   Adjustments to reconcile net income to net cash
     provided by operating activities:
       Depreciation                                                   700,402          654,291          187,996          163,440
       Provision for loan losses                                      665,000          611,000          215,000          150,000
       Deferred income taxes                                         (183,019)        (234,212)              --               --
       Other gains and losses, net                                    (28,991)          24,429           22,349            1,691
       Change in operating assets and liabilities:
         Interest receivable                                           (2,957)        (363,060)        (159,281)         192,935
         Interest payable                                             281,993           12,454          233,240           78,831
         Other assets and liabilities                                 120,410         (539,766)         141,188          668,006
                                                                 ------------     ------------     ------------     ------------

           Net cash provided by operating activities                3,787,632        2,107,683        1,208,296        1,858,917
                                                                 ------------     ------------     ------------     ------------

CASH FLOWS FROM INVESTING ACTIVITIES
   Proceeds from securities transactions:
     Securities available for sale                                 13,420,095       10,324,252        2,444,716        6,429,544
     Securities held to maturity                                      333,128        1,854,236          641,082          117,737
   Purchase of securities available for sale                      (20,282,379)     (10,672,223)      (7,060,625)     (10,078,140)
   Proceeds from sale of foreclosed real estate                       322,604          193,313               --           47,913
   Net increase in loans                                          (35,424,757)     (50,904,470)     (29,839,968)      (7,144,419)
   Purchase of premises and equipment                                (618,298)        (787,995)        (191,924)         (55,431)
   Proceeds from sale of other assets                                  28,344          176,236           80,964            4,293
                                                                 ------------     ------------     ------------     ------------

           Net cash used in investing activities                  (42,221,263)     (49,816,651)     (33,925,755)     (10,678,503)
                                                                 ------------     ------------     ------------     ------------

CASH FLOWS FROM FINANCING ACTIVITIES
   Net increase (decrease) in demand deposits and NOW,
     money market, and savings accounts                            (1,948,191)      16,887,397        8,299,351       (5,158,783)
   Net increase in time deposits                                   44,626,294       18,183,942       11,478,619       10,738,388
   Net increase (decrease) in federal funds purchased
     and securities sold under agreements to repurchase            (3,288,493)       5,564,822       12,877,663          186,932
   Proceeds from borrowings                                         3,000,000               --        2,500,000        3,000,000
   Issuance of common stock and stock split                           498,794          231,884               --               --
   Dividends paid                                                     (57,098)         (56,514)         (58,744)              --
                                                                 ------------     ------------     ------------     ------------

           Net cash provided by financing activities               42,831,306       40,811,531       35,096,889        8,766,537
                                                                 ------------     ------------     ------------     ------------

NET INCREASE (DECREASE) IN CASH
   AND CASH EQUIVALENTS                                             4,397,675       (6,897,437)       2,379,430          (53,049)

CASH AND CASH EQUIVALENTS, beginning of year                       10,557,215       17,454,652       14,954,890       10,557,215
                                                                 ------------     ------------     ------------     ------------

CASH AND CASH EQUIVALENTS, end of year                           $ 14,954,890     $ 10,557,215     $ 17,334,320     $ 10,504,166
                                                                 ============     ============     ============     ============

SUPPLEMENTAL DISCLOSURE OF
   CASH FLOW INFORMATION
     Cash paid during the year for interest                      $  9,461,322     $  8,457,752     $  2,939,746     $  2,110,887
     Cash paid during the year for income taxes                     1,734,578        1,302,890          420,604          279,328
                                                                 ============     ============     ============     ============

NONCASH INVESTING ACTIVITIES
   Other real estate acquired in settlement of loans             $    605,331     $    295,956     $         --     $    149,623
                                                                 ============     ============     ============     ============

The Notes to Consolidated Financial Statements are an integral part of these statements.

                         BANCTENN CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 1999 and 1998



Note 1.  Summary of Significant Accounting Policies

         The accounting and reporting policies of BancTenn Corp. (Company) conform with generally accepted accounting principles and practices within the banking industry. The policies that materially affect financial position and results of operations are summarized as follows:

         Nature of operations:

         Bank of Tennessee (Bank) provides a variety of financial services to individual and commercial customers through its branch offices in the Tri-Cities area of upper east Tennessee. The Bank's primary deposit products are transaction accounts and certificates of deposit. Its primary lending products are commercial loans, residential real estate loans, and indirect automobile loans. The Bank also provides data processing and other operating services to other financial institutions. Other operating services include bookkeeping, item processing, accounting, human resources, and loan review.

         Principles of consolidation:

         The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Bank of Tennessee. All material intercompany accounts and transactions have been eliminated in consolidation.

         Use of estimates:

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans. Management utilizes independent appraisals in connection with the determination of the allowance for losses on loans.

         While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for losses on loans. Such agencies may require the Bank to recognize additions to the allowance based on their judgment about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the allowance for loan losses may change materially in the near term.

                         BANCTENN CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 1999 and 1998


Note 1.  Summary of Significant Accounting Policies (continued)

         Cash and cash equivalents:

         For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and federal funds sold.

         Securities available for sale:

         Securities available for sale consist of debt and equity securities not classified as securities held to maturity. Unrealized holding gains and losses, net of tax, on securities available for sale are reported as a separate component of stockholders' equity until realized. Amortization of premiums and accretion of discounts on securities available for sale are recorded using the interest method. Gains and losses on the sale of securities available for sale are recorded when realized using the specific-identification method.

         Securities held to maturity:

         Bonds, notes, and debentures for which the Bank has the positive intent and ability to hold to maturity are reported at cost, adjusted for premiums and discounts that are recognized in interest income using the interest method over the period to maturity.

         Loans:

         Loans are stated at unpaid principal balances, less the allowance for loan losses and unearned interest.

         Unearned interest on installment loans is recognized as income over the term of the loans using a method that approximates the interest method.

         Loans are placed on nonaccrual when a loan is specifically determined to be impaired by management. Any unpaid interest previously accrued on those loans is reversed from income. Interest income generally is not recognized on specific impaired loans unless the likelihood of further loss is remote. Interest payments received on such loans are applied as a reduction of the loan principal balance. Interest income on other nonaccrual loans is recognized only to the extent of interest payments received.

         The allowance for loan losses is maintained at a level which, in management's judgment, is adequate to absorb credit losses inherent in the loan portfolio. The amount of the allowance is based on management's evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, and economic conditions. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. The allowance is increased by a provision for loan losses, which is charged to expense and reduced by charge-offs, net of recoveries.

                         BANCTENN CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 1999 and 1998


Note 1.  Summary of Significant Accounting Policies (continued)

         Premises and equipment:

         Premises and equipment are stated at cost, less accumulated depreciation. Depreciation is computed on the straight-line depreciation method for financial statement purposes. Premises are depreciated over 10 to 40 years, and furniture and equipment are depreciated over 3 to 10 years.

         Additions and major renewals and betterment are capitalized and depreciated over their estimated useful lives. Repairs, maintenance, and minor renewals are charged to operating expense as incurred. When property is replaced or otherwise disposed of, the cost of such assets and the related accumulated depreciation are removed from the accounts. The gain or loss, if any, is recorded in the statement of income.

         Securities sold under agreements to repurchase:

         Securities sold under agreements to repurchase generally mature within one to four days from the transaction date. Securities sold under agreements to repurchase are secured by U.S. Government and agency securities.

         Deferred income taxes:

         Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

         Stock options:

         The Company accounts for its stock option plan in accordance with the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation."

                         BANCTENN CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 1999 and 1998


Note 2.  Securities

         Securities have been classified in the balance sheet according to management's intent as either securities held to maturity or securities available for sale.

         The amortized cost and market value of securities at December 31, 1999 and 1998, are as follows:


                                                                               1999
                                                ---------------------------------------------------------------------
                                                                     Gross              Gross
                                                 Amortized        Unrealized          Unrealized            Market
                                                   Cost              Gains              Losses               Value
                                                -----------       ----------         ------------         -----------

          Securities available for sale:
            Securities of U.S.
              Government agencies
              and corporations                  $17,441,725        $      --         $   (312,501)        $17,129,224

            Obligations of states and
              political subdivisions              7,581,398            1,935             (172,687)          7,410,646

            Mortgage-backed and
              related securities                  3,167,987            6,619              (47,301)          3,127,305

            Equity securities                     4,114,605               --                   --           4,114,605

            Restricted securities                   800,700               --                   --             800,700
                                                -----------        ---------         ------------         -----------

                                                $33,106,415        $   8,554         $   (532,489)        $32,582,480
                                                ===========        =========         ============         ===========

          Securities held to maturity:
            Obligations of states and
              political subdivisions            $ 1,921,810        $   1,836         $     (2,364)        $ 1,921,282

            Mortgage-backed and
              related securities                  1,097,361            2,409              (24,432)          1,075,338
                                                -----------        ---------         ------------         -----------

                                                $ 3,019,171        $   4,245         $    (26,796)        $ 2,996,620
                                                ===========        =========         ============         ===========

                         BANCTENN CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 1999 and 1998


Note 2.  Securities (continued)



                                                                                     1998
                                                  ---------------------------------------------------------------------------
                                                                         Gross                Gross
                                                   Amortized           Unrealized           Unrealized              Market
                                                      Cost               Gains                Losses                 Value
                                                  -----------          ---------           ------------           -----------
          Securities available for sale:
            U.S. Government
              Securities                          $ 3,994,004          $  36,622           $         --           $ 4,030,626

            Securities of U.S.
              Government agencies
              and corporations                     10,996,347             65,216                     --            11,061,563

            Obligations of states and
              political subdivisions                4,719,020             67,990                     --             4,787,010

            Mortgage-backed and
              related securities                    4,752,644             59,005                (14,950)            4,796,699

            Equity securities                       1,016,851                 --                     --             1,016,851

            Restricted securities                     705,200                 --                     --               705,200
                                                  -----------          ---------           ------------           -----------

                                                  $26,184,066          $ 228,833           $    (14,950)          $26,397,949
                                                  ===========          =========           ============           ===========

          Securities held to maturity:
            Obligations of states and
              political subdivisions              $ 1,924,701          $  18,462           $         --           $ 1,943,163

            Mortgage-backed and
              related securities                    1,436,648              4,948                 (6,037)            1,435,559
                                                  -----------          ---------           ------------           -----------

                                                  $ 3,361,349          $  23,410           $     (6,037)          $ 3,378,722
                                                  ===========          =========           ============           ===========

                         BANCTENN CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 1999 and 1998


Note 2.  Securities (continued)

         The scheduled maturities of securities available for sale and securities held to maturity at December 31, 1999, are as follows:


                                               Securities Available for Sale             Securities Held to Maturity
                                             --------------------------------          ------------------------------
                                              Amortized             Market             Amortized             Market
                                                Cost                 Value                Cost                Value
                                             -----------          -----------          ----------          ----------

          Due in one year or less            $ 2,749,593          $ 2,754,899          $1,751,525          $1,745,972
          Due from one year to
            five years                        14,707,236           14,415,554             940,600             928,774
          Due from five years to
            ten years                          6,253,565            6,131,774                  --             187,892
          Due after ten years                  4,480,716            4,364,948             327,046             133,982
                                             -----------          -----------          ----------          ----------

                                              28,191,110           27,667,175           3,019,171           2,996,620
          Securities with no stated
            maturity                           4,915,305            4,915,305                  --                  --
                                             -----------          -----------          ----------          ----------

                                             $33,106,415          $32,582,480          $3,019,171          $2,996,620
                                             ===========          ===========          ==========          ==========


         For purposes of the maturity table, mortgage-backed and related securities, which are not due at a single maturity date, have been allocated over maturity groupings based on the weighted-average contractual maturities of underlying collateral. The mortgage-backed and related securities may mature earlier than their weighted-average contractual maturities because of principal prepayments.

         Proceeds from sales of securities were $999,375 in 1998. Gross losses realized on those sales were $1,015. There were no sales in 1999.

         Securities with a book value of approximately $26,997,000 and $20,599,000 at December 31, 1999 and 1998, respectively, were pledged to secure various deposits.

Note 3.  Loans and Allowance For Loan Losses

         A summary of transactions in the allowance for loan losses for the years ended December 31, 1999 and 1998, is as follows:



                                                                1999                 1998
                                                            -----------           -----------

          Balance, beginning of year                        $ 1,898,644           $ 1,550,533

            Loans charged off and recovered, net               (163,152)             (262,889)
            Provision charged to operating expense              665,000               611,000
                                                            -----------           -----------

          Balance, end of year                              $ 2,400,492           $ 1,898,644
                                                            ===========           ===========

                         BANCTENN CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 1999 and 1998


Note 3.  Loans and Allowance For Loan Losses (continued)

         At December 31, 1999 and 1998, the Bank's loans consist of the following (in thousands):


                                                               1999                  1998
                                                            ---------             ---------

          Real estate loans                                 $ 159,593             $ 119,236
          Commercial and industrial loans                      39,241                30,764
          Loans to individuals for household,
            family, and other consumer expenditures            33,815                47,503
          States and political subdivisions                     3,355                 4,533
          Other                                                 4,561                 3,891
                                                            ---------             ---------

          Total loans                                         240,565               205,927

          Less - Unearned interest                                (16)                  (33)
                 Allowance for loan losses                     (2,400)               (1,899)
                                                            ---------             ---------

          Loans, net                                        $ 238,149             $ 203,995
                                                            =========             =========

         In the normal course of business, the Bank makes loans to directors and executive officers of the Bank on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other borrowers. Loans to directors and executive officers totaled $8,477,707 at December 31, 1999.

         The Bank's only significant concentration of credit at December 31, 1999, occurred in real estate loans, which totaled approximately $159,593,000. While real estate loans accounted for 67 percent of total loans, these loans were primarily residential mortgage loans, commercial loans secured by commercial properties, and consumer loans. A minor portion of these loans were for construction, land acquisition, and development. A significant portion of real estate loans are secured by properties located in Tennessee.

         At December 31, 1999 and 1998, loans that were specifically classified as impaired were insignificant in relation to the Bank's loan portfolio.

Note 4.  Premises and Equipment

         A summary of premises and equipment at December 31, 1999 and 1998, is as follows:


                                                                1999                  1998
                                                            ------------          ------------

          Land                                              $  1,525,702          $  1,525,702
          Buildings and leasehold improvements                 6,271,496             6,050,469
          Furniture and equipment                              4,996,726             5,286,496
          Automobiles                                            168,678               155,618
                                                            ------------          ------------

                                                              12,962,602            13,018,285

          Accumulated depreciation                            (5,311,813)           (5,244,208)
                                                            ------------          ------------

                                                            $  7,650,789          $  7,774,077
                                                            ============          ============

                         BANCTENN CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 1999 and 1998


Note 5.  Deposits

         The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 1999 and 1998, were approximately $42,534,000 and $24,880,000, respectively.

         At December 31, 1999, the scheduled maturities of time deposits are as follows:

                2000                                       $  38,094,191
                2001                                         101,627,753
                2002                                           6,563,766
                2003                                           4,472,474
                2004                                           4,627,083
                                                           -------------

                                                           $ 155,385,267
                                                           =============


Note 6.  Other Borrowed Funds

         The Bank has an agreement with the Federal Home Loan Bank (FHLB) which can provide short-term and long-term funding to the Bank in an amount up to $16,014,000. The Bank's portfolio of one to four single-family mortgages has been pledged as collateral for these advances based upon an agreement to maintain a collateral to loan ratio of 150 percent.

Note 7.  Stock Option and Employee Stock Purchase Plan

         The Company has a stock option plan which is administered by the Board of Directors and provides for both incentive stock options and nonqualified stock options. In the case of incentive stock options, the purchase price shall not be less than 100 percent of the fair market value of the common stock on the date of grant. In the case of nonqualified stock options, the purchase price shall not be less than 90 percent of the fair value of the common stock on the date of grant. The maximum number of shares which can be sold or optioned under the plan is 179,600. At December 31, 1999, the Company had granted to key officers and employees nonqualified stock options to purchase the maximum number of shares authorized under the plan. If not exercised, such options will expire during 2004, 2005 and 2008.

                         BANCTENN CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 1999 and 1998


Note 7.  Stock Option and Employee Stock Purchase Plan (continued)

         A summary of activity in the Company's stock option plan for the years ended December 31, 1999 and 1998, is as follows:


                                                                                  Weighted
                                                                                   Average             Number
                                                                                Exercise Price        of Shares
                                                                                --------------        ---------

               Shares outstanding, December 31, 1997                               $ 9.85              125,938

                 Stock options granted                                              24.75               40,000
                                                                                                       -------

               Shares outstanding, December 31, 1998                                13.44              165,938

                 Exercised                                                           9.08              (27,000)
                                                                                                       -------

               Shares outstanding, December 31, 1999                                14.29              138,938
                                                                                                       =======

         At December 31, 1999, the range of exercise prices and weighted-average remaining contractual life of outstanding options was $8.25 - $26.40 and 6.35 years, respectively.

         At December 31, 1999 and 1998, the number of options exercisable was 109,688 and 121,738, respectively. The weighted-average exercise price of those options was $9.31 in 1999 and $9.78 in 1998.

         The Company has not recognized any compensation cost for stock options in the financial statements. If the Company determined compensation cost based on the fair value at the grant date for its stock options, the pro forma effect on net income would not be significant.

         Effective January 1, 1996, the Company instituted an employee stock purchase plan. The plan is administered by a committee designated by the Board of Directors and provides for a maximum of 125,000 shares of common stock to be available for purchase by eligible employees. Substantially all full-time employees who do not own or hold options to own five percent or more of the Company's outstanding common stock are considered eligible. Options to purchase common stock are granted annually to eligible employees based on compensation and are forfeited and returned to the plan if not exercised by year-end. During 1999 and 1998, the number of shares purchased under the plan were 14,353 and 11,600 at an average per-share price of $17.87 and $19.99, respectively.

                         BANCTENN CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 1999 and 1998


Note 8.  Income Taxes

         The Company files a consolidated federal income tax return with its subsidiary, Bank of Tennessee. Under the terms of a tax-sharing agreement, the subsidiary's allocated portion of the consolidated tax liability is computed as if it were reporting its income and expenses to the Internal Revenue Service as a separate entity.

         The provision for income taxes in the consolidated statements of income for the years ended December 31, 1999 and 1998, includes the following:


                                                         1999                  1998
                                                     -----------           -----------

          Current tax expense:
            Federal                                  $ 1,159,652           $ 1,137,157
            State                                        241,727               208,668
                                                     -----------           -----------

                                                       1,401,379             1,345,825

          Deferred income taxes related to:
            Provision for loan losses                   (199,000)             (232,000)
            Depreciation                                  (4,000)              (30,000)
            Other                                         19,981                27,788
                                                     -----------           -----------

          Provision for income taxes                 $ 1,218,360           $ 1,111,613
                                                     ===========           ===========


         The income tax provision is different than the expected tax provision computed by multiplying income before income taxes by the statutory federal income tax rates. The reasons for this difference are as follows:


                                                                             1999                  1998
                                                                         -----------           -----------

              Expected tax at statutory rates                            $ 1,174,000           $ 1,038,000
              Increase (decrease) resulting from tax effect of:
                Tax exempt interest on obligations of
                  states and political subdivisions                         (143,000)             (103,000)
                State income taxes, net of federal
                  tax benefit                                                160,000               138,000
                Other                                                         27,360                38,613
                                                                         -----------           -----------

              Provision for income taxes                                 $ 1,218,360           $ 1,111,613
                                                                         ===========           ===========

         Deferred tax assets recognized for deductible temporary differences totaled $1,000,182 at December 31, 1999, and $602,554 at December 31, 1998. Deferred tax liabilities for taxable temporary differences totaled $250,531 at December 31, 1999, and $318,050 at December 31, 1998.

                         BANCTENN CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 1999 and 1998


Note 9.  Profit-Sharing Plan

         The Company has a salary reduction/profit-sharing plan under the provisions of Section 401(k) of the Internal Revenue Code. All employees may participate after having completed one full year of service. The Plan provides for contributions by the Company in such amounts as determined by the Board of Directors not to exceed 6 percent of the participant's annual compensation. In addition, the Plan provides for the Company to match employee contributions to the Plan equal to 50 percent of the first 6 percent of the participant's annual compensation. The Company contributed $79,316 and $65,608 to the Plan for the years ended December 31, 1999 and 1998, respectively.

Note 10. Financial Instruments With Off-Balance-Sheet Risk

         The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include various commitments to extend credit and standby letters of credit. These instruments expose the Bank to varying degrees of credit and interest rate risk in excess of the amount recognized in the accompanying balance sheet. To manage this risk, the Bank uses the same management policies and procedures for financial instruments with off-balance-sheet risk as it does for financial instruments whose risk is reflected on the balance sheet.

         The credit risk of all financial instruments varies based on many factors, including the value of collateral held and other security arrangements. To mitigate credit risk, the Bank generally determines the need for specific covenant, guarantee, and collateral requirements on a case-by-case basis, depending on the customer's creditworthiness. The amount and type of collateral held to reduce credit risk vary, but may include real estate, machinery, equipment, inventory, and accounts receivable as well as cash on deposit, stocks, bonds, and other marketable securities that are generally held in the Bank's possession. This collateral is valued and inspected on a regular basis to ensure both its existence and adequacy. The Bank requests additional collateral when appropriate.

         At December 31, 1999, commitments under standby letters of credit were $2,289,942, and undisbursed loan commitments were $54,869,006. The Bank's credit exposure for these financial instruments is represented by their contractual amounts.

Note 11. Fair Value of Financial Instruments

         Fair value estimates are made at a specific point in time, based on relevant market information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature; involve uncertainties and matters of judgment; and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

                         BANCTENN CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 1999 and 1998


Note 11. Fair Value of Financial Instruments (continued)

         Fair value estimates are based on existing financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

         Cash and cash equivalents:

         For cash and cash equivalents, the carrying amount is a reasonable estimate of fair value.

         Securities:

         The fair value of securities is estimated based on bid prices published in financial newspapers or bid quotations received from securities dealers.

         Loans:

         The fair value of loans is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates, adjusted for credit risk and servicing costs. The estimate of maturity is based on historical experience with repayments for each loan classification, modified, as required, by an estimate of the effect of current economic and lending conditions.

         Deposits:

         The fair value of deposits with no stated maturity, such as demand deposits and NOW, money market, and savings accounts, is equal to the amount payable on demand. The fair value of time deposits is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

         Securities sold under agreements to repurchase and other borrowed funds:

         For securities sold under agreements to repurchase and other borrowed funds, the carrying amount is a reasonable estimate of fair value.

         Note payable:

         The carrying amount of the note payable is a reasonable estimate of fair value.

                         BANCTENN CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 1999 and 1998


Note 11. Fair Value of Financial Instruments (continued)

         The carrying amount and estimated fair value of the Company's financial instruments at December 31, 1999 and 1998, are as follows (in thousands):


                                                                          1999                                 1998
                                                                --------------------------          ---------------------------
                                                                                 Estimated                            Estimated
                                                                Carrying           Fair             Carrying            Fair
                                                                 Amount            Value             Amount             Value
                                                                --------         ---------          --------          ---------
           Assets:
              Cash and cash equivalents                         $ 14,955          $ 14,955          $ 10,557          $ 10,557
              Securities                                          35,602            35,579            29,759            29,777
              Net loans                                          238,149           237,112           203,995           204,347

           Liabilities:
              Noninterest-bearing demand deposits                 30,046            30,046            34,100            34,100
              NOW accounts                                        47,452            47,452            44,381            44,381
              Savings and money market accounts                   30,689            30,689            31,654            31,654
              Time deposits                                      155,385           156,249           110,759           111,219
              Securities sold under agreements to
                repurchase and federal funds purchased             9,574             9,574            12,863            12,863
              Note payable                                         3,000             3,000                --                --

Note 12. Liquidity and Capital Resources

         The Company's primary source of funds with which to pay its future obligations is the receipt of dividends from its subsidiary bank. Bank regulations limit the amount of dividends that may be paid without prior approval of the Bank's regulatory authorities. It is management's intent to limit the amount of dividends paid in order to maintain compliance with capital guidelines and to maintain a strong capital position in the Bank.

Note 13. Related-Party Transactions

         Bank of Tennessee provides data processing and other banking operational services to Carter County Bank, whose major shareholder is a principal shareholder and officer of the Company. Service revenue from Carter County Bank totaled $671,990 and $640,447 in 1999 and 1998, respectively.

Note 14. Regulatory Matters

         The Bank of Tennessee is subject to various regulatory capital requirements administered by the State of Tennessee Department of Financial Institutions and the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices.

                         BANCTENN CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 1999 and 1998


Note 14. Regulatory Matters (continued)

         The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

         Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1999, that the Bank meets all capital adequacy requirements to which it is subject.

         As of December 31, 1999, the most recent notification from the regulators categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution's prompt corrective action category.

         The Bank's actual capital amounts and ratios are also presented in the table. Dollar amounts are presented in thousands.


                                                                                                      For Capital
                                                                          Actual                  Adequacy Purposes
                                                                   ------------------            -------------------
                                                                   Amount       Ratio            Amount        Ratio
                                                                   -------      -----            -------       -----
              As of December 31, 1999:
                Total capital
                  (to risk-weighted assets)                        $22,813       9.6%            $18,925        8.0%
                Tier I capital
                  (to risk-weighted assets)                         20,412       8.6%              9,462        4.0%
                Tier I capital
                  (to average assets)                               20,412       7.1%             11,438        4.0%

              As of December 31, 1998:
                Total capital
                  (to risk-weighted assets)                        $19,656       9.9%            $15,813        8.0%
                Tier I capital
                  (to risk-weighted assets)                         17,757       9.0%              7,906        4.0%
                Tier I capital
                  (to average assets)                               17,757       7.1%             10,017        4.0%


                         BANCTENN CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 1999 and 1998


Note 15. Other Comprehensive Income

         Other comprehensive income consists of unrealized gains and losses on securities available for sale. A summary of other comprehensive income and the related tax effects for the years ended December 31, 1999 and 1998, is as follows:


                                                                                 Tax
                                                          Before-Tax          (Expense)          Net-of-Tax
                                                            Amount             Benefit              Amount
                                                          ----------          ---------          ----------
          Year ended December 31, 1999:
            Unrealized holding gains and losses
              arising during the period                   $(740,476)          $ 281,085           $(459,391)

            Less reclassification adjustment for
              losses realized in net income                      --                  --                  --
                                                          ---------           ---------           ---------

                                                          $(740,476)          $ 281,085           $(459,391)
                                                          =========           =========           =========

          Year ended December 31, 1998:
            Unrealized holding gains and losses
              arising during the period                   $ 115,105           $ (43,694)          $  71,411

            Less reclassification adjustment for
              losses realized in net income                  (1,015)                385                (630)
                                                          ---------           ---------           ---------

                                                          $ 116,120           $ (44,079)          $  72,041
                                                          =========           =========           =========

Note 16. Note Payable

         At December 31, 1999, the Company had a $5,000,000 line-of-credit with First American National Bank, with outstanding borrowings under this line of credit of $3,000,000. Interest is payable quarterly at the 90-day LIBOR rate plus 1% and the outstanding principal is due at maturity on September 1, 2001.

         The loan agreement requires the Bank to meet certain financial covenants. The more significant of these covenants are as follows:

                  1. The Bank is to maintain an equity-to-asset ratio equal to the greater of (i) the equity-to-asset ratio imposed by the Bank's primary regulatory agency or
                           (ii) an equity-to-asset ratio greater than 6.5%.

                  2. The Bank is to maintain a volume of non-performing assets, including loans and other real estate owned, below 2.5% of total loans plus other real estate owned.

                  3. The Bank is to maintain for each calendar half-year a ratio of net income to total tangible assets for each fiscal year of at least .75%.

         At December 31, 1999, the Bank was in compliance with these covenants.

                         BANCTENN CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 1999 and 1998


Note 17. Earnings Per Common Share

         Basic earnings per share represents income available to common stockholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Company relate to outstanding options granted under the stock option and employee stock purchase plan, determined using the treasury stock method.

         Earnings per common share have been computed based on the following:


                                                                                                     Three Months
                                                        Year Ended December 31                      Ended March 31
                                                    ------------------------------          ------------------------------
                                                       1999                1998                2000                1999
                                                    ----------          ----------          ----------          ----------
          Net income                                $2,234,794          $1,942,547          $  567,804          $  604,014
          Less:  Preferred stock dividends                  --                  --                  --                  --
                                                    ----------          ----------          ----------          ----------

          Net income applicable to
            common stock                            $2,234,794          $1,942,547          $  567,804          $  604,014
                                                    ==========          ==========          ==========          ==========

          Average number of common
            shares outstanding                       1,428,889           1,416,625           1,468,601           1,427,258
          Effect of dilutive options                    84,236              71,919              72,274              86,778
                                                    ----------          ----------          ----------          ----------

          Average number of common
            shares outstanding used to
            calculate diluted earnings per
            common share                             1,513,125           1,488,544           1,540,875           1,514,036
                                                    ==========          ==========          ==========          ==========


Note 18. Unaudited Interim Financial Information

         The accompanying unaudited interim consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all information and disclosures required by generally accepted accounting principles for complete financial statements. The accompanying unaudited interim consolidated financial statements do not purport to contain all the necessary financial statement disclosures required by generally accepted accounting principles that might otherwise be necessary in the circumstances and should be read with the fiscal 1999 consolidated financial statements and notes.

         In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for fair presentation have been included. The results of operations for the three-month periods ended March 31, 2000 and 1999, are not necessarily indicative of the results that may be expected for the entire fiscal year or any other period.

                         BANCTENN CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 1999 and 1998


Note 19. Condensed Parent Company Financial Statements

         Financial information pertaining only to BancTenn Corp. is as follows:


                                 BALANCE SHEETS


                                                                             December 31,
                                                                   --------------------------------
                                                                      1999                 1998
                                                                   -----------          -----------
          ASSETS

          Cash and due from banks                                  $   497,512          $   297,960
          Securities available for sale                              4,099,605            1,001,851
          Other assets                                                 561,993              804,843
          Investment in subsidiary                                  20,087,282           17,903,777
                                                                   -----------          -----------

               Total assets                                        $25,246,392          $20,008,431
                                                                   ===========          ===========

          LIABILITIES AND STOCKHOLDERS' EQUITY

          Notes payable                                            $ 3,000,000          $        --
          Other liabilities                                             53,717               32,855
          Stockholders' equity                                      22,192,675           19,975,576
                                                                   -----------          -----------

               Total liabilities and stockholders' equity          $25,246,392          $20,008,431
                                                                   ===========          ===========


                                INCOME STATEMENTS


                                                                             December 31,
                                                                   --------------------------------
                                                                       1999                 1998
                                                                   -----------          -----------
          Equity in subsidiary's earnings                          $ 2,940,035          $ 2,450,000
                                                                   -----------          -----------

          Interest expense                                             145,013                   --
          Noninterest expense                                          977,901              771,964
          Income tax (benefit) expense                                (417,673)            (264,511)
                                                                   -----------          -----------

               Total expense                                           705,241              507,453
                                                                   -----------          -----------

               Net income                                          $ 2,234,794          $ 1,942,547
                                                                   ===========          ===========

                         BANCTENN CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 1999 and 1998


Note 19. Condensed Parent Company Financial Statements (continued)

                            STATEMENTS OF CASH FLOWS


                                                                                   December 31,
                                                                         ---------------------------------
                                                                            1999                  1998
                                                                         -----------           -----------
          CASH FLOWS FROM OPERATING ACTIVITIES

             Net income                                                  $ 2,234,794           $ 1,942,547
             Adjustments to reconcile net income to net cash
               provided by (used in) operating activities:
                 Equity in earnings of subsidiary                         (2,642,896)             (985,964)
                 Change in operating assets and liabilities                  263,712              (524,941)
                                                                         -----------           -----------

                      Net cash provided by (used in)
                        operating activities                                (144,390)              431,642
                                                                         -----------           -----------

          CASH FLOWS FROM INVESTING ACTIVITIES
             Purchase of securities available for sale                    (3,097,754)             (723,101)
                                                                         -----------           -----------

          CASH FLOWS FROM FINANCING ACTIVITIES
             Proceeds from borrowings                                      3,000,000                    --
             Issuance of common stock and stock split                        498,794               231,884
             Dividends paid                                                  (57,098)              (56,514)
                                                                         -----------           -----------

                      Net cash provided by financing activities            3,441,696               175,370
                                                                         -----------           -----------

          NET INCREASE (DECREASE) IN CASH
             AND CASH EQUIVALENTS                                            199,552              (116,089)

          CASH AND CASH EQUIVALENTS,
             beginning of year                                               297,960               414,049
                                                                         -----------           -----------

          CASH AND CASH EQUIVALENTS,
             end of year                                                 $   497,512           $   297,960
                                                                         ===========           ===========



TABLE OF CONTENTS                               PAGE

Summary..........................................3
Risk Factors.....................................7
A Warning About Forwarding
 Looking Statements.............................12
The Offering....................................13
Use of Proceeds.................................16
Market Price of and Dividends on
 Common Stock...................................17
Dilution........................................18
Capitalization..................................19
Business of BancTenn Corp.......................20
Management's Discussion and
 Analysis.......................................27
Principal Shareholders and Stock
 Ownership of Management........................48
Directors and Executive Officers................50
Compensation....................................54
Related Party Transactions......................60
Description of Our Capital Stock................61
Important Provisions of Our Charter
 and Bylaws.....................................62
Shares Eligible for Future Sale.................66
Supervision And Regulation......................67
Legal Matters...................................75
Experts.........................................75
Reports To Shareholders.........................75
Additional Information..........................75
Index to Consolidated Financial
 Statements....................................F-1








                                 BANCTENN CORP.



                                     428,571

                                    SHARES OF


                                  COMMON STOCK

                                   PROSPECTUS






                                 _________, 2000

















         Prospective investors may rely only on the information contained in this prospectus. BancTenn Corp. has not authorized anyone to provide prospective investors with different or additional information. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.

         No action is being taken in any jurisdiction outside the United States to permit a public offering of the common stock or possession or distribution of this prospectus in any such jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe the restrictions of that jurisdiction related to this offering and the distribution of this prospectus.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.          Indemnification of Directors and Officers.

         Consistent with the applicable provisions of the laws of Tennessee, the registrant's charter and bylaws provide that the registrant shall have the power to indemnify its directors and officers against expenses (including attorneys' fees) and liabilities arising from actual or threatened actions, suits or proceedings, whether or not settled, to which they become subject by reason of having served in such role if such director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the registrant and, with respect to a criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Advances against expenses shall be made so long as the person seeking indemnification agrees to refund the advances if it is ultimately determined that he or she is not entitled to indemnification. A determination of whether indemnification of a director or officer is proper because he or she met the applicable standard of conduct shall be made (1) by the board of directors of the registrant, (2) in certain circumstances, by independent legal counsel in a written opinion or, (3) by the affirmative vote of a majority of the shares entitled to vote.

         In addition, Article 16 of the registrant's charter, subject to certain exceptions, eliminates the potential personal liability of a director for monetary damages to the registrant and to the shareholders of the registrant for breach of a duty as a director. There is no elimination of liability for (1) a breach of the duty of loyalty to the registrant or its shareholders, (2) an act or omission involving intentional misconduct or a knowing violation of law, and
(3) liability regarding unlawful distributions of corporate property. The charter does not eliminate or limit the right of the registrant or its shareholders to seek injunctive or other equitable relief not involving monetary damages.

Item 25.          Other Expenses of Issuance and Distribution.

         Estimated expenses, other than underwriting discounts and commissions, of the sale of the Registrant's common stock, $8.00 par value, are as follows:

         Securities and Exchange Commission Registration Fee                         $    3,168
         Legal Fees and Expenses                                                         35,000
         Accounting Fees and Expenses                                                    10,000
         Printing and EDGAR                                                              30,000
         Miscellaneous                                                                   16,832
                                                                                     ----------
                  Total                                                              $   95,000


Item 26.          Recent Sales of Unregistered Securities.

         None.

Item 27.          Exhibits.


Exhibit
Number            Description
-------           -----------

3.1               Amended and Restated Charter
3.2               Bylaws
4.1*              Specimen Common Stock Certificate
4.2               See Exhibits 3.1 and 3.2 for provisions of the Charter and
                  Bylaws defining rights of holders of the common stock
5.1               Legal Opinion of Hunter, Smith & Davis, LLP
10.1              BancTenn Corp. 1992 Employee Stock Incentive Plan and Forms of
                  Qualified and Nonqualified Stock Option Agreements
10.2              Amendment No. 1 to 1992 Employee Stock Incentive Plan, dated
                  May 13, 1995
10.3              Amendment No. 2 to 1992 Employee Stock Incentive Plan, dated
                  November 6, 1995
10.4              Amendment No. 3 to 1992 Employee Stock Incentive Plan dated
                  May 23, 1997
10.5              Amendment No. 4 to 1992 Employee Stock Incentive Plan dated
                  May 15, 1998
10.6              Amendment No. 5 to 1992 Employee Stock Incentive Plan dated
                  June 1, 1999
10.7              Amendment No. 6 to 1992 Employee Stock Incentive Plan dated
                  April 24, 2000
10.8              BancTenn Corp. 1996 Employee Stock Purchase Plan
10.9              Amendment No. 1 to BancTenn Corp. Employee Stock Purchase Plan
                  dated May 9, 1997
10.10             Amendment No. 2 to BancTenn Corp. Employee Stock Purchase Plan
                  dated May 13, 1999
10.11             Amendment No. 3 to BancTenn Corp. Employee Stock Purchase Plan
                  dated April 24, 2000
10.12             BancTenn Corp. Change of Control Compensation Agreement, dated
                  April 1, 1997 (Colon A. Terrell, Jr.)
10.13             Bank of Tennessee Change of  Control Compensation Agreement,
                  dated April 1, 1997 (Roy L. Harmon, Jr.)
10.14             BancTenn Corp. Directors Stock Option Plan, effective April 24,
                  2000
10.15             BancTenn Corp. Directors Fee Deferral Plan, effective January 1,
                  2001
10.16             Bank of Tennessee Split Dollar Insurance Plan, dated May 12,
                  1994
10.17             BancTenn Corp. Split Dollar Life Insurance Plan, Plan
                  Agreement, dated January 1, 1999 (Colon A. Terrell, Jr.)
10.18             BancTenn Corp. Split Dollar Life Insurance Plan, Plan Agreement,
                  dated January 1, 1999 (Roy L. Harmon, Jr.)
10.19             BancTenn Corp. Split Dollar Life Insurance Plan, Plan Agreement,
                  dated January 1, 1999 (Kenneth H. Maloy)
10.20             BancTenn Corp. Split Dollar Life Insurance Plan, Plan Agreement,
                  dated January 27, 2000 (Tony L. Howell)
10.21             BancTenn Corp. Split Dollar Life Insurance Plan, Plan Agreement,
                  dated February 25, 2000 (Mary Mac Wilson)
21.1              List of Subsidiaries
23.1              Consent of Hazlett, Lewis & Bieter, PLLC, dated May 12, 2000
23.2              Consent of Hunter, Smith & Davis, LLP--(contained in Exhibit 5.1)
24.1              Power of Attorney (Reference is made to page II-5)
27.1              Financial Data Schedule (for SEC use only) 12/31/98
27.2              Financial Data Schedule (for SEC use only) 12/31/99
27.3              Financial Data Schedule (for SEC use only) 03/31/00

99.1*             Subscription Agreement (Exercise of Preemptive Rights)
99.2*             Subscription Agreement (Public Offering)

-------------------
*  To be filed by amendment.

Item 28.          Undertakings.

         The Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby undertakes as follows:

         (a)      (1)      To file, during any period in which it offers or
         sells securities, a post-effective amendment to this Registration Statement to:

                           (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

                           (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                           (iii) Include any additional or changed material information on the plan of distribution.

         (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         (3) File a post-effective amendment to remove from registration any of the securities being registered that remain unsold at the end of the offering.

                  The Registrant hereby undertakes as follows:

         (b)      (1)      For determining any liability under the Securities
         Act, to treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this Registration Statement as of the time the Commission declared it effective.

         (2) For determining any liability under the Securities Act, to treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the Registration Statement, and that offering of the securities at that time as the initial bona fide offering of those securities

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-B and authorized this Registration Statement to be signed on its behalf by the undersigned in the city of Kingsport, State of Tennessee, on May 22, 2000.

                                    BANCTENN CORP.

                                    By:   /s/ Colon A. Terrell, Jr.
                                        ---------------------------------------
                                          Colon A. Terrell, Jr.
                                          President and Chief Executive Officer






                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints jointly and severally, William B. Greene, Jr. and Colon A. Terrell, Jr., and each of them, their respective attorneys-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments) and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or their respective substitute or substitutes, may do or cause to be done by virtue hereof.

         In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.



SIGNATURE                                        TITLE                                       DATE
---------                                        -----                                       ----


/s/ William B. Greene, Jr.                       Chairman of the Board                       May 22, 2000
---------------------------------
William B. Greene, Jr.


/s/ Colon A. Terrell, Jr.                        President and Chief Executive               May 22, 2000
---------------------------------                Officer (Principal Executive
Colon A. Terrell, Jr.                            Officer)


/s/ Mary Mac Wilson                              Executive Vice President                    May 22, 2000
---------------------------------                (Principal Financial and
Mary Mac Wilson                                  Accounting Officer)



/s/ Roy L. Harmon, Jr.                           Executive Vice President and                May 22, 2000
---------------------------------                Director
Roy L. Harmon, Jr.


/s/ C. B. Duke, IV                               Director                                    May 22, 2000
---------------------------------
C. B. Duke, IV


/s/ William R. Garwood                           Director                                    May 22, 2000
---------------------------------
William R. Garwood


/s/ John H. Poteat                               Director                                    May 22, 2000
---------------------------------
John H. Poteat


/s/ John E. Seward, Jr.                          Director                                    May 21, 2000
---------------------------------
John E. Seward, Jr.


                                INDEX TO EXHIBITS



3.2      Amended and Restated Charter
3.2      Bylaws
4.1*     Specimen Common Stock Certificate
4.2      See Exhibits 3.1 and 3.2 for provisions of the Charter and Bylaws defining rights of holders of the common stock
5.1      Legal Opinion of Hunter, Smith & Davis, LLP
10.1     BancTenn Corp. 1992 Employee Stock Incentive Plan and Forms of
         Qualified and Nonqualified Stock Option Agreements
10.2     Amendment No. 1 to 1992 Employee Stock Incentive Plan, dated May 13,
         1995
10.3     Amendment No. 2 to 1992 Employee Stock Incentive Plan, dated November
         6, 1995
10.4     Amendment No. 3 to 1992 Employee Stock Incentive Plan dated May 23,
         1997
10.5     Amendment No. 4 to 1992 Employee Stock Incentive Plan dated May 15,
         1998
10.6     Amendment No. 5 to 1992 Employee Stock Incentive Plan dated June 1,
         1999
10.7     Amendment No. 6 to 1992 Employee Stock Incentive Plan dated April 24,
         2000
10.8     BancTenn Corp. 1996 Employee Stock Purchase Plan
10.9     Amendment No. 1 to BancTenn Corp. Employee Stock Purchase Plan dated
         May 9, 1997
10.10    Amendment No. 2 to BancTenn Corp. Employee Stock Purchase Plan dated
         May 13, 1999
10.11    Amendment No. 3 to BancTenn Corp. Employee Stock Purchase Plan dated
         April 24, 2000
10.12    BancTenn Corp. Change of Control Compensation Agreement, dated April 1,
         1997 (Colon A. Terrell, Jr.)
10.13    Bank of Tennessee Change of Control Compensation Agreement, dated April
         1, 1997 (Roy L. Harmon, Jr.)
10.14    BancTenn Corp. Directors Stock Option Plan, effective April 24, 2000
10.15    BancTenn Corp. Directors Fee Deferral Plan, effective January 1, 2001
10.16    Bank of Tennessee Split Dollar Insurance Plan, dated May 12, 1994
10.17    BancTenn Corp. Split Dollar Life Insurance Plan, Plan Agreement, dated
         January 1, 1999 (Colon A. Terrell, Jr.)
10.18    BancTenn Corp. Split Dollar Life Insurance Plan, Plan Agreement, dated
         January 1, 1999 (Roy L. Harmon, Jr.)
10.19    BancTenn Corp. Split Dollar Life Insurance Plan, Plan Agreement, dated
         January 1, 1999 (Kenneth H. Maloy)
10.20    BancTenn Corp. Split Dollar Life Insurance Plan, Plan Agreement, dated
         _______, 2000 (Tony L. Howell)
10.21    BancTenn Corp. Split Dollar Life Insurance Plan, Plan Agreement, dated
         _______, 2000 (Mary Mac Wilson)
21.1     List of Subsidiaries
23.1     Consent of Hazlett, Lewis & Bieter, PLLC, dated May 22, 2000
23.2     Consent of Hunter, Smith & Davis, LLP--(contained in Exhibit 5.1)
24.1     Power of Attorney (Reference is made to page II-5)
27.1     Financial Data Schedule (for SEC use only) 12/31/98
27.2     Financial Data Schedule (for SEC use only) 12/31/99
27.3     Financial Data Schedule (for SEC use only) 12/31/00
99.1*    Subscription Agreement (Exercise of Preemptive Rights)
99.2*    Subscription Agreement (Public Offering)


-------------------
*  To be filed by amendment.